UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

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United Technologies Corporation

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United Technologies Corporation One Financial Plaza Hartford, CT 06101

February 25, 2011

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

You are cordially invited to attend UTC’s 2011 Annual Meeting of Shareowners. The meeting will be held on April 13, 2011 in the Steele Auditorium of the Heard Museum, 2301 N. Central Avenue, Phoenix, Arizona. The doors will open at 1:30 p.m. and the meeting will begin at 2:00 p.m. Mountain Standard Time. The meeting will address the following matters:

1.	Election of thirteen directors from among the nominees described in the accompanying Proxy Statement.

2.	Appointment of the firm of PricewaterhouseCoopers LLP to serve as Independent Auditor for 2011.

3.	Approval of a proposed amendment to the 2005 Long-Term Incentive Plan.

4.	An advisory vote on the compensation of the named executive officers.

5.	An advisory vote on the frequency, in future years, of an advisory vote on the compensation of the named executive officers.

6.	The shareowner proposal described in the accompanying Proxy Statement.

7.	Other business if properly raised.

Shareowners of record of UTC common stock at the close of business on February 15, 2011, the record date for the meeting, and their representatives authorized by proxy will be entitled to attend and vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

This year we will again seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many shareowners will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Shareowners can also request mailed paper copies if preferred.

Since seating is limited, please request a ticket in advance in order to attend. Please refer to page 4 of the accompanying Proxy Statement for further information concerning tickets.

Louis R. Chênevert
Chairman & Chief Executive Officer

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery. For further information on how to take advantage of this cost-saving service, please see page 61 of the enclosed Proxy Statement.

UNITED TECHNOLOGIES CORPORATION

PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please submit your proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.

The Board of Directors is soliciting proxies for the 2011 Annual Meeting of Shareowners of United Technologies Corporation (“UTC”, the “Company” or the “Corporation”) to be held on April 13, 2011. This Proxy Statement is being made available to shareowners beginning on or about February 25, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on April 13, 2011. UTC’s 2011 Proxy Statement and Annual Report to Shareowners for 2010 are available at www.proxyvote.com.

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

How does the Board of Directors recommend that I vote on the matters to be considered at the meeting? The following proposals will be considered at the meeting:

1.	Election of thirteen directors from among the nominees described in this Proxy Statement.

2.	Appointment of the firm of PricewaterhouseCoopers LLP as Independent Auditor for 2011.

3.	Amendment of the 2005 Long-Term Incentive Plan.

4.	An advisory vote on the compensation of the named executive officers.

5.	An advisory vote on the frequency, in future years, of an advisory vote on the compensation of the named executive officers.

6.	A shareowner proposal concerning adoption of additional share retention requirements for senior executives.

The Board recommends that you vote:

FOR each of the Board’s nominees for election as directors,

FOR the appointment of PricewaterhouseCoopers LLP as Independent Auditor for 2011,

FOR the amendment of the 2005 Long-Term Incentive Plan,

FOR on the advisory vote concerning the compensation of the named executive officers, and

AGAINST the shareowner proposal.

The Board is not making a recommendation on how shareowners should vote with respect to the frequency of an advisory vote on the compensation of the named executive officers. The Board would like to first consider the views of shareowners before making a determination.

YOUR VOTE IS VERY IMPORTANT! Please vote your shares in advance of the meeting, using one of the voting methods described below.

Who is entitled to vote? You are entitled to vote the shares of UTC common stock (“Common Stock”) that you owned at the close of business on February 15, 2011, which is referred to as the “record date.” Most UTC shareowners hold their shares through a broker, bank, trustee or another nominee, rather than directly in their own name, and as such are referred to as a “beneficial owner” of shares held in street name. Beneficial owners are entitled to direct their intermediary on how to vote the shares credited to their account. If you are a beneficial owner of Common Stock, your intermediary will either forward to you printed copies of the Proxy Statement and the Annual Report or will provide you with instructions on how you can access the proxy materials electronically, in either case along with instructions for directing the intermediary on how to vote your shares as described below in the response to the question “How can I vote my shares?”.

If your shares are registered directly in your name with UTC’s stock registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the registered shareowner for those shares. As the registered shareowner, you have the right to vote those shares as described below in the response to the question “How can I vote my shares?” A list of registered shareowners entitled to vote will be available at UTC’s offices, One Financial Plaza, Hartford, CT, during the ten-day period prior to the meeting, and at the meeting location during the meeting.

How can I vote my shares? Most shareowners, whether they are beneficial or registered shareowners may vote via the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot.

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Vote on the Internet. If you received a mailed Notice of Internet Availability of Proxy Materials, you may access the Proxy Statement and Annual Report and submit your proxy or voting instructions via the Internet by following the instructions provided in the Notice. If you received printed proxy materials, please follow the instructions provided on the enclosed proxy card or voting instruction card in order to vote via the Internet. On the Internet voting site, you can also request electronic delivery of future proxy materials.

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Vote by Telephone. You can vote by telephone by following the instructions provided on your proxy card or voting instruction card included with the printed proxy materials. If you received a mailed Notice of Internet Availability of Proxy Materials, you can also vote by telephone by following the instructions provided on the Internet site referred to in the Notice. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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Vote by Mail. You can vote by mail by marking, dating and signing the proxy card or voting instruction card enclosed with the printed proxy materials, and returning it in the postage-paid envelope that is provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for delivery of your letter if you decide to vote by mail.

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Voting at the Annual Meeting. Most shareowners may vote in person at the Annual Meeting whether or not they previously have voted via the Internet or by telephone or by mail. Your vote at the Annual Meeting will supersede any prior vote. If you are the beneficial owner of shares of Common Stock, you must obtain a “legal proxy” from the bank, broker, trustee or other intermediary through which you own the shares in order to receive a ballot to vote at the Annual Meeting. Procedures for voting shares held in the UTC Employee Savings Plan are described below.

In order to authenticate your vote, the Internet and telephone voting facilities require the entry of your confidential voter control number. If you vote via the Internet or by telephone, you do not need to return a proxy card or voting instruction card. Internet and telephone voting facilities will be available 24 hours a day until 10 a.m. Eastern Daylight Time on April 13, 2011 (except in the case of participants in the UTC Employee Savings Plan, who must submit voting instructions by 11:00 a.m. Eastern Daylight Time on April 11, 2011, as described below).

How can I vote my shares held in the UTC Employee Savings Plan? You can direct the voting of your proportionate interest in shares of Common Stock held by the ESOP Fund and the Common Stock Fund under the UTC Employee Savings Plan by returning a voting instruction card or by providing voting instructions via the Internet or by telephone. If you do not provide voting instructions (or if your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the trustee will vote your proportionate interest in shares held by the ESOP Fund for the voting choice that receives the greatest number of votes based on voting instructions received from ESOP Fund participants. The trustee also will vote your uninstructed proportionate interest in shares held by the Common Stock Fund for the voting choice that receives the greatest number of votes based on voting instructions received from Common Stock Fund participants. The trustee will vote all shares of Common Stock held in the ESOP Fund not allocated to participant accounts for the voting choice that receives the greatest number of votes from ESOP Fund participants who submit voting instructions with respect to their allocated shares.

IMPORTANT NOTICE TO PARTICIPANTS IN THE UTC EMPLOYEE SAVINGS PLAN: Broadridge Investor Communications (“Broadridge”), the independent tabulator of votes, must receive your voting instructions by 11:00 a.m., Eastern Daylight Time, on April 11, 2011 in order to tabulate the voting instructions of Savings Plan participants and communicate those instructions to the Savings Plan trustee, who will vote your shares. Because the Savings Plan trustee will vote shares held in the Savings Plan as described above, Savings Plan participants will not be able to vote at the meeting their shares held in the Savings Plan.

Who will count the vote? Will votes be confidential? Representatives of Broadridge will receive and tabulate proxies, act as independent Inspectors of Election, supervise the voting, decide the validity of proxies and certify their count of all votes and ballots. Broadridge has been instructed that the vote of each shareowner must be kept confidential and may not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareowners).

Why did I receive in the mail a one-page Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials? Securities and Exchange Commission (“SEC”) rules allow companies to provide shareowners with access to proxy materials over the Internet rather than mailing the materials to shareowners. To conserve natural resources and reduce costs, we are sending to many of our shareowners a Notice of Internet Availability of Proxy Materials. The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future Annual Meetings in printed form by mail or electronically by email.

How will the proxy holders vote my shares? Your shares will be voted in accordance with your instructions, whether those instructions are given via the Internet, by telephone or by mail. If you are a registered shareowner and sign and return a proxy card or vote via the Internet or by telephone but do not indicate voting instructions on one or more of the matters listed, the proxy holders will be authorized to vote your uninstructed shares:

•	for each of the Board’s nominees for election as a director,

•	for the appointment of the firm of PricewaterhouseCoopers LLP as Independent Auditor for 2011,

•	for the amendment of the 2005 Long-Term Incentive Plan,

•	for on the advisory vote concerning the compensation of the named executive officers, and

•	against the shareowner proposal.

If no instructions are received with respect to Proposal 5, the proxy holders will not be authorized to vote your shares and your shares will be treated as not voting on that matter.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on certain matters, but not on other matters specified under New York Stock Exchange (“NYSE”) rules. As a result:

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Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors, the amendment of the 2005 Long-Term Incentive Plan, the two advisory votes or the shareowner proposal.

•	Your broker will have the authority to exercise discretion to vote your shares with respect to the appointment of the Independent Auditor, as permitted under NYSE rules.

If a broker does not receive voting instructions, we anticipate that the broker may return a proxy card that votes uninstructed shares “FOR” or “AGAINST” the appointment of the Independent Auditor, but indicates that the broker is NOT voting on each of the other matters submitted for a vote of shareowners at the meeting. A broker’s withholding of a vote in this manner is referred to as a “broker non-vote”. In tabulating the voting result for any particular matter, shares that are the subject of a broker non-vote will be counted, where relevant, as shares entitled to vote, but will not be voted for or against the matter in question.

UTC’s Restated Certificate of Incorporation and Bylaws give shareowners the right to cumulate their votes in the election of directors. When voting for the election of directors, each shareowner is entitled to a number of votes equal to the number of shares of Common Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or distributed as votes in favor of two or more nominees, in the discretion of the shareowner. The Board of Directors is soliciting discretionary authority to cumulate votes with respect to the election of directors.

Because the telephone and Internet voting facilities do not accommodate cumulative voting, registered shareowners wishing to exercise cumulative voting rights must specify how their votes are to be cast by submitting a proxy card or, if voting in person at the Annual Meeting, by submitting a ballot that includes instructions to cumulate votes and the manner in which votes are to be distributed among the nominees. Beneficial owners of Common Stock held through a broker, trustee or other nominee generally may cumulate votes by contacting their broker, trustee or nominee for directions on how to provide cumulative voting instructions on or with their voting instruction card or by requesting a legal proxy from the record holder of their shares in order to specify in such legal proxy the beneficial shareowner’s instructions with respect to cumulative voting.

The granting of a proxy by return of a signed proxy card or submission of voting instructions in writing without providing instructions with respect to cumulative voting or by telephone or via the Internet will be deemed to confer on the designated proxy holders discretionary authority to exercise cumulative voting. In exercising cumulative voting, the proxy holders may cast the shareowner’s votes in favor of the election of some or all of the nominees in the manner as the Board of Directors shall recommend or otherwise in the discretion of the proxy holders, except that none of the shareowner’s votes will be cast for any nominee as to whom the shareowner has given instructions to vote against or abstain from voting. If a shareowner does not wish to grant the proxy holders authority to cumulate the shareowner’s votes in the election of directors, the shareowner must explicitly state such objection on the shareowner’s proxy card or voting instruction card, as applicable.

Who can attend the Annual Meeting and how can I request tickets? If you were a registered shareowner or beneficial shareowner of Common Stock at the close of business on February 15, 2011,

you or your authorized proxy may attend the Annual Meeting. Since seating is limited, we ask that shareowners request tickets in advance to attend. If your shares are registered in your name on the records of Computershare, or if you are a beneficial owner of shares through a UTC employee savings plan, you can request tickets by sending an email request to the Corporate Secretary at corpsec@corphq.utc.com or by writing to the Corporate Secretary. If you hold shares through a broker, bank, trustee or other intermediary, you may request a ticket by writing to the Corporate Secretary and including a copy of an account statement or a legal proxy from the intermediary, in either case showing your ownership of shares as of February 15, 2011. If you forget to bring a ticket, you will be admitted to the meeting only if seats remain available and you provide proof of identification and satisfactory evidence that you were a registered shareowner or beneficial shareowner of Common Stock as of February 15, 2011. All persons seeking admittance to the meeting will be requested to provide proof of identification.

PROPOSAL 1: ELECTION OF DIRECTORS

General Information Concerning the Board of Directors. UTC’s entire Board is elected annually by the shareowners. The Board, upon the recommendation of the Committee on Nominations and Governance, has nominated for election as directors at the Annual Meeting the thirteen nominees listed below, each of whom is a current director. The Board considers that each of the nominees listed brings strong skills and extensive experience to the Board, giving the nominees as a group the appropriate skills to exercise the Board’s oversight responsibilities.

As previously announced, Carlos M. Gutierrez resigned from the Board in December 2010, in connection with his acceptance of a senior executive position at Citigroup, Inc. The Directors extend their sincere appreciation to Secretary Gutierrez for his service.

If any of the Board’s nominees become unavailable prior to the Annual Meeting to serve as a director, the Board may select a replacement nominee or reduce the number of directors to be elected. The proxy holders will vote the shares for which they serve as proxy for any replacement candidate nominated by the Board.

Nominees. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR EACH OF THE FOLLOWING NOMINEES:

LOUIS R. CHÊNEVERT, Chairman & Chief Executive Officer, United Technologies Corporation. Mr. Chênevert was elected Chairman & Chief Executive Officer in January 2010. He previously served as President and Chief Executive Officer from April 2008 through December 2009, as President and Chief Operating Officer from March 2006 through April 2008, and as President of the Pratt & Whitney division of UTC from April 1999 through March 2006. Mr. Chênevert is a member of the US-India CEO Forum, The Business Council and The Business Roundtable. He is a founding and current director of the Board of Directors for the Friends of HEC Montréal and President of the HEC Advisory Board. He also serves on the Board of Directors of the Congressional Medal of Honor Foundation and on the Yale Cancer Center’s Advisory Board. In 2005, Mr. Chênevert was inducted as a Fellow of the American Institute of Aeronautics and Astronautics (AIAA). Mr. Chênevert is 53 and has been a UTC director since 2006.

Mr. Chênevert’s qualifications for election to UTC’s Board include his demonstrated leadership skills and extensive operating executive experience acquired in major aerospace and advanced technology businesses with global activities. He is highly experienced in driving operational excellence, development of innovative technologies and attainment of financial objectives under a variety of economic and competitive conditions.

JOHN V. FARACI has been Chairman and Chief Executive Officer of International Paper (paper, packaging and distribution) since 2003. Earlier in 2003, he was elected President and a director of International Paper, and previously served as Executive Vice President and Chief Financial Officer, with additional corporate responsibility for the company’s former majority-owned New Zealand subsidiary, Carter Holt Harvey. He joined International Paper in 1974. He serves as Chairman of the Brazil-US Business Council. He is a member of the Citigroup International Advisory Board, American Enterprise Institute, the Moscow School of Management – SKOLKOVO Advisory Board and the Denison University Board of Trustees. Mr. Faraci is 61 and has been a UTC director since 2005.

Mr. Faraci’s qualifications for election to UTC’s Board include his ability to provide the perspective of an active Chief Executive Officer, based upon his leadership experience at a large international corporation with operations worldwide. He has overseen significant changes in International Paper’s portfolio of businesses while continuing its commitment to responsible stewardship of natural resources, as affirmed in published sustainability reports. Mr. Faraci qualifies as an audit committee financial expert due to his experience as Chief Executive Officer in supervising the principal financial officer at International Paper, as well as his previous experience as CFO for International Paper.

JEAN-PIERRE GARNIER, Ph.D., served as Chief Executive Officer of Pierre Fabre SA (pharmaceuticals and cosmetics) from 2008 to 2010. He previously served as Chief Executive Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc from 2000 to 2008. Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc from 1996 to 2000. Dr. Garnier is also a director of Renault S.A. and Cerenis Therapeutics. In 2009, he was made a Knight Commander of the British Empire. In 2007, he was promoted from Chevalier to Officier de la Légion d’Honneur of France. In 2006, he was named to the global list of top 20 CEOs by the Best Practice Institute. He was previously a board member of the Stanford Advisory Council on Interdisciplinary Biosciences, Weill Cornell Medical College, and the Dubai International Capital Advisory Board. He is currently Chairman of NormOxys (biotechnology development), an operating partner at Advent International (global private equity) and a member of the Board of Trustees of the Paul Newman Foundation. Dr. Garnier is 63 and has been a UTC director since 1997.

Dr. Garnier’s qualifications for election to UTC’s Board include his ability to bring to the Board his broad international perspective, as well as his experience as CEO for two large public companies with global operations. Following the merger in 2000 of Glaxo Welcome plc and SmithKline Beecham, Dr. Garnier oversaw the successful integration of these two large companies involved to a significant extent in different sectors of the pharmaceutical industry. Due to his many years of experience leading large organizations in the U.S. and in Europe, Dr. Garnier also has extensive expertise in executive compensation programs in these markets.

JAMIE S. GORELICK is a partner at the international law firm, WilmerHale, having joined the firm in 2003. Ms. Gorelick represents companies on regulatory, compliance, governance and enforcement issues. She has held numerous positions in the U.S. Government, serving as Deputy Attorney General of the United States, as General Counsel of the Department of Defense, as Assistant to the Secretary of Energy, and as a member of the bipartisan National Commission on Terrorist Threats Upon the United States. She is currently a member of the boards of the John D. and Catherine T. MacArthur Foundation, the Washington Legal Clinic for the Homeless, and The Urban Institute. She is a member of the Council on Foreign Relations. She served as a director of Schlumberger, Ltd. from 2002 to 2010. Ms. Gorelick is 60 and has been a UTC director since 2000.

Ms. Gorelick’s qualifications for election to UTC’s Board include her extensive experience in government, which is beneficial to UTC as a major government contractor, as well as her experience counseling on complex litigation, investigation and compliance matters. Ms. Gorelick is co-chair of WilmerHale’s Defense, National Security and Government Contracts Practice Group. She provides important insights on government relations, public policy and contracting matters due to her extensive experience in the public sector.

EDWARD A. KANGAS served as Chairman and Chief Executive Officer of Deloitte, Touche, Tohmatsu (audit and tax services) from 1989 to 2000. He has served as Non-Executive Chairman of the Board at Tenet Healthcare Corporation since July 2003, and is a board member of Allscripts Healthcare Solutions, Inc., Hovnanian Enterprises Inc. and Intuit Inc. He is a past Chairman of the National Multiple Sclerosis Society and is an Executive Committee member of the Committee for Economic Development. Mr. Kangas is 66 and has been a UTC director since 2008.

Mr. Kangas’ qualifications for election to UTC’s Board include his extensive financial and accounting expertise, acquired through oversight of Deloitte’s audits of public companies in a wide range of industries. His service as non-executive chairman of a healthcare company and as a director of a housing and a technology company add to his general industry knowledge relevant to UTC and its businesses. Mr. Kangas qualifies as an audit committee financial expert.

ELLEN J. KULLMAN has served as Chair of E.I. du Pont de Nemours and Company (basic materials and innovative products and services for diverse industries) since January 2010, as Chief Executive Officer of DuPont since January 2009 and as a director of DuPont since 2008. Mrs. Kullman served as President of DuPont from October 2008 to December 2008. From June 2006 through September 2008, she served as Executive Vice President responsible for DuPont Coatings & Color Technologies; DuPont Electronic & Communication Technologies; DuPont Performance Materials; DuPont Safety & Protection; Marketing & Sales; Pharmaceuticals; Risk Management; and Safety & Sustainability. Prior to that, Mrs. Kullman was Group Vice President-DuPont Safety & Protection. She is a member of the boards of Tufts University and the U.S.-India CEO Forum. Mrs. Kullman formerly served as a director of General Motors Company from 2004 to 2008. She is 55 and has been a UTC director since January 2011.

Mrs. Kullman’s qualifications for election to UTC’s Board include her experience as Chair and CEO of an S&P 100 company with a 200 plus year history of innovation and diverse operations worldwide. She brings extensive experience in the application of market-driven science to the development of important franchises and brands, with focus on sustainable products and enhancement of shareowner value during periods of economic growth and challenge. She has deep experience and offers insights in the implementation of business strategies in major global markets, including many of importance to UTC.

CHARLES R. LEE served as the Non-Executive Chairman of the Board of Directors of Verizon Communications (telecommunications) from April 2002 to December 2003. He was Chairman and Co-Chief Executive Officer of Verizon Communications from June 2000 to March 2002. Prior to the merger of GTE Corporation and Bell Atlantic Corporation to form Verizon Communications, Mr. Lee served as Chairman and Chief Executive Officer of GTE Corporation from 1992 to 2000. He is a director of United States Steel Corporation, Marathon Oil Corporation and DIRECTV. Mr. Lee is a Trustee Emeritus and Presidential Councilor of Cornell University. In addition, he serves on the Board of Overseers for the Weill Cornell Medical College and is a member of The Business Council. He served as a director of The Proctor & Gamble Company from 1994 to 2010. Mr. Lee is 71 and has been a UTC director since 1994.

Mr. Lee’s qualifications for election to UTC’s Board include his ability to provide the insight and perspectives of a successful and long-serving CEO of a major telecommunications company. He also oversaw the integration of two large telecommunications companies with differing operations and networks. Mr. Lee previously served as the Chief Financial Officer of GTE Corporation. His service on the boards of several other large public companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

RICHARD D. MCCORMICK served as Chairman of the Board of U S WEST, Inc. (telecommunications) from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from May 1992 until June 1998. He is also a director of Wells Fargo and Company. In addition, he is a former Chairman and Honorary Chairman of the International Chamber of Commerce, a former Chairman and Vice Chairman of the United States Council for International Business, a trustee of the Denver Art Museum, Vice President of the Denver Art Museum Foundation and Director Emeritus of Creighton University. He served as a director of Nortel Networks Corporation and Nortel Networks Limited from 2005 to 2009. Mr. McCormick is 70 and has been a UTC director since 1999.

Mr. McCormick’s qualifications for election to UTC’s Board include his ability to offer the perspectives of a former CEO of a major public company that successfully adjusted to significant structural and technological changes in its industry. His chairmanships of the International Chamber of Commerce and the United States Council for International Business allow him to provide important insights into issues facing companies with extensive international operations. Due to his experience supervising the principal financial officer of U S WEST, Mr. McCormick also qualifies as an audit committee financial expert.

HAROLD MCGRAW III has been Chairman of the Board of The McGraw-Hill Companies (global information services) since 1999 and President and Chief Executive Officer of McGraw-Hill since 1998. Mr. McGraw was President and Chief Operating Officer of McGraw-Hill from 1993 to 1998. He is also a director of ConocoPhillips. Mr. McGraw is Chairman of the Emergency Committee for American Trade, the United States Council for International Business, and the U.S.-India Business Council. He also serves on the U.S.-India CEO Forum, the U.S. Trade Representative’s Advisory Committee for Trade Policy and Negotiations, and the executive committee of The Business Roundtable. In addition, he chairs the Committee Encouraging Corporate Philanthropy and serves on the boards of many organizations including the Council for Economic Education, the New York Public Library, Carnegie Hall, and the National Academy Foundation. Mr. McGraw is 62 and has been a UTC director since 2003.

Mr. McGraw’s qualifications for election to UTC’s Board include his extensive experience as an active CEO of a leading provider of global information services with a diverse portfolio of knowledge-based businesses. Under his leadership McGraw-Hill has undergone significant changes, while building a portfolio of businesses designed to perform well in a variety of economic and market conditions. McGraw-Hill is a recognized global leader in providing critical financial, construction and aerospace industry data and other reports relied upon by major companies and investors.

RICHARD B. MYERS, Ret. U.S. Air Force General, served as Chairman of the U.S. Joint Chiefs of Staff from 2001 to 2005. He was the principal military adviser to the President, Secretary of Defense, and the National Security Council. He was appointed Vice Chairman by President Clinton, which included acting as Chairman of the Joint Requirements Oversight Council, Vice Chairman of the Defense Acquisition Board, and member of the National Security Council Deputies Committee and the Nuclear Weapons Council. He also serves on the boards of Aon Corporation, Deere & Company, Northrop Grumman and Rivada Networks. General Myers is the Foundation Professor of Military History at Kansas State University and holds the Colin Powell Chair of National Security Leadership, Character and Ethics at the National Defense University. He is a member of the Defense Health Board. General Myers is 68 and has been a UTC director since 2006.

General Myers’ qualifications for election to UTC’s Board include his deep experience in military affairs, as well as global security and geo-political issues acquired during his distinguished career in the military and service as Chairman of the Joint Chiefs of Staff. General Myers served as the principal military advisor to national leaders during the earliest stages of the U.S. response to the attacks of September 11, 2001. General Myers provides UTC with critical leadership experience and perspectives on opportunities and challenges for UTC’s government contracting businesses.

H. PATRICK SWYGERT served as President of Howard University from 1995 to 2008. Mr. Swygert served as President of the University at Albany, State University of New York from 1990 to 1995, and as Executive Vice President of Temple University from 1987 to 1990. He also serves on the board of The Hartford Financial Services Group Inc. Mr. Swygert served as a director of Fannie Mae from 2000 to 2008. Mr. Swygert is a member of the Central Intelligence Agency’s External Advisory Board, the Advisory Council for the Smithsonian Institution’s National Museum of African American History and Culture, the D.C. Emancipation Commemoration Commission, the U.S. National Commission for the United Nations Educational, Scientific and Cultural Organization (UNESCO), and the Eisenhower Fellowship Foundation. Mr. Swygert is 67 and has been a UTC director since 2001.

Mr. Swygert’s qualifications for election to UTC’s Board include his leadership skills in overseeing the financial and academic revitalization of two major universities, as well as his ability to provide important perspectives on a wide range of government relations and civic issues. In addition to his senior leadership experience in academia, Mr. Swygert also has had a distinguished career in government service, in the law and as a law professor.

ANDRÉ VILLENEUVE is Chairman of the City of London’s International Regulatory Strategy Group. He served as Non-Executive Chairman of LIFFE (now part of NYSE Euronext group), the London futures and derivatives exchange, from 2003 to 2009. He was an executive director of Reuters from 1989 to 2000. He was Chairman of Instinet Corp., an electronic brokerage subsidiary of Reuters, from 1990 to 1999, and Executive Chairman from 1999 to 2002. Mr. Villeneuve was Chairman of Promethee, the French think tank, from 1998 to 2002 and non-executive director of Aviva PLC from 1996 to 2006. He served as a non-executive director of IFRI (Institut Francais des Relations Internationales) from 2003 to 2009 and EuroArbitrage from 2003 to 2009. He is a non-executive director of the Lloyds Franchise Board, IFSL (International Financial Services London), TheCityUK and serves on several City of London steering groups. Mr. Villeneuve is 66 and has been a UTC director since 1997.

Mr. Villeneuve’s qualifications for election to UTC’s Board include his ability to offer a broad international perspective on issues considered by the Board and his extensive expertise in financial markets for complex securities and financial information services. Mr. Villeneuve’s supervision of principal financial officers of several large businesses of Reuters qualifies him as an audit committee financial expert. He provides important perspectives on financial markets and financial and economic trends.

CHRISTINE TODD WHITMAN served as Administrator of the U.S. Environmental Protection Agency from January 2001 through June 2003. She was Governor of the State of New Jersey from 1994 through 2001. She has served as President of The Whitman Strategy Group (environment and public policy consulting) since December 2004. Governor Whitman is a director of Texas Instruments Incorporated, S.C. Johnson & Son, Inc. and the Council on Foreign Relations. In addition, she serves on the board of trustees of the Eisenhower Fellowship Foundation and as Chair of its Executive Committee, the Steering Committee of The Cancer Institute of New Jersey, and the Governing Board of the Park City Institute. She is a member of the National Council of the National Parks Conservation Association and the American Security Project. Governor Whitman is 64 and has been a UTC director since 2003.

Governor Whitman’s qualifications for election to UTC’s Board include her ability to provide important perspectives on environmental, public policy and government relations issues, based on her extensive experience leading national environmental initiatives and her service as Governor of the State of New Jersey. She is able to provide insights on a broad range of current and developing issues due to her firm’s active consulting practice on environmental and public policy issues.

Security Ownership of Directors, Nominees, Executive Officers and Certain Beneficial Owners. The following table shows, as of February 15, 2011, the shares of Common Stock beneficially owned (as that term is defined under SEC Rule 13d-3) by each director, nominee for election as a director, each of the named executive officers listed in the Summary Compensation Table on page 33 of this Proxy Statement (the “Named Executive Officers”) and all directors and executive officers as a group. Each director, nominee and executive officer, and the directors and executive officers as a group beneficially owned less than 1% of the outstanding shares of Common Stock. Except as otherwise indicated in footnotes to the table below, each of the persons listed had sole voting power and sole investment power with respect to the shares shown as beneficially owned.

Name	Shares Beneficially Owned(1)
Louis R. Chênevert	1,948,856
John V. Faraci	22,734
Jean-Pierre Garnier	93,561
Jamie S. Gorelick	90,779
Edward A. Kangas	14,499
Ellen J. Kullman	1,266
Charles R. Lee	159,120
Richard D. McCormick	110,964
Harold McGraw III	44,876
Richard B. Myers	14,865
H. Patrick Swygert	39,168
André Villeneuve	78,444
Christine T. Whitman	34,401
Ari Bousbib	1,360,288	(2)
Geraud Darnis	1,092,369
Gregory J. Hayes	390,896	(3)
David P. Hess	347,388
Didier Michaud-Daniel	142,990
Directors & Executive Officers as a group (25 in total)	7,742,657	(4)(5)

(1)	The shares of Common Stock shown as beneficially owned include the shares listed in the table below as to which the listed person or group: (i) had the right to acquire beneficial ownership within 60 days through exercise of stock options or otherwise, (ii) had the right to acquire beneficial ownership within 60 days through the conversion of restricted stock units (“RSUs”) upon resignation or retirement from UTC’s Board of Directors or (iii) had the right to acquire beneficial ownership within 60 days through the conversion of deferred stock units (“DSUs”) upon resignation or retirement from UTC’s Board of Directors. The restricted stock units and deferred stock units are more fully described in “Director Compensation” on pages 44 and 45 of this Proxy Statement.

Name	Shares as to which listed person has right to acquire beneficial ownership within 60 days by exercise of stock options		Shares as to which listed person has right to acquire ownership within 60 days upon conversion of RSUs	Shares as to which listed person has right to acquire ownership within 60 days upon conversion of DSUs
L. Chênevert	1,604,000		—	—
J. Faraci	—		1,950	20,783
J. Garnier	26,000		—	50,896
J. Gorelick	39,920		—	28,952
E. Kangas	—		2,194	12,305
E. Kullman	—		1,266	—
C. Lee	29,800		—	45,690
R. McCormick	21,000		—	49,986
H. McGraw III	13,000		2,604	28,271
R. Myers	—		1,721	13,144
H. Swygert	—		3,261	34,906
A. Villeneuve	26,000		—	47,644
C. Whitman	13,000		2,604	16,896
A. Bousbib	1,252,500	(2)	—	—
G. Darnis	969,500		—	—
G. Hayes	348,900		—	—
D. Hess	302,000		—	—
D. Michaud-Daniel	117,200		13,168	—
Directors & Executive Officers as a group (25 in total)	6,281,620		63,611	346,474

(2)	Represents shares beneficially owned as of August 31, 2010, the effective date of A. Bousbib’s resignation from his position as an officer of UTC.

(3)	Includes 1,966 shares as to which G. Hayes shares voting and investment power with his spouse.

(4)	As of February 15, 2011, two executive officers who are not Named Executive Officers had pledged as security approximately 12,085 shares and 1,840 shares, respectively, of Common Stock.

(5)	Includes 1,546 shares as to which an officer who is not a Named Executive Officer shares voting and investment powers with his spouse.

The following table sets forth information as to those holders known to UTC to be beneficial owners, as that term is defined under SEC Rule 13d-3, of more than five percent of the outstanding shares of Common Stock as of December 31, 2010.

Name and Address	Shares		Percent of Class
State Street Corporation State Street Financial Center 1 Lincoln Street Boston, MA 02111	111,972,713	(1)	12.15	(1)

(1)

In a filing made with the SEC, State Street Corporation, acting in various fiduciary capacities, reported that it held as of December 31, 2010 sole voting power with respect to 0 shares of Common Stock, shared voting power with respect to 111,972,713 shares of Common Stock, sole dispositive power with respect to 0 shares of Common Stock and shared dispositive power with respect to 94,247,440 shares of Common Stock. State Street Corporation also reported that its wholly-owned subsidiary, State Street Bank & Trust Company, held 72,852,752 of these shares in its capacity as Trustee for UTC’s Employee Savings Plan. Each of the reporting entities disclaims beneficial ownership of the reported shares.

Stock Ownership Guidelines. To strengthen the alignment of management with the interests of shareowners, the Board has adopted stock ownership guidelines for members of the Board and for UTC’s most senior management group. Non-employee members of the Board of Directors are required to own shares of Common Stock, tax deferred stock units or other common share equivalents having a value equal to at least five times the applicable annual base retainer amount (currently $96,000, resulting in a requirement that the person own shares with a market value of at least $480,000) within five years of joining the Board. The Chief Executive Officer (“CEO”) is required to own shares or common share equivalents having a value equal to at least six times base salary within five years of attaining that position. Members of the senior management group are required to own shares or common share equivalents having a value equal to three times their base salary within five years of joining the senior management group.

In addition to the shares of Common Stock shown in the table on page 11 as beneficially owned, each of the executive officers listed in the table below holds instruments that correspond in value to a share of Common Stock and accordingly are viewed as common share equivalents under UTC’s stock ownership guidelines.

Name	Common Share Equivalents
L. Chênevert	11,469(1)
G. Hayes	6,075(1)

(1)	Vested, non-voting deferred stock units acquired under the UTC Deferred Compensation Plan.

Director Independence. The Board has adopted independence standards for directors that meet the independence requirements set forth in the NYSE corporate governance rules for listed companies. UTC’s standards are included in UTC’s Corporate Governance Guidelines, which are available on UTC’s website at http://www.utc.com/Governance/Board+of+Directors. The Board has affirmatively determined that each of the nominees for election as a director at the Annual Meeting, other than Mr. Chênevert, is independent of UTC in accordance with these standards. Specifically, none of the nominees, other than Mr. Chênevert, has a business, financial, family or other relationship with UTC (other than as a director and shareowner of UTC), except for relationships that are immaterial under UTC’s independence standards. In determining that each such director is independent, the Board considered all relevant facts and circumstances, including charitable contributions that UTC made to non-profit organizations with which directors are or have been associated. The Board also considered that UTC and its subsidiaries in the ordinary course of business sell products and services to and purchase products and services from companies at which some of the nominees are or have been employed as officers or serve as directors. In all cases, the contributions made by UTC, or the payments received or made by UTC, in each of the years 2008, 2009 and 2010 did not exceed the greater of $1 million or 0.5% of the other organization’s total revenues. These levels are well below the thresholds in UTC’s independence standards, which are set at the greater of $1 million or 2% of total gross revenues of the other organization.

The following table identifies the relationships that existed in 2010 and were considered by the Board in making its determination regarding the independence of the nominees.

Director	Organization	Type of Organization	Director’s Relationship to Organization	Type of Transaction, Relationship or Arrangement of that Organization with UTC	2010 Aggregate Amount of Payments
John V. Faraci	International Paper	corporation	Chairman and Chief Executive Officer	Purchases from UTC, principally elevator and air conditioning services and products; sales to UTC of paper products.	$1,688,000; $511,000
	Denison University	educational institution	board member	Contributions received from UTC.	(1)
Jean-Pierre Garnier	NormOxys, Inc.	corporation	Chairman	Purchases from UTC, principally elevator services and products.	$117,000
	Stanford University	educational institution	board member of an interdisciplinary advisory council	Contributions received from UTC.	(1)
Ellen J. Kullman	DuPont	corporation	Chair and Chief Executive Officer	Purchases from UTC, principally elevator and air conditioning services and products; sales to UTC of materials.	$3,698,000; $30,190,000
	Tufts University	educational institution	board member	Contributions received from UTC.	(1)
Charles R. Lee	Cornell University	educational institution	university advisory council member; board member of medical college	Contributions received from UTC.	(1)
Harold McGraw III	The McGraw-Hill Companies	corporation	Chairman and Chief Executive Officer	Purchases from UTC, principally elevator and air conditioning services and products; sales to UTC of industry statistics and reports.	$2,000; $1,499,000
	The New York Public Library	public library	board member	Contributions received from UTC.	(1)
Richard D. McCormick	Creighton University	educational institution	board member	Contributions received from UTC.	(1)
Richard B. Myers	National Defense University	educational institution	professor	Contributions received from UTC.	(1)
H. Patrick Swygert	Howard University	educational institution	professor; former president	Purchases from UTC, principally elevator services and products; recruiting fees received from UTC.	$1,176,000; $68,000
	Eisenhower Fellowship Foundation	non-profit providing fellowships to mid-career emerging leaders	board member	Charitable contributions received from UTC.	(1)
Christine Todd Whitman	Eisenhower Fellowship Foundation	non-profit providing fellowships to mid-career emerging leaders	board member	Charitable contributions received from UTC.	(1)

(1)	UTC’s aggregate contributions for 2010 to each of the non-profit organizations identified in this table did not exceed $200,000 and the average contribution was $28,546.

Committees of the Board. The standing committees of the Board consist of the Audit Committee, the Committee on Nominations and Governance, the Committee on Compensation and Executive Development, the Finance Committee and the Public Issues Review Committee. Each committee, other than the Finance Committee, is composed solely of directors determined by the Board to be independent in accordance with NYSE corporate governance rules. The charter of each committee is available on UTC’s website at http://www.utc.com/Governance/Board+of+Directors.

The Audit Committee assists the Board in its oversight of the integrity of UTC’s financial statements, the qualifications and independence of the Independent Auditor and UTC’s policies and practices to assess and manage exposure to risk. The Committee nominates, for appointment by shareowners, an accounting firm to serve as Independent Auditor and is responsible for the compensation, retention and oversight of the Independent Auditor. Directors Faraci (Chair), Kangas, McCormick, Myers, Swygert and Villeneuve are members of the Committee. The Board has determined that Directors Faraci, Kangas, McCormick and Villeneuve are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission. During 2010, the Committee held eight meetings.

The Committee on Nominations and Governance identifies and periodically reviews the qualifications that the Board considers important in selecting candidates for service as a director and, when there is a vacancy on the Board, identifies, evaluates and recommends candidates for nomination by the Board for election by the shareowners or for election by the Board if the Board decides to fill a vacancy that arises between shareowner meetings. The Committee also reviews and recommends appropriate governance practices and compensation for directors. Directors Faraci, Garnier, Lee, McCormick (Chair), McGraw and Whitman are members of the Committee. During 2010, the Committee held four meetings.

The Committee has determined that candidates for the Board should have the following qualifications:

•	the ability to exercise objectivity and independence in making informed business decisions;

•	extensive knowledge, experience and judgment;

•	the highest integrity;

•	loyalty to the interests of UTC and its shareowners;

•	a willingness to devote the considerable time necessary to fulfill a director’s duties;

•	the ability to contribute to the diversity of perspectives present in board deliberations; and

•	an appreciation of the role of the corporation in society.

The Committee considers candidates meeting these criteria who are suggested by directors, management and shareowners. UTC from time to time engages one or more search firms to assist in the identification and evaluation of qualified candidates. A shareowner may recommend a director candidate by submitting a letter addressed to the Corporate Secretary.

When a Board vacancy arises, the Committee seeks to identify the most capable candidates available who meet the Board’s criteria for nomination and who will be able to serve the best interests of all shareowners. In view of the geographic diversity of UTC’s operations and its global profile, the Board believes that it is important for the Board to seek candidates who, in addition to representing the interests of shareowners in general, will also contribute to the diversity of perspectives present in Board deliberations. The Committee assesses the effectiveness of UTC’s nomination policies on an annual basis, as part of the Board’s evaluation of its effectiveness as a group. In the course of this performance evaluation, the Board considers whether the Board’s composition reflects an appropriate mix of skills, experience and diversity, in relation to the needs of the Company. Adjustments are made as appropriate in priorities for identification of candidates.

The Committee on Compensation and Executive Development has the responsibilities described in the Compensation Discussion and Analysis set forth beginning on page 19 of this Proxy Statement, which include review and oversight of executive compensation and development programs, approval of corporate goals and objectives relevant to CEO compensation, setting the CEO’s compensation based on an evaluation of performance in light of these goals and objectives, review of long-term incentive plans and annual incentive compensation, and oversight of compensation policies and practices as they relate to risk management. The Committee makes compensation decisions affecting the executive officers and members of UTC’s Executive Leadership Group (the “ELG”), consisting of approximately 30 of UTC’s most senior executives. The Chairman & CEO and the Senior Vice President, Human Resources and Organization (“SVP, HR”) determine compensation of other executives and oversee program administration. The Committee also reviews management development and succession policies and programs.

Directors Garnier (Chair), Gorelick, Kangas, Lee, McCormick, McGraw and Swygert are members of the Committee. UTC has engaged Towers Watson, a human resources consulting firm, to provide peer company compensation data. Towers Watson’s database is comprised of widely available information and is accessible to its clients generally. Management also provides information and proposals for the Committee’s consideration. While the Chairman & CEO and the SVP, HR attend Committee meetings regularly by invitation, the Committee, subject to Board oversight, is the final decision maker regarding the compensation paid to each of the named executive officers listed in the Summary Compensation Table on page 33 and the other members of the ELG, while also providing oversight of compensation practices for other executive officers. The Committee considers certain matters in executive session. The Committee’s Chair reports to the Board on actions taken at each meeting. During 2010, the Committee held six meetings. The Committee has authority to retain, approve fees for and terminate independent advisers to assist in fulfillment of its responsibilities.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of UTC and major financial strategies, acquisitions and divestitures, and other significant transactions. The Committee also is responsible for oversight of risk management policies with regard to financial, capital and insurance risks. Directors Chênevert, Faraci, Gorelick, Kullman, Lee (Chair), Myers, Villeneuve and Whitman are members of the Committee. During 2010, the Committee held five meetings.

The Public Issues Review Committee reviews UTC’s charitable contributions program, community relations programs, political action committee, and responses to important public issues such as equal employment opportunity, the environment, and safety in the workplace. The Committee also reviews UTC’s annual Corporate Responsibility Report and oversees risk management policies and practices with regard to social responsibility, reputation, safety and the environment. Directors Garnier, Gorelick, Kullman, McGraw, Myers, Swygert, Villeneuve and Whitman (Chair) are members of the Committee. During 2010, the Committee held four meetings.

Leadership Structure and Lead Director. The Committee on Nominations and Governance reviews UTC’s governance practices and leadership structure. UTC’s Governance Guidelines state that there is no fixed policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined, with this decision to be made based on the best interests of UTC considering the circumstances at the time. Currently, these roles are combined with Louis R. Chênevert serving as both the Chairman of the Board and the Chief Executive Officer. Given UTC’s strong financial performance over extended periods, the Board considers that UTC has been well-served by its leadership structure over the years, including the carefully planned and multi-year transition from George David, Mr. Chênevert’s predecessor who also simultaneously held both positions, to Mr. Chênevert. The Board also considers that in the context of UTC’s global and diverse operations, UTC’s combined leadership structure provides important benefits through effective internal and external communication of critical strategies and business priorities.

The Board believes UTC’s unitary leadership structure is appropriately balanced by the designation of a Lead Director role and the independence of twelve of UTC’s thirteen directors. UTC’s non-management directors meet in regularly scheduled executive sessions without any members of management present and also, from time to time, in unscheduled, ad hoc executive sessions requested by one or more non-management directors. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Lead Director is selected from among non-management directors by the non-management directors. The Lead Director’s duties include: (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors; (ii) serving as liaison between the Chairman and the non-management directors; (iii) calling meetings of the non-management directors; (iv) participating with the Chairman in planning and setting schedules and agendas for Board meetings to be held during the year; (v) determining with the Chairman the quantity and timeliness of information to be provided to directors; (vi) annually communicating to the CEO the Board’s evaluation of his or her performance; and (vii) performing such other functions as the Board may direct. Currently, Richard D. McCormick serves as Lead Director.

The Board considers that UTC’s leadership structure facilitates the Board’s oversight of risk management and communication with management, because the Board has named a Lead Director with defined responsibilities including participation in planning meeting agendas. The Lead Director and each of the other directors are encouraged to raise matters at any time for Board and committee meetings.

Board Oversight of Risk Management. UTC has adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations (“COSO”). Under UTC’s policies, the presidents of each of UTC’s major business units are responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, prioritizing risks and actions to be taken in response, and regularly reporting to the CEO on actions to monitor and manage significant risks in order to remain within UTC’s range of risk tolerance. The CEO, Chief Financial Officer and General Counsel periodically report on UTC’s risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee annually reviews UTC’s major financial risk exposures and a number of operational, compliance, reputational and strategic risks, including practices to monitor and manage those risks. The Audit Committee also reviews and discusses UTC’s overall policies and practices for enterprise risk management, including the delegation of oversight for additional areas of risk to the appropriate Board committees. As described in the table below, each of the other Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. The Board as a whole also reviews risk management practices and a number of significant risks in the course of their reviews of corporate strategy, business plans, reports of Board committee meetings and other presentations.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Risk management process and structure, strategic risks associated with business plan, and other significant risks such as major litigation, business development risks, and succession planning.
Audit Committee	Major financial risk exposures; significant operational, compliance, reputational and strategic risks; and UTC’s overall policies and practices for enterprise risk management.
Committee on Nominations and Governance	Risks and exposures related to corporate governance, leadership structure, effectiveness of the Board and the committees for oversight of the Company, review of director candidates, conflicts of interest and review of director independence.
Committee on Compensation and Executive Development	Risks related to executive recruitment, assessment, development, retention and succession policies and programs; and risks associated with compensation policies and practices, including incentive compensation.
Finance Committee	Risks and exposures related to capital structure, liquidity, financing, pension funding and investment performance, and significant capital transactions including acquisitions and divestitures.
Public Issues Review Committee	Risks related to the environment and safety in the workplace, equal employment opportunity, responses to important public issues, government relations and other matters involving reputational risks.

Attendance. The Board met seven times during 2010. Each director attended 75% or more of the aggregate number of meetings of the Board and committees on which he or she served. The Board’s policy is that each director, if standing for re-election should attend the Annual Meeting of Shareowners if his or her schedule permits. All of the current directors, other than Mrs. Kullman (who joined the Board in January 2011), were present at the last Annual Meeting held in April 2010.

Executive Compensation

Compensation Discussion and Analysis

Guiding Principles

This Compensation Discussion and Analysis (“CD&A”) describes UTC’s executive compensation programs and policies and reviews actions taken by the Board of Directors’ Committee on Compensation and Executive Development (the “Committee”) with respect to the 2010 compensation of the executive officers listed in the Summary Compensation Table on page 33 (the “Named Executive Officers” or “NEOs”).

Under the Committee’s oversight and direction, the design of the executive compensation program promotes the recruitment and retention of senior business leaders with the requisite talent and skills to drive UTC’s financial and operational performance. The alignment of incentive compensation opportunities with the long-term interests of shareowners is an overarching principle that flows through all the Company’s executive compensation programs. For senior leadership, performance contingent stock-based compensation comprises the greatest portion of total compensation. Performance metrics are linked directly to sustainable performance and long-term shareowner value. Benchmarking assures that overall compensation levels and opportunities are aligned with competitive market practice. The design and operation of an executive compensation program for a large, complex, global enterprise such as UTC involves multiple objectives. For UTC, these can be summarized and understood by the following guiding principles:

•

Competitiveness: Total compensation should be competitive to attract, retain and motivate a leadership team capable of maximizing UTC’s performance. Each element should be benchmarked relative to peers and competitors.

•	Pay for performance: A substantial portion of compensation should be variable, contingent and directly linked to individual and Company or business unit performance.

•	Long-term focus: Long-term incentive compensation linked to shareowner value should comprise the most significant compensation opportunity for UTC’s most senior executives.

•

Balance: The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. Long-term stock-based compensation opportunities should significantly outweigh short-term cash-based opportunities. Annual objectives should be compatible with sustainable long-term performance.

•

Responsibility: Ethical, environmental, health and safety performance are intrinsic to UTC’s compensation program. Financial and operating performance should never compromise these values. The Committee expects complete commitment to ethical and social responsibility, which is a fundamental assumption underlying all aspects of the program from setting targets to conducting annual performance assessments.

•

Shareowner alignment: Long-term incentives should align the interests of executives with the long-term interests of UTC’s shareowners through stock-based compensation and performance metrics that correlate with shareowner value.

Consistent with these principles, the Committee sets the annual cash bonus opportunities and fixed compensation elements, including base salary, pension and other benefits, at the approximate median of UTC’s Compensation Peer Group (“CPG”). Long-term incentive compensation opportunities are based on UTC stock and contingent on longer-term corporate performance metrics. The potential value of long-term incentive awards exceeds the CPG median for UTC’s most senior executives.

Each NEO is a member of UTC’s Executive Leadership Group (“ELG”), comprised of UTC’s most senior executives. Compensation elements specific to the members of the ELG include a one-time share-based long-term retention award, enhanced life insurance, medical and disability benefits, a perquisite allowance and enhanced severance protection. As consideration for these benefits, ELG members assume certain obligations, including, protective covenants and share ownership requirements discussed under “Compensation and Risk” on page 31 of this Proxy Statement.

The following table sets forth compensation targets for the NEOs and other ELG members relative to CPG benchmarks. Material variations between the target and actual values are discussed under “Named Executive Officer Compensation” on page 28 of this Proxy Statement.

	ELEMENT	TARGET vs. MARKET*
Compensation	Base Salary	Median
	Annual Bonus	Median
	Long-Term Incentives	65th percentile
Benefits	Pension	Median
	Other Benefits	Median
	Perquisites	Median
Other	Severance Benefits	Below Median
	Change-in-Control Benefits	Median

*	Benchmark data from the CPG. Comparisons may vary due to differences in valuation methodologies, timing and availability of data.

New Developments for 2010

Highlights of key actions the Committee took in 2010 include:

•	Increased CEO stock ownership requirement;

•	Increased Board of Directors’ stock ownership requirement;

•	Reduced change-in-control benefits; and

•	Adjusted the Compensation Peer Group to better align with UTC.

Peer Group Benchmarking

The Compensation Peer Group consists of 24 major U.S. companies selected by the Committee with similar revenue, global scope of operations and diversified product characteristics. The Committee believes these similar characteristics make CPG companies relevant for purposes of benchmarking compensation at UTC. The Committee continually reviews the composition of the CPG and in 2010 removed three companies from the CPG, while adding AT&T, Inc. and Deere & Co. Like UTC, 13 of the 24 CPG companies are included in the Dow Jones Industrial Average. The compensation opportunities typically available and the management skill set generally required at the CPG companies make them likely competitors of UTC for executive talent.

COMPANY	FISCAL YEAR-END	REVENUE** (millions)	12/31/10 MARKET CAP** (millions)	EMPLOYEES**
3M CO.*	12/10	$26,662	$61,692	74,835
AT&T, INC.*	12/10	$124,280	$173,636	266,590
BOEING CO.*	12/10	$64,306	$47,873	160,500
CATERPILLAR, INC.*	12/10	$42,588	$59,446	104,490
DEERE & CO.	10/10	$25,550	$35,106	55,650
DOW CHEMICAL CO.	12/10	$53,674	$39,627	52,195
E. I. DU PONT DE NEMOURS & CO.*	12/10	$31,505	$45,535	60,000
EMERSON ELECTRIC CO.	9/10	$21,039	$43,122	127,700
GENERAL DYNAMICS CORP.	12/10	$32,466	$26,805	91,700
GENERAL ELECTRIC CO.*	12/10	$150,163	$194,875	304,000
HEWLETT PACKARD CO.*	10/10	$126,033	$92,217	324,600
HONEYWELL INTERNATIONAL, INC.	12/10	$33,370	$41,474	122,000
INTEL CORP.*	12/10	$43,623	$117,305	82,500
INTERNATIONAL BUSINESS MACHINES CORP.*	12/10	$99,870	$182,329	399,409
INTERNATIONAL PAPER CO.	12/10	$25,179	$11,916	56,100
JOHNSON & JOHNSON*	12/10	$61,587	$169,856	115,500
JOHNSON CONTROLS, INC.	9/10	$34,305	$27,558	137,000
LOCKHEED MARTIN CORP.	12/10	$45,803	$25,177	140,000
NORTHROP GRUMMAN CORP.	12/10	$34,757	$18,915	117,100
PFIZER, INC.*	12/10	$67,791	$140,254	116,500
PROCTER & GAMBLE CO.*	6/10	$78,938	$180,072	127,000
RAYTHEON CO.	12/10	$25,499	$16,893	75,100
TYCO INTERNATIONAL LTD.	9/10	$17,016	$20,283	108,000
VERIZON COMMUNICATIONS, INC.*	12/10	$106,565	$101,142	222,927

25th PERCENTILE		$30,294	$27,370	80,650
50th PERCENTILE		$43,106	$46,704	116,800
75th PERCENTILE		$70,578	$123,043	145,125
90th PERCENTILE		$118,966	$178,141	292,777

UNITED TECHNOLOGIES CORP.*	12/10	$54,326	$72,552	208,200
UTC PERCENTILE RANK		61.2%	62.4%	81.5%

*	Part of Dow Jones Industrial Average as of 12/31/2010.

**	Peer company data provided by Standard & Poor’s based on the most recent publically available information (as of February 9, 2011), with adjustments by Standard & Poor’s in several cases related to non-operating income or expense, equity in earnings of unconsolidated subsidiaries, interest income, and non-recurring special items such as discontinued operations or gains on the sale of securities.

In addition to the CPG data, the Committee reviews compensation data from Fortune 100 companies and from a broader sample of over 400 companies provided by Towers Watson. This data enhances the Committee’s insight into compensation trends and supplements the CPG data for business unit compensation decisions, when appropriate. The Committee benchmarks each element of compensation separately. Individual compensation can and does vary from benchmark medians based on factors such as performance, job scope, abilities, and retention risk. Compensation decisions specific to each of the NEOs are discussed under “Named Executive Officer Compensation” beginning on page 28.

Pay Mix

Compensation packages for the NEOs and other ELG members emphasize performance-based elements. Fixed compensation elements, such as base salary, pension and other benefits are designed to be market competitive for purposes of recruitment and retention and therefore aimed generally at the median of the CPG. The Committee selects compensation performance metrics with the objective of correlating actual compensation amounts with shareowner value. As the following charts illustrate, base salary comprises only 9% of CEO compensation and 12% for the other NEOs. Also as shown, 22% of the CEO’s and 18% of the other NEOs’ total pay is allocated to annual bonus while approximately 67% of total pay is allocated to long-term incentive compensation, higher than for the balance of the executive population.

*	For both pay mix charts, base salary, annual bonus, long-term incentive and all other compensation elements are as disclosed in the Summary Compensation Table on page 33. NEO data excludes Mr. Bousbib who terminated as an executive officer on August 31, 2010.

The UTC executive compensation program targets total cash compensation (i.e., base salary and annual bonus) for the NEOs and other ELG members at approximately the median of the CPG. Actual cash compensation will vary with base salary adjustments and performance relative to target in the annual bonus program. The Committee targets the value of long-term incentive compensation opportunities for the ELG (including the NEOs) at approximately the 65th percentile of the CPG. This above median target value reflects the program’s emphasis on performance-based compensation opportunities linked directly to long-term shareowner value.

Allocation of long-term incentive awards between stock appreciation rights (“SARs”) and performance share units (“PSUs”) also varies by executive level. PSUs vest only if, and to the extent, company-wide performance targets are achieved. PSUs comprise half of the value of the long-term incentive awards made to ELG members, a higher allocation than for the executive population generally, reflecting that the actions and decisions of ELG members are more likely to directly impact UTC’s performance.

Board Consultant

The Compensation Committee does not rely on an external compensation consultant to determine or recommend the amount or form of senior executive or outside director compensation. UTC obtains market data from Towers Watson that UTC deems relevant for benchmarking and other purposes. Towers Watson’s database is comprised of widely available information which is generally accessible to other Towers Watson clients as well as UTC. The Committee relies upon this data for benchmarking purposes. However, Towers Watson does not make recommendations to the Committee or management on the form, amount or design of executive compensation. Should the Committee engage a consultant in the future for the purpose of making specific compensation recommendations, it would select a consultant with no other material relationship with UTC.

Fixed Compensation

The principal elements of the NEOs’ fixed compensation consist of base salary, pension, benefits (e.g., health, life and disability insurance) and perquisites. To promote recruitment and retention, UTC targets fixed compensation that in the aggregate has a value at the median of the CPG.

Base Salary. Base salaries for senior executives are targeted at approximately the median of the CPG. Individual base salaries vary based on job scope, tenure, retention risk and performance. NEO base salary decisions are discussed under “Named Executive Officer Compensation” on page 28.

Pension. The Pension Benefits Table on page 39 details retirement benefits for the NEOs. Pension benefits for executives under the cash balance (“CB”) formula are approximately at median when compared to other cash balance formulas. The final average earnings (“FAE”) formula covers executives hired before 2003 and is approximately at the median when compared to CPG companies with traditional fixed benefit pension plan designs. The FAE formula will be replaced by the CB formula for all eligible employees beginning in 2015. Any employee hired on or after January 1, 2010 will not be eligible for pension benefits under the FAE or CB formula and will instead receive an enhanced Company 401(k) plan contribution. The Pension Preservation Plan, an unfunded program with the same benefit formula applicable to the broad-based tax qualified salaried employee pension plan, provides pension benefits in excess of Internal Revenue Code (the “Code”) limits. The Company also provides an unfunded program (the Savings Restoration Plan) that matches 401(k) contributions in excess of Code limits. These plans align with competitive market practice.

Health and Welfare Benefits. While actively employed, ELG members receive life insurance coverage equal to three times their projected age 62 base salary. Upon retirement, the policy is funded to provide a life insurance benefit equal to two times age 62 (projected or actual) base salary. The ELG long-term disability plan protects 100% of base salary for one year following disability, and thereafter, decreases 5% per year until the permanent 80% level is reached. In addition to the same health benefit programs offered to other employees, ELG members are eligible for comprehensive annual physicals.

Perquisites. ELG members receive a perquisite allowance equal to 5% of annual base salary. This perquisite allowance may be allocated by the executive in part to reimburse UTC for the costs of a Company leased vehicle (or other expenditures) or paid to the executive in cash. Footnotes (7) (b) and (c) to the Summary Compensation Table on page 34 provide information on each NEO’s perquisite allowance. Additionally, Mr. Chênevert has access to corporate aircraft for personal travel in accordance with UTC’s security policy.

Variable Compensation

Incentive compensation programs are designed to link compensation directly to UTC’s results. The programs utilize three forms of awards, each with quantifiable performance metrics:

TYPE OF AWARD	PERFORMANCE PERIOD	2010 PERFORMANCE METRICS AND TARGETS
Annual Bonus	1-year	- Earnings per share (“EPS”) of 10% for the Corporate Office; Business unit earnings growth of 5% to 10% (as applicable) - Free cash flow equal to 100% of net income
Performance Share Units (“PSUs”)	3-year	- Earnings per share growth (10% for 2010) - Total shareowner return (“TSR”)* relative to the S&P 500
Stock Appreciation Rights (“SARs”)	3-year vesting; 10-year term	- Stock price appreciation

*	TSR, as calculated by Standard & Poor’s, is based on November/December average closing prices immediately prior to, and at the conclusion of, the three-year performance period.

The Committee believes that earnings and cash flow provide relevant measures of overall business performance. UTC’s three-year TSR versus that of the S&P 500 compares UTC shareowner returns against a broad-based and widely accepted investor benchmark of publicly traded companies. Because long-term share price appreciation generally corresponds with long-term corporate performance, the TSR metric provides a performance-based compensation opportunity related directly to shareowner value and substantially correlated with overall corporate results.

Short-Term Awards

Annual Bonuses. Annual bonuses are tied to UTC or business unit financial performance and individual performance. The Committee establishes a target annual incentive award and individual performance objectives for each NEO. In addition, the Committee establishes the criteria for the funding of separate bonus pools for each of UTC’s business units and the Corporate Office based on the level of achievement relative to pre-established business unit or Corporate Office financial targets. The following graphic illustrates the calculation of individual bonus awards. Target Company and individual performance will result in annual bonus values approximately at the median of the CPG.

For purposes of this formula, earnings for the Corporate Office means diluted earnings per share (“EPS”), as reported in UTC’s Annual Report on Form 10-K. For the business units, earnings represent an internal metric calculated using operating profit excluding restructuring and other costs, non-recurring items and the impact of significant acquisitions and divestitures. Free cash flow for the Corporate Office equals consolidated net cash flows provided by operating activities less capital expenditures (as reported in the Annual Report on Form 10-K for both components). Free cash flow for the business units reflects an internal management measure of cash performance that includes net cash generated from operating activities less capital expenditures with adjustments for the net cash flow impact of restructuring and other costs and non-recurring items. Net income for the Corporate

Office is defined as UTC net income attributable to common shareowners, as reported in the Annual Report on Form 10-K. Net Income for the business units is defined as each business unit’s respective share of UTC net income attributable to common shareowners with adjustments for the net income impact associated with restructuring and other costs and non-recurring items.

The Committee set the Corporate Office 2010 earnings growth target at 10% based on its view that earnings growth at that level presented a significant but realistic challenge and aligned with management’s expectations communicated to investors for the year, as well as market expectations assessed through analyst earnings estimates for comparable companies. Business unit earnings growth targets ranged between 5% and 10% based on the Committee’s assessment of each business unit’s external environment and challenges. The Committee again integrated a metric of free cash flow as a percentage of net income into the formula, reflecting its view that cash flow performance is indicative of the quality and sustainability of earnings performance. As in past years, the free cash flow target equaled 100% of net income attributable to common shareowners. For 2010, bonus pools were capped at 160% of target.

The Committee sets annual individual bonus targets with the objective of offering an above median cash bonus opportunity for above median performance relative to the targets. The Committee does retain discretion to adjust award pool amounts and individual awards if it believes that measured performance did not accurately reflect the quality of actual performance as assessed by the Committee. Examples of factors that might result in an adjustment to calculated results include: (i) material and unforeseen circumstances beyond management’s control that affect performance relative to the established targets (negatively or positively); (ii) performance relative to corporate responsibility objectives; and (iii) adherence to the Code of Ethics, the Enterprise Risk Management program and other UTC policies. No such discretionary adjustments were made in respect of 2010. Actual NEO bonuses are discussed under “Named Executive Officer Compensation” beginning on page 28.

For 2011, the Committee again selected earnings growth and cash flow performance metrics for the annual bonus plan. It continues to believe that such metrics align well with shareowner expectations and interests. In addition, to align with competitive market practice, the Committee increased the award pool maximum from 160% to 200% of target for 2011.

Long-Term Awards

Annual long-term incentive awards consist of PSUs and SARs.

Performance Share Units. PSUs vest at the end of a three-year performance period to the extent UTC meets pre-established performance targets. At the end of the performance period, each vested PSU converts into one share of Common Stock. PSUs do not earn dividends. For PSUs awarded in 2010, the Committee established EPS growth and relative TSR targets, with each target applicable to 50% of PSUs awarded, as follows:

	ANNUAL EPS GROWTH (50% of award)		TSR (50% of award)
	Level of Performance Achieved	Percent of EPS Portion Vesting	Level of Performance Achieved Relative to S&P 500	Percent of TSR Portion Vesting
Minimum	7%	0%	37.5th percentile	0%
Target	10%	100%	50th percentile	100%
Maximum	13%	200%	75th percentile	200%

The Committee believes UTC’s TSR target relative to companies within the S&P 500 provides an independent and external benchmark against which to measure the share price performance of a large cap company. The Committee selected the S&P 500 as a benchmark, rather than the CPG, because the more limited composition of the CPG serves the specific purpose of measuring the competitiveness of UTC’s compensation packages rather than relative share price. The CPG does not offer an established benchmark for purposes of measuring relative TSR.

Under the terms of the 2010 awards, TSR relative to the S&P 500 will be determined on a cumulative basis over the three-year term of the awards. In setting PSU targets for 2010, the Committee determined that with a slow and uncertain recovery from the recession, it could not reliably project a three-year cumulative EPS growth target that would be both challenging and realistic. Therefore, in lieu of a cumulative three-year target, the Committee determined that it needed flexibility to review and set EPS growth targets separately for each of the three years in the performance period.

For 2010, the Committee set an EPS growth target of 10%. Additional EPS growth targets will be set at the beginning of each of the next two years. This approach provides the Committee with the ability to re-calibrate performance in response to the operating environment. At the beginning of 2011, the Committee set the 2011 EPS growth target at 10% for the second year of the 2010 award performance period. Under this approach, the vesting of one-third of the EPS growth component of the PSU award will be calculated annually. The payment of the award remains contingent on continued employment through the end of the three-year performance period (except in the event of retirement, disability or death). The Committee again selected EPS growth and relative TSR targets for the 2011 PSU award.

Stock Appreciation Rights. A SAR entitles the holder to receive a value equal to the difference between an exercise price, which is equal to the closing price of UTC’s Common Stock on the date of grant, and the market price of Common Stock on the date of exercise. SARs have a ten-year term and become exercisable beginning three years after the date of the award. The value realized upon exercise is settled in shares of Common Stock. The Committee views share price appreciation as a particularly relevant measure of long-term performance since it correlates with shareowner value. The Committee believes prior SAR and stock option awards have provided an important incentive for management’s successful execution of productivity, innovation, growth and business balance objectives aligned with shareowners’ interests. UTC’s TSR over the ten-year period ended on December 31, 2010 was 140.5%, substantially exceeding the performance of the Dow Jones Industrial Average at 36.7% and the S&P 500 at 15.1%.

Other Programs

ELG members participate in severance and retention arrangements described below. Because a substantial majority of CPG companies provide similar programs, the Committee believes that these arrangements help to maintain the competitiveness of UTC’s compensation package.

Severance Protection. The ELG program provides a severance benefit of up to 2.5 times base salary in the event of involuntary termination (other than for misconduct) after three years of service as an ELG member. Payment of ELG severance requires acceptance of, and adherence to, restrictive covenants protective of UTC’s interests, including non-compete and non-disclosure obligations. For individuals who joined the ELG before December 2005, this benefit is payable in cash when termination occurs after reaching retirement age. No ELG severance benefit is payable after retirement age (62) for executives appointed to the ELG after 2005. This benefit has been replaced by a share-based benefit, as described in the following paragraph.

Retention. ELG members appointed after December 2005 receive a retention grant in the form of restricted stock units equal in value to two times base salary on the grant date. Each restricted stock unit corresponds to one share of Common Stock and accrues dividend equivalents. These restricted stock units may not be sold, pledged, or assigned prior to vesting on retirement at age 62 or later. The restricted stock units are forfeited if the executive terminates or retires before age 62 for any reason. Recipients of this award are not eligible for the ELG severance benefit if retirement occurs on or after age 62.

Executives who joined the ELG before December 2005 do not receive the restricted stock unit retention grant, but remain eligible for the ELG severance benefit following retirement after age 62. The Committee believes that the restricted stock unit grant has significant retention value and, as with the severance arrangement, imposes restrictive covenants. This restricted stock unit grant maintains the Committee’s retention strategy while enhancing shareowner alignment by linking long-term value to share price.

Change-in-Control Benefits. UTC has maintained a change-in-control severance protection plan since 1981. The Committee has modified this plan from time to time in response to shifts in practice and market norms. Changes have involved benefit reductions and/or less favorable terms and conditions.

Effective June 2009, the Committee closed the change-in-control program to new participants. Executives appointed to the ELG after that date do not participate in a change-in-control severance program.

Because existing agreements may not be unilaterally amended, program changes have historically been adopted prospectively, resulting in multiple versions of the agreement. To address those differences, UTC recently entered into agreements with each ELG member covered by the change-in-control severance plan to establish, with each person’s consent, uniform terms that conform to a market competitive standard. The amended agreements provide reduced change-in-control benefits for all existing participants. The new terms and conditions have been designed to provide senior executives with a reasonable level of protection in the event of change-in-control related terminations, as well as helping to assure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures. The new agreements provide the following:

•	A cash severance benefit of 2.99 times base salary plus target bonus;

•	Accelerated vesting of long-term incentive awards at target level; and

•

Benefits that are provided only in the event of a change-in-control followed by involuntary termination or termination for “good reason” (i.e., a “double trigger”). Good reason generally includes material adverse changes in compensation, responsibilities, authority, reporting relationship or relocation. The Committee had already adopted the “double trigger” design prospectively for new ELG members in 2008, which now extends to all ELG members.

The agreements also eliminate the following change-in-control benefits:

•	Excise tax gross ups;

•	Three-year continuation of healthcare and other benefits; and

•	The crediting of three additional years of service under the qualified and supplemental pension plans.

Following these changes, the Committee believes that the aggregate value of benefits, covenants and other terms and conditions under its severance arrangements covering ELG members are market competitive for a company of UTC’s size. In the Committee’s view, severance benefits, including in the event of a change-in-control, are event contingent and operate as a form of insurance rather than as a principal component of compensation strategy. The Committee does not, therefore, reduce or modify other compensation elements on the basis of eligibility for severance benefits. The Potential Payments on Termination or Change-in-Control Table on page 42 sets forth the estimated values and details of the termination benefits under various scenarios for each of the NEOs.

Named Executive Officer Compensation

Base Salary. Salary increases in 2010 were consistent with annual market movement, job scope and performance. Mr. Chênevert’s salary increased from $1.54 million to $1.625 million. This increased salary reflects the Committee’s favorable overall assessment of his performance. Consistent with the Committee’s intention to increase Mr. Chênevert’s salary to median over a multi-year time frame commensurate with his tenure as CEO, his salary now approximates the median of the CPG.

Mr. Hayes’ salary increased from $575,000 to $665,000 to better align his salary with competitive market practice. Prior to 2010, Mr. Hayes’ salary had been at approximately the 25th percentile of the CPG. With this increase, his salary now falls between the 25th and 50th percentile of the CPG for chief financial officers, reflecting his increased time in the role and the Committee’s favorable assessment of his performance.

Messrs. Darnis, Hess and Michaud-Daniel lead complex, global business units whose competitors vary widely by size and consist of both stand-alone companies and subsidiaries of larger companies. Mr. Darnis did not receive a salary increase in 2010. His salary remains at approximately the 75th percentile relative to internal CPG business unit leaders, reflective of his long, successful tenure in this position. Mr. Hess received a $25,000 salary increase in 2010, maintaining his salary at approximately the median of the CPG. Mr. Michaud-Daniel received a salary increase of $60,000 to $560,000, which approximates the 30th percentile relative to his CPG peers and reflects his relatively brief tenure in his position.

Annual Bonus. Actual bonuses for each of the NEOs are shown in the Summary Compensation Table on page 33. Mr. Bousbib, who departed the Company in August, was not eligible for a bonus. As discussed on page 24, the Committee determines individual bonuses based on a combination of business and individual performance factors. The business performance factors applicable to Messrs. Chênevert and Hayes were earnings per share (“EPS”) growth and free cash flow. The performance factors applicable to Messrs. Darnis, Hess and Michaud-Daniel were earnings growth and free cash flow targets for their respective business units. Each NEO has common objectives relating to ethics and compliance, employee engagement, workforce diversity, risk management resource conservation, product efficiency and workplace safety. Specific annual objectives are tailored to each NEO’s responsibilities. Actual bonuses are substantially driven by business performance. Changes attributable to individual performance are limited to significant achievements or exceptional overall performance as judged by the Committee.

The Committee determines the individual performance factor for the CEO and reviews/approves all other NEO individual performance factors recommended by management.

Business Performance

UTC’s 2010 EPS grew 15% while generating free cash flow equal to 115% of net income. These results substantially exceeded the targets of 10% EPS growth and cash flow equal to net income, resulting in a maximum Corporate Office bonus pool performance factor of 160% of target. Business unit performance metrics are discussed on page 24 of this CD&A. Carrier delivered greater than 30% earnings growth relative to its 10% target with free cash flow significantly in excess of earnings, also resulting in a maximum bonus pool of 160% of target. The Committee set 5% earnings growth and free cash flow equal to earnings targets for Pratt & Whitney and Otis. These earnings growth targets reflected difficult end-market conditions for these business units. Pratt & Whitney slightly exceeded its 5% earnings growth target with free cash flow exceeding earnings, resulting in a bonus pool factor of 134%. Otis achieved its 5% earnings growth target with free cash flow in excess of earnings, resulting in a bonus pool factor of 117%.

Individual Performance and Bonus Determination

In addition to the bonus pool factor derived from business performance scores, the Committee also evaluates individual performance and assigns an individual performance factor based on accomplishments relative to annual objectives and its subjective assessment of individual leadership and effectiveness. For 2010, the Committee favorably assessed Mr. Chênevert’s overall performance. UTC’s financial performance exceeded expectations, delivering strong earnings growth and cash flow performance, notwithstanding a slow and uncertain recovery from the recession. Notably, each business unit achieved double digit operating margins in the same year, a first for UTC (adjusted for restructuring and other costs and non-recurring items). These achievements coincide with significant investments in future products and technology aimed at sustaining performance beyond 2010. Mr. Chênevert’s strong overall performance as CEO warranted an individual performance score of greater than 100% of his established annual bonus target. However, because the Company’s exceptional financial performance in 2010 generated a Corporate Office bonus pool factor of 160%, the Committee made no further adjustments, setting Mr. Chênevert’s bonus at approximately 160% of his target award, consistent with the maximum factor for the Corporate Office bonus pool.

In recognition of Mr. Hayes’ exceptional financial leadership in 2010, the Committee applied an individual performance score of 110% of his established annual bonus target for purposes of calculating his award. EPS growth of 15% with free cash flow equal to 115% of net income enabled UTC to fund acquisitions and increase dividends, all in a difficult year and reflective of truly outstanding financial management. As part of its subjective evaluation, the Committee also noted that Institutional Investor magazine named Mr. Hayes “Best CFO” in the Aerospace & Defense sector. Based on the 160% Corporate Office financial performance factor and his individual factor, Mr. Hayes’ bonus equaled 175% of target.

The Committee favorably assessed Mr. Darnis’ individual performance based on Carrier’s exceptional earnings growth, cash flow performance and successful business portfolio realignment. Carrier completed divestitures of several low margin businesses and formed strategic ventures globally, effectively executing its strategy of concentrating on businesses where its technologies and manufacturing expertise can add value and generate higher margins. As with Mr. Chênevert, the Committee made no further adjustments, setting Mr. Darnis’ bonus at approximately 160% of his established bonus target, consistent with Carrier’s business performance score.

Mr. Hess’ individual performance resulted in an individual performance factor of 100% of his established annual bonus target, based on solid financial performance in a challenging year accompanied by significant progress on important product development initiatives. Selection of the PurePower® 1000G geared turbo fan engine for the Airbus A320neo (new engine option) aircraft constituted a particularly significant achievement for Pratt & Whitney. His individual performance factor of 100% coupled with Pratt & Whitney’s financial performance factor of 134% resulted in a bonus of 134% of his established annual bonus target.

Mr. Michaud-Daniel’s strong 2010 performance resulted in an individual performance factor of 120% of his established annual bonus target. This rating reflects, primarily, Otis’s ability to expand its industry leading operating margins by more than 100 basis points to an industry leading 23%, a record for Otis (adjusted for restructuring and other costs and non-recurring items). The Committee also took note of Otis’s continued competitive success in sustained emerging market growth with 2010 sales in the BRIC (Brazil, Russia, India and China) countries increasing a combined 17% over 2009. Otis’s financial performance in 2010 generated a bonus pool score of 117% of target. This level of performance coupled with Mr. Michaud-Daniel’s individual performance factor generated a bonus equal to 140% of his target award.

Long-Term Awards. The value of long-term incentive awards for most ELG members, including Messrs. Chênevert and Hayes, aligned with the program target of the 65th percentile of the CPG. However, the value of LTIP awards exceeded this target in 2010 for Messrs. Darnis, Hess and Michaud-Daniel, in recognition of exceptional performance in navigating their businesses through the global recession. Their planning and execution in response to a difficult external environment positioned their businesses for success as conditions stabilized and began to improve. The superior earnings growth and operational performance demonstrated by their business units in 2010 largely reflects the effectiveness of their leadership through a very difficult 2009. The Committee also wished to acknowledge the business unit presidents’ outstanding support of Mr. Chênevert in his successful transition to Chairman & Chief Executive Officer. In recognition of these elements of the business unit presidents’ performance, their 2010 long-term incentive awards were increased to approximately the 75th percentile of the CPG.

The three-year performance period for PSUs granted in 2008 ended on December 31, 2010. The Committee reviewed performance against target and approved vesting results for the 2008 PSUs at its February 2011 meeting. Vesting of 2008 PSUs was contingent on two equally weighted targets: (i) UTC attaining 10% cumulative annual EPS growth; and (ii) UTC’s TSR relative to the S&P 500. UTC’s cumulative annual EPS growth rate over the period equaled 3.5%, falling below the minimum threshold for vesting half of the award. TSR ranked at the 67.8th percentile relative to the S&P 500, resulting in vesting at 171% of target on the other half. Overall, the 2008 PSUs vested at 86% of target.

Dilution and Deductibility

Under the 2005 Long-Term Incentive Plan (“LTIP”), as amended, the total number of shares of Common Stock prospectively issuable under PSU and SAR awards made in 2010 was approximately 1% of shares outstanding, approximately the CPG median. The total number of shares potentially issuable under all PSU, SAR, stock option and other awards outstanding as of the end of 2010 was approximately 8% of shares outstanding (calculated on a fully diluted basis). Diluted earnings per share reflect all such shares, and both percentages are within applicable LTIP limitations.

Annual bonuses and long-term incentive awards are provided pursuant to shareowner approved plans and performance targets. Annual bonuses to the NEOs may not exceed 0.75% of net income. Amounts paid under these programs are intended to qualify for the performance-based compensation exception under Internal Revenue Code Section 162(m) and are therefore not subject to the Section 162(m) $1 million deductibility limitation.

Program Administration

The Committee approves the design and functioning of UTC’s executive compensation program as outlined here, specifically including determination of benchmark targets, performance metrics, and the composition and variability of pay by executive level.

The Committee conducts an overall review annually to ensure that the compensation program meets its intended goals. The Committee’s review for 2010 indicated that, as intended, variable and performance-based compensation comprised the substantial majority of actual senior executive compensation. Values realized above the CPG medians are substantially attributable to UTC’s Common Stock price and performance relative to pre-established targets or benchmarks. The Committee does not believe it is appropriate to adjust, either negatively or positively, current or future compensation opportunities on the basis of accrued or realized gains attributable to prior service. UTC’s executives do not have employment agreements that guarantee fixed compensation amounts or length of employment.

The Committee does not and has not permitted backdating or re-pricing of stock options or SARs. Grant dates are set by the Committee and occur on or shortly after the date the Committee approves awards. Exercise prices equal the closing price for Common Stock on the grant date. UTC’s regular cycle awards account for the great majority of total awards and are made on a consistent basis within the first week of each calendar year, coincident with the beginning of the calendar year-based measurement periods for performance-based awards. Recruitment, retention and promotion needs occasionally result in out-of-cycle awards. In those cases, the event triggering the award drives the timing. In no circumstances are awards made in anticipation of the disclosure of material non-public information.

Report of the Committee on Compensation and Executive Development

The Committee on Compensation and Executive Development establishes and oversees the design and functioning of UTC’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommend to the Board of Directors that the Compensation Discussion and Analysis be included in UTC’s Proxy Statement for the 2011 Annual Meeting.

Committee on Compensation and Executive Development

Jean-Pierre Garnier, Chair	Richard D. McCormick
Jamie S. Gorelick	Harold McGraw III
Edward A. Kangas	H. Patrick Swygert
Charles R. Lee

Compensation and Risk

As outlined in the CD&A, the Committee believes that executive compensation should be contingent on performance relative to pre-established targets and objectives. Measured success must, however, comport with applicable legal standards as well as UTC’s ethical standards and internal policies. Compensation arrangements, if not properly designed and administered, can encourage inappropriate and excessive assumption of risk and jeopardize long-term performance and shareowner value. While risk is intrinsic to business, it should be analyzed, monitored and calibrated to opportunity. Compensation incentives should reflect the appropriate balance between opportunity and risk. Compensation should not be realized for accomplishments, however impressive, that compromise UTC’s standards and values. UTC mitigates compensation related risks to its long-term performance, ethical standards and reputation in the following ways:

•

Enterprise Risk Management program (“ERM”). UTC’s comprehensive ERM program broadly identifies, monitors and manages risks throughout the Corporation and business units. The ERM identifies executive compensation as a potential risk factor that should be mitigated by emphasizing long-term compensation and financial performance metrics correlated with shareowner value. Under the Committee’s direction, these mitigation factors are fundamental to UTC’s executive compensation program, as detailed in the CD&A. The Board and the Audit Committee review UTC’s ERM on an annual basis.

•

Emphasis on long-term performance. Consistent with the ERM, long-term incentives serve as the cornerstone of UTC’s compensation program. The Committee’s practice of over-allocating compensation value to long-term, share-based awards is long standing. As shown in the chart on page 22, 67% of the value of CEO compensation derives from long-term incentives compared with 22% for the annual cash bonus. A significant stake in future performance and share value clearly mitigates the risk that short-term opportunities will be pursued by creating undue risk to future performance.

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Shareowner and employee alignment. In addition to the allocation of compensation value, the Committee’s selection of performance metrics also encourages an appropriate balance between short- and long-term objectives and performance. The value of all long-term incentive awards, the most significant compensation element for all senior executives, correlates directly with UTC’s share price. Beyond share price, performance-based vesting metrics relate to company-wide performance rather than narrow targets that may be achieved independent of the Company’s overall best interest. EPS growth and relative TSR targets are reliable indicators of company-wide, longer-term, sustainable performance. Such broad-based measures do not reward selective or narrow achievements that may involve inappropriate priorities or utilization of resources. EPS growth and TSR have strong correlation with shareowner value.

•

Executive share ownership requirements. To further incentivize long-term focus on sustainable performance and shareowner value creation, senior executives are subject to share ownership requirements. In 2010, the Committee increased the CEO share ownership requirement from five to six times base salary. Mr. Chênevert’s actual holdings substantially exceed this requirement. Other ELG members’ share holdings must equal three times their base salary within five years of appointment to the ELG.

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Prohibition of hedging. To avoid conflicts of interest that could undermine the integrity of the share ownership policy and the focus on sustainable long-term growth, UTC prohibits directors and employees from entering into transactions involving: (i) short sales of securities issued by UTC; or (ii) any put or call option based on securities issued by UTC (other than awards granted under UTC compensation programs).

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Clawback policy. UTC has a comprehensive policy on recoupment (“clawback”) of executive compensation applicable to both the annual and long-term programs. Clawbacks can result in significant financial penalties and award forfeitures in the event of misconduct or achievements detrimental to UTC’s broader interests, regardless of the level of measured performance. In the event of a financial restatement or recalculation of a financial metric applicable to an award, annual bonus payments paid in connection with the year in question, as well as gains realized from vested LTIP awards, are subject to recoupment with respect to any executive (including all NEOs) involved in an action determined to have required the restatement. The amount recouped will not be less than the difference between amounts paid and amounts that would have been paid on the basis of the corrected metrics. The recoupment period prior to restatement may extend several years but in no event less than three years. In addition to financial restatements, other circumstances, including violations of UTC’s Code of Ethics, failure to meet employee health and safety standards or exposing UTC to excessive risk as determined under the ERM, can lead to reduction or elimination of annual bonus awards, forfeiture of long-term incentive awards and recoupment of compensation realized from prior awards.

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Post-employment covenants. These arrangements prohibit ELG participants from engaging in activities that are detrimental to UTC by restricting the disclosure of proprietary information, the solicitation of UTC employees and engaging in competitive activities after termination or retirement. Violations are subject to long-term incentive award clawback.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Louis Chênevert	2010	$1,589,583	$4,000,000	$6,852,990	$5,327,280	$1,321,680	$2,586,652	$407,976	$22,086,161
Chairman & Chief	2009	$1,435,000	$1,700,000	$6,217,560	$7,008,000	$1,280,447	$2,604,046	$256,659	$20,501,712
Executive Officer	2008	$1,318,974	$3,000,000	$4,376,921	$11,774,710	$1,294,844	$1,543,594	$266,726	$23,575,769
Gregory Hayes	2010	$608,750	$1,050,000	$1,953,496	$1,517,040	$289,323	$493,547	$135,173	$6,047,329
Senior Vice President &	2009	$575,000	$395,000	$1,988,388	$2,248,000	$262,093	$387,847	$100,419	$5,956,747
Chief Financial Officer	2008	$501,516	$550,000	$1,100,531	$2,949,035	$228,906	$310,414	$90,586	$5,730,988
Geraud Darnis	2010	$840,000	$1,150,000	$1,937,742	$1,508,220	$849,150	$1,666,441	$145,570	$8,097,123
President, Carrier	2009	$804,872	$345,000	$2,019,168	$2,280,000	$815,430	$504,695	$110,810	$6,879,975
Corporation	2008	$800,000	$550,000	$1,915,428	$4,410,650	$712,178	$521,064	$110,528	$9,019,848
David Hess	2010	$578,246	$730,000	$1,882,603	$1,464,120	$258,400	$746,933	$95,712	$5,756,014
President, Pratt & Whitney
Didier Michaud-Daniel	2010	$535,000	$705,000	$1,937,742	$1,508,220	$144,623	$211,534	$173,829	$5,215,948
President, Otis Elevator
Ari Bousbib	2010	$695,833	$0	$3,473,757	$2,707,740	$1,174,700	$608,478	$2,970,139	$11,630,647
Former President,	2009	$950,000	$700,000	$2,542,428	$2,880,000	$1,126,510	$514,777	$124,379	$8,838,094
Commercial Companies & Executive Vice President, UTC	2008	$862,500	$1,200,000	$1,915,428	$6,808,400	$1,073,533	$375,809	$115,994	$12,351,664

(1)	Mr. Bousbib’s employment with UTC terminated on August 31, 2010.

(2)	Bonuses are provided under the Annual Executive Incentive Compensation Plan. The Committee determines annual bonuses on the basis of earnings and free cash flow performance, plus other factors relevant to 2010 performance as assessed by the Committee and discussed in the CD&A beginning on page 28.

(3)	Amounts in this column reflect the grant date fair value of PSU awards, calculated in accordance with Compensation – Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), but excluding the effect of estimated forfeitures. The assumptions made in the valuation of these awards are set forth in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2010 Annual Report on Form 10-K (available at http://www.utc.com/Investor+Relations/SEC+Filings). The PSU awards are discussed in the CD&A and in footnote (2) to the Grants of Plan-Based Awards Table on page 35 of this Proxy Statement. The maximum value of the PSU awards granted for NEOs in 2010 assuming the highest level of performance achieved are as follows: Mr. Chênevert, $9,713,985; Mr. Hayes, $2,769,044; Mr. Darnis, $2,746,713; Mr. Hess, $2,668,555; Mr. Michaud-Daniel, $2,746,713 and Mr. Bousbib, $4,923,986.

(4)	Amounts in this column reflect the grant date fair value of SAR awards, calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures. The assumptions made in the valuation of these awards are set forth in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2010 Annual Report on Form 10-K.

(5)	Under the Continuous Improvement Incentive Program (“CIIP”), a prior cash-based, long-term incentive program, an executive was entitled to earn, depending on the extent to which a pre-established, three-year performance period target was achieved, the right to receive for up to seven years quarterly payments equal to the dividend paid on a hypothetical number of shares of UTC Common Stock. The last CIIP awards were in 2005. The amounts in this column consist of cash payments received in 2010 pursuant to CIIP awards earned in prior years.

(6)	Amounts in this column reflect the increase during 2010 in the actuarial present value of the executive’s accumulated benefit under UTC’s defined benefit plans. Actuarial value computations are based on the assumptions established in accordance with Compensation – Retirement Benefits Topic of the FASB ASC and discussed in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2010 Annual Report on Form 10-K. UTC does not provide above market rates of return (defined by SEC rules as a rate that exceeds 120% of the federal long-term rate) under its Deferred Compensation Plan. However, above market interest is provided under a frozen Sundstrand Corporation Deferred Compensation Plan assumed by UTC upon the acquisition of Sundstrand in 1999. Mr. Hayes accrued $9,714 in above market earnings under this plan in 2010.

(7)	All Other Compensation amounts in the Summary Compensation Table for 2010 consist of the following items:

Name	Year	Personal Use of Corporate Aircraft(a)	Leased Vehicle Payments(b)	Cash Flexible Perquisite Allowances(c)	Insurance Premiums(d)	401(k) Company Match	UTC SRP Match(e)	Post Employment Payments(f)	Miscel- laneous(g)	Total
L. Chênevert	2010	$106,018	$16,833	$62,646	$100,364	$8,820	$109,605	$0	$3,690	$407,976
G. Hayes	2010	$0	$14,409	$16,029	$66,273	$8,820	$27,315	$0	$2,327	$135,173
G. Darnis	2010	$0	$37,330	$4,670	$57,963	$8,820	$33,840	$0	$2,947	$145,570
D. Hess	2010	$0	$13,438	$16,041	$31,690	$8,820	$22,797	$0	$2,926	$95,712
D. Michaud-Daniel	2010	$0	$21,039	$5,711	$33,139	$8,820	$29,340	$0	$75,780	$173,829
A. Bousbib	2010	$0	$26,383	$21,117	$62,792	$8,820	$41,430	$2,803,735	$5,862	$2,970,139

(a)	The Chairman & Chief Executive Officer uses corporate aircraft for personal travel in accordance with UTC’s security policy and policies adopted by the Committee. Amounts in this column reflect incremental variable operating costs incurred in connection with personal travel. Variable operating costs include fuel, calculated on the basis of aircraft-specific average consumption rates and fleet average fuel costs, fleet average landing and handling fees, additional crew lodging and meal allowances, catering and where applicable, hourly maintenance contract charges. Because fleet-wide aircraft utilization is primarily for business purposes, capital and other fixed expenditures are not treated as variable operating costs relative to personal use.

(b)	Consists of annual leased vehicle depreciation and interest costs paid from the executive’s ELG flexible perquisite allowance (see footnote (c) below).

(c)	This column shows the amount of cash available to the executive under the annual ELG perquisite allowance (which equals 5% of base salary) after deducting the amount shown in the Leased Vehicle Payments column.

(d)	Reflects the premium paid on behalf of the executive under the ELG life insurance program. Under this program, UTC pays the premiums on a permanent cash value life insurance contract owned by the executive under which the executive receives a life insurance benefit equal to three times his or her projected base salary at age 62. If vested (age 55 or older with five years of service as an ELG member), the executive receives a post retirement life insurance benefit equal to two times base salary.

(e)	Reflects amounts credited under the UTC Savings Restoration Plan (“SRP”). The SRP provides matching contribution benefits in excess of the Internal Revenue Code limits applicable to the UTC 401K Plan. Details of the SRP are provided under the Nonqualified Deferred Compensation Table on page 40 of this Proxy Statement.

(f)	The amount shown for Mr. Bousbib consists of: (i) an ELG separation benefit payment of $2,425,000; (ii) a consulting fee of $325,000; and (iii) interest in the amount of $53,735 credited on the separation payment which has been deferred for 6 months in order to comply with the requirements of Section 409A of the Internal Revenue Code. The interest rate equals the rate set annually in the UTC Deferred Compensation Plan (4.22% for 2010 and 3.98% for 2011).

(g)	Consists of additional vehicle-related costs and other incidental benefits. The amount shown for Mr. Michaud-Daniel includes the following benefits provided in connection with his relocation from the U.K. in 2008: (i) $23,000 relocation cash payment; (ii) $12,415 for tax transition services; and (iii) $16,362 for tuition reimbursement. Mr. Michaud-Daniel was also credited with $22,060 in dividend equivalents related to a non-vested restricted stock unit award.

Grants of Plan-Based Awards

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
L. Chênevert	1/4/2010	12/9/2009	—	—	—	0	87,000	174,000	—	—	—	$6,852,990
	1/4/2010	12/9/2009	—	—	—	—	—	—	—	302,000	$71.63	$5,327,280
G. Hayes	1/4/2010	12/9/2009	—	—	—	0	24,800	49,600	—	—	—	$1,953,496
	1/4/2010	12/9/2009	—	—	—	—	—	—	—	86,000	$71.63	$1,517,040
G. Darnis	1/4/2010	12/9/2009	—	—	—	0	24,600	49,200	—	—	—	$1,937,742
	1/4/2010	12/9/2009	—	—	—	—	—	—	—	85,500	$71.63	$1,508,220
D. Hess	1/4/2010	12/9/2009	—	—	—	0	23,900	47,800	—	—	—	$1,882,603
	1/4/2010	12/9/2009	—	—	—	—	—	—	—	83,000	$71.63	$1,464,120
D. Michaud-Daniel	1/4/2010	12/9/2009	—	—	—	0	24,600	49,200	—	—	—	$1,937,742
	1/4/2010	12/9/2009	—	—	—	—	—	—	—	85,500	$71.63	$1,508,220
A. Bousbib	1/4/2010	12/9/2009	—	—	—	0	44,100	88,200	—	—	—	$3,473,757
	1/4/2010	12/9/2009	—	—	—	—	—	—	—	153,500	$71.63	$2,707,740

(1)	The Committee approves annual long-term incentive awards for the following year at its December meeting. The Committee specifies an award effective date of the first business day of the calendar year to coincide with calendar year-based performance measurement periods.

(2)

Consists of PSUs that are subject to vesting based on three-year performance targets. Each PSU corresponds to one share of UTC Common Stock. As discussed in the CD&A, 50% of PSUs are subject to vesting depending on the extent to which an EPS growth target is achieved and 50% are subject to vesting depending on the extent to which a relative TSR target is achieved. The vesting range is between 0% and 200% of the target vesting level. Unvested PSUs do not receive dividend equivalents. PSUs are forfeited upon termination of employment, except that in the case of retirement and disability, PSUs held for at least one year remain eligible to vest at the end of the three-year performance period. Vested PSUs are converted to unrestricted shares of Common Stock following Committee review and approval of performance achievement levels. No vesting occurs on the portion of the award contingent upon EPS growth if growth is at or below 7%. No vesting occurs on the portion of the award contingent upon TSR if UTC’s TSR relative to the S&P 500 is at or below the 37.5th percentile. Accelerated vesting at target occurs only upon death or a change-in-control.

(3)	Consists of SARs with an exercise price equal to the NYSE closing price of Common Stock on the date of grant and a ten-year term. SARs become exercisable after three years of service from the grant date or, if earlier, upon retirement (if the SARs have been held for at least one year from the grant date) or death. SARs do not receive dividend equivalent payments.

(4)	Reflects grant date fair value of the target level of the PSU awards described in footnote (2) above and grant date fair value of the SARs described in footnote (3) above, in each case calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards(1)						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
L. Chênevert	—	302,000	(8)	—	$71.63	1/3/2020	—	—	87,000	(8)	$6,848,640
	—	438,000	(9)	—	$54.95	1/1/2019	—	—	101,000	(9)	$7,950,720
	—	360,000	(10)	—	$70.81	4/8/2018	—	—	—		—
	—	217,000	(11)	—	$75.21	1/1/2018	—	—	44,806	(11)	$3,527,128
	174,500	—		—	$62.81	1/2/2017	—	—	—		—
	400,000	—		—	$57.84	3/7/2016	—	—	—		—
	101,500	—		—	$56.53	1/2/2016	—	—	—		—
	151,000	—		—	$51.50	1/2/2015	—	—	—		—
	140,000	—		—	$46.76	1/8/2014	—	—	—		—
	170,000	—		—	$31.71	1/1/2013	—	—	—		—
	70,000	—		—	$32.17	1/1/2012	—	—	—		—
G. Hayes	—	86,000	(8)	—	$71.63	1/3/2020	—	—	24,800	(8)	$1,952,256
	—	140,500	(9)	—	$54.95	1/1/2019	—	—	32,300	(9)	$2,542,656
	—	90,000	(10)	—	$70.81	4/8/2018	—	—	—		—
	—	54,500	(11)	—	$75.21	1/1/2018	—	—	11,266	(11)	$886,860
	55,500	—		—	$62.81	1/2/2017	—	—	—		—
	50,000	—		—	$57.84	3/7/2016	—	—	—		—
	46,500	—		—	$56.53	1/2/2016	—	—	—		—
	76,000	—		—	$51.50	1/2/2015	—	—	—		—
	21,400	—		—	$46.76	1/8/2014	—	—	—		—
G. Darnis	—	85,500	(8)	—	$71.63	1/3/2020	—	—	24,600	(8)	$1,936,512
	—	142,500	(9)	—	$54.95	1/1/2019	—	—	32,800	(9)	$2,582,016
	—	120,000	(10)	—	$70.81	4/8/2018	—	—	—		—
	—	95,000	(11)	—	$75.21	1/1/2018	—	—	19,608	(11)	$1,543,542
	102,000	—		—	$62.81	1/2/2017	—	—	—		—
	200,000	—		—	$57.84	3/7/2016	—	—	—		—
	101,500	—		—	$56.53	1/2/2016	—	—	—		—
	151,000	—		—	$51.50	1/2/2015	—	—	—		—
	140,000	—		—	$46.76	1/8/2014	—	—	—		—
	120,000	—		—	$31.71	1/1/2013	—	—	—		—
D. Hess	—	83,000	(8)	—	$71.63	1/3/2020	—	—	23,900	(8)	$1,881,408
	—	114,000	(9)	—	$54.95	1/1/2019	—	—	26,200	(9)	$2,062,464
	—	120,000	(10)	—	$70.81	4/8/2018	—	—	—		—
	—	65,000	(11)	—	$75.21	1/1/2018	—	—	13,502	(11)	$1,062,877
	61,000	—		—	$62.81	1/2/2017	—	—	—		—
	76,000	—		—	$51.50	1/2/2015	—	—	—		—
	40,000	—		—	$46.76	1/8/2014	—	—	—		—

Outstanding Equity Awards at Fiscal Year-End (continued)

Name	Option Awards(1)						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
D. Michaud-Daniel	—	85,500	(8)	—	$71.63	1/3/2020	—		—	24,600	(8)	$1,936,512
	—	79,000	(9)	—	$54.95	1/1/2019	—		—	18,200	(9)	$1,432,704
	—	—		—	—	—	13,168	(15)	$1,036,585	—		—
	—	15,600	(11)	—	$75.21	1/1/2018	—		—	3,225	(11)	$253,872
	15,300	—		—	$62.81	1/2/2017	—		—	—		—
	17,400	—		—	$56.53	1/2/2016	—		—	—		—
	20,700	—		—	$51.50	1/2/2015	—		—	—		—
	21,600	—		—	$46.76	1/8/2014	—		—	—		—
	26,600	—		—	$31.71	1/1/2013	—		—	—		—
A. Bousbib(7)	—	153,500	(12)	—	$71.63	1/3/2020	—		—	44,100	(8)	$3,471,552
	—	180,000	(12)	—	$54.95	1/1/2019	—		—	41,300	(9)	$3,251,136
	—	115,000	(13)	—	$74.57	5/11/2018	—		—	—		—
	—	120,000	(14)	—	$70.81	4/8/2018	—		—	—		—
	—	95,000	(11)	—	$75.21	1/1/2018	—		—	19,608	(11)	$1,543,542
	102,000	—		—	$62.81	1/2/2017	—		—	—		—
	200,000	—		—	$57.84	3/7/2016	—		—	—		—
	101,500	—		—	$56.53	1/2/2016	—		—	—		—
	151,000	—		—	$51.50	1/2/2015	—		—	—		—
	140,000	—		—	$46.76	1/8/2014	—		—	—		—
	160,000	—		—	$31.71	1/1/2013	—		—	—		—
	58,498	—		—	$32.17	1/1/2012	—		—	—		—

(1)	Under the LTIP, approved by shareowners in 2005 and 2008, as amended, SARs were granted for 2006 and subsequent years instead of nonqualified stock options. Stock options were utilized prior to 2006. Accordingly, awards under the heading “Option Awards” with an expiration date before 2016 are stock options and awards with an expiration date in 2016 or thereafter are SARs.

(2)	The exercise price of each stock option and SAR is the NYSE closing price of a share of UTC Common Stock on the grant date.

(3)	Executives who joined the ELG after December 2005 receive a Restricted Stock Unit (“RSU”) career retention award with a value as of the date of the grant equal to two times base salary. These RSUs receive dividend equivalent credits which are converted into additional RSUs. The number of RSUs shown in this column consists of the number of RSUs originally granted to the executive, plus additional RSUs accrued in connection with dividend equivalent credits.

(4)	Amounts in this column equal the value of unvested RSUs in the adjacent column multiplied by the December 31, 2010 closing price of Common Stock on the NYSE of $78.72.

(5)	Reflects the target payout level for 2010 and 2009 PSUs and the actual payout level for the 2008 PSUs. Payouts for 2010 and 2009 PSUs will be based on actual performance. PSUs are described in the CD&A and footnote (2) to the Grants of Plan-Based Awards Table on page 35. PSUs vest following a three-year performance period to the extent targets are achieved. PSUs are discussed in the CD&A under “Performance Share Units”, on page 25.

(6)	Amounts in this column reflect the number of PSUs in the adjacent column multiplied by the December 31, 2010 closing price of Common Stock on the NYSE of $78.72.

(7)	Vesting of the SARs and PSUs are subject to the length of Mr. Bousbib’s consulting relationship with the Company. Unvested SAR awards will vest at the earlier of the scheduled date or at the expiration of the consulting agreement on September 30, 2011. All PSU vesting remains subject to performance-based vesting criteria. See page 43 for information concerning Mr. Bousbib’s consulting agreement.

(8)	Reflects SARs and PSUs scheduled to vest on January 4, 2013. PSU vesting is contingent on performance criteria as well as service requirement. Vesting of PSUs is subject to Compensation Committee approval in early 2013.

(9)	Reflects SARs and PSUs scheduled to vest on January 2, 2012. PSU vesting is contingent on performance criteria as well as service requirement. Vesting of PSUs is subject to Compensation Committee approval in early 2012.

(10)	50% of SARs scheduled to vest on April 9, 2011 and 50% on April 9, 2012.

(11)	SARs vested on January 2, 2011. The service vesting condition for PSUs lapsed on January 2, 2011. Following Compensation Committee approval of achievement of performance levels, PSUs vested effective February 8, 2011 at 86% of target.

(12)	Scheduled to vest on September 30, 2011.

(13)	50% of SARs scheduled to vest on April 9, 2011 and 50% on September 30, 2011.

(14)	50% of SARs scheduled to vest on May 12, 2011 and 50% on September 30, 2011.

(15)	Represents an ELG RSU Retention Award that will vest only following continuous service until age 62, with a minimum of three years of ELG service.

Option Exercises and Stock Vested

Name	Option Awards(1)		Stock Awards(1)
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(3)
L. Chênevert	344,000	$13,562,160	47,200	$3,086,880
G. Hayes	—	—	15,000	$981,000
G. Darnis	440,000	$17,534,400	27,600	$1,805,040
D. Hess	102,000	$1,837,869	16,600	$1,085,640
D. Michaud-Daniel	22,000	$975,260	4,130	$270,102
A. Bousbib	339,502	$13,356,624	27,600	$1,805,040

(1)	Information relates to stock option exercises and vesting of UTC Common Stock during 2010.

(2)	Calculated by multiplying the number of shares exercised by the difference between the exercise price and the market price of Common Stock on the date of exercise.

(3)	Calculated by multiplying the number of shares vested by the market price of Common Stock on the vesting date.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)	Payments During 2010
L. Chênevert	UTC Employee Retirement Plan	14	$479,413	—
	UTC Pension Preservation Plan(2)	18	$9,253,341	—
	Total		$9,732,754	—
G. Hayes	UTC Employee Retirement Plan	21	$453,409	—
	UTC Pension Preservation Plan	21	$1,592,312	—
	Total		$2,045,721	—
G. Darnis	UTC Employee Retirement Plan	27	$726,590	—
	UTC Pension Preservation Plan	27	$4,087,814	—
	Total		$4,814,404	—
D. Hess	UTC Employee Retirement Plan	32	$937,959	—
	UTC Pension Preservation Plan	32	$3,441,761	—
	Total		$4,379,720	—
D. Michaud-Daniel	UTC Employee Retirement Plan	3	$54,883	—
	UTC Pension Preservation Plan	3	$112,334	—
	Otis France Chapeau Pension Plan(3)	15	$1,545,551	—
	Total		$1,712,768	—
A. Bousbib(4)	UTC Employee Retirement Plan	13	$291,523	—
	UTC Pension Preservation Plan	13	$2,387,578	—
	Total		$2,679,101	—

(1)	Calculation of present value reflects Compensation-Retirement Benefits Topic of the FASB ASC pension expense assumptions described in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2010 Annual Report on Form 10-K. Amounts are calculated at the earliest date that a participant can retire without a reduction of benefits due to age.

(2)	For Mr. Chênevert, this plan provides a pension benefit under the formula applicable to U.S. salaried employees, based on his UTC service from date of hire, offset by benefits payable separately under the Pratt & Whitney Canada Pension Plan.

(3)	The Otis France Chapeau Pension Plan provides benefits equal to 1% of earnings for each year of service up to a maximum of 15 years. Benefits under this plan and other French retirement programs are limited to a maximum of 60% of pay. Earnings recognized under this formula are the sum of the three-year final average base pay and annual bonus. Benefits are offset partially by other French social benefits. Employment must continue through age 60 to qualify for benefits.

(4)	Reflects benefit accruals through Mr. Bousbib’s August 31, 2010 termination date. The earliest he will be able to collect his pension benefit is at age 55.

Retirement benefits are provided through the UTC Employee Retirement Plan and the UTC Pension Preservation Plan (“PPP”), each of which is a defined benefit retirement plan. In combination, the plans provide an annual benefit payment equal to 2% of earnings for each year of service up to a maximum of 20 years, plus 1% of earnings for each year thereafter, minus 1.5% of Social Security benefits for each year of service up to a maximum of 50%. Earnings recognized under this formula consist of the highest average combined annual base salary and bonus calculated over any five consecutive-year period of the executive’s employment. The formula does not include long-term incentive compensation in earnings. Normal retirement age is 65; unreduced retirement benefits are available at age 62 for retirements with at least ten years of service. None of the NEOs qualify for unreduced retirement benefits as of fiscal year-end. Early retirement benefits are available at age 55 with at least ten years of service, reduced by 0.2% for each month by which the early retirement date precedes age 62. Vesting requires three years of service. Benefits for Messrs. Darnis and Hayes include amounts accrued under different formulas of Carrier and Sundstrand predecessor plans, respectively, that have since been merged into UTC retirement plans. Mr. Michaud-Daniel accrues benefits under the UTC Employee

Retirement Plan and the PPP, in accordance with a cash balance formula that credits an amount equal to 8% of pay (base salary plus annual bonus). Changes to UTC’s pension program that will take effect in 2015 are discussed in the CD&A at page 23.

The UTC Employee Retirement Plan is a tax-qualified plan subject to Internal Revenue Code provisions that, as of the 2010 fiscal year-end, limit recognized annual compensation to $245,000 and the annual retirement benefit to $195,000. This Plan does not offer a lump sum distribution option. The PPP is an unfunded, non-tax qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified UTC Employee Retirement Plan. The PPP restores the benefits not provided under the qualified plan due to the Internal Revenue Code limitations on annual compensation recognition and the annual retirement benefit. Because amounts payable under the PPP are unfunded and unsecured, a lump sum distribution option is available. Unlike distributions from qualified plans, a PPP lump sum distribution is immediately fully taxable as ordinary income. To approximate actuarial equivalence to a pension annuity in light of the disparate tax treatment, the lump sum calculation uses a discount rate equal to the Barclay’s Capital Municipal Bond Index averaged over five years (currently 3.9%).

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
L. Chênevert	UTC DCP	$0	$0	$140,545	$0	$1,271,937
	UTC SRP	$80,675	$109,605	$16,767	$0	$207,047
G. Hayes	UTC DCP	$0	$0	$95,263	$0	$851,166
	UTC SRP	$21,825	$27,315	$5,459	$0	$54,599
G. Darnis	UTC DCP	$80,430	$0	$1,651	$0	$82,081
	UTC SRP	$35,700	$33,840	$4,220	$0	$73,760
D. Hess	UTC DCP	$0	$0	$0	$0	$0
	UTC SRP	$19,995	$22,797	$4,724	$0	$47,516
D. Michaud-Daniel	UTC DCP	$0	$0	$0	$0	$0
	UTC SRP	$17,400	$29,340	$5,011	$0	$51,751
A. Bousbib	UTC DCP	$0	$0	$271,445	$0	$3,115,872
	UTC SRP	$27,050	$41,430	$8,014	$0	$76,494

(1)	Amounts credited or debited reflect returns on the hypothetical investment accounts described below. Amounts credited do not constitute above-market earnings except for $9,714 credited to Mr. Hayes under a frozen Sundstrand Corporation Deferred Compensation Plan.

(2)	Amounts in this column include deferrals in prior years less withdrawals. Total amounts deferred in prior years equal $431,680, $479,582, and $2,699,795 for Messrs. Chênevert, Hayes, and Bousbib, respectively.

The UTC Deferred Compensation Plan (“DCP”) offers a participant the opportunity to defer up to 50% of annual base salary and up to 70% of annual bonus. The minimum deferral period is five years. Distribution options are a lump sum payment or annual installments for between two and 15 years. If a participant terminates prior to retirement eligibility, all balances are paid as a lump sum in April following termination. Amounts deferred can be allocated to one of the hypothetical investment accounts described below.

The UTC Savings Restoration Plan (“SRP”), is a nonqualified, unfunded deferred compensation arrangement that offers participants the opportunity to defer up to 6% of pay (base salary and bonus) above the annual IRS compensation limit ($245,000 in 2010) applicable to the UTC tax-qualified 401K savings plan. Under the SRP, UTC will make matching deferrals equal to 60% of the amount deferred by the executive in the form of UTC deferred stock units. Participants are vested in their own deferrals and vest in the UTC match after three years of service. Amounts credited under the SRP may be distributed in a lump sum payment or annual installments between two and 15 years. Employee deferrals are distributed in cash and Company matching amounts are distributed in shares of Common Stock. Amounts deferred by the employee may be allocated to one of the hypothetical investment accounts described below.

The DCP and SRP each offer the following hypothetical investment accounts: (i) a fixed rate account credited with interest equal to the average yield on a ten-year Treasury Note during the first ten months of the preceding calendar year, plus 1%, but not to exceed 120% of the IRS Applicable Federal Rate (4.22% for 2010); (ii) the return on the Vanguard 500 Index Fund (15% for 2010); (iii) the return on UTC Common Stock with dividend reinvestment (16% for 2010); or (iv) the return on any of the index funds offered in the UTC Savings Plan: US MidCap Index Fund (27% for 2010), US Small Company Index Fund (27% for 2010), Global Index Fund (10% for 2010), International Equity Index Fund (7% for 2010), US Value Index Fund (16% for 2010) and US Growth Index Fund (17% for 2010).

Potential Payments on Termination or Change-in-Control

As described in the CD&A, the NEOs are eligible for a severance benefit of 2.5 times base salary, and a severance benefit equal to 2.99 times the sum of base salary plus target bonus in the event of a change-in-control.

As more fully described in the CD&A, UTC recently amended its change-in-control severance arrangements to:

(i)	Eliminate the Internal Revenue Code Section 280G excise tax reimbursement and gross-up;

(ii)	Eliminate the three-year post-employment pension and benefit continuation;

(iii)	Limit the cash severance payment to 2.99 times the sum of the executive’s base salary and target bonus; and

(iv)	Limit change-in-control benefits to involuntary terminations or terminations for “good reason”; (i.e., an adverse material change in position, compensation, benefits or work location).

The following table provides information concerning the value of payments and benefits that each of the NEOs would have been entitled to receive had his employment terminated on December 31, 2010, under various circumstances. Under UTC’s programs, benefit eligibility and the value of benefits an executive is entitled to receive vary depending on the reason for termination and whether the executive is eligible for retirement as of the termination date.

Payment Type	L. Chênevert	G. Hayes	G. Darnis	D. Hess	D. Michaud- Daniel
Termination - Involuntary (For Cause)
Cash Payment(1)	$0	$0	$0	$0	$0
Pension Benefit(2)	$12,971,735	$2,231,851	$5,730,177	$4,836,733	$126,149
Option/SAR Value(3)	$0	$0	$0	$0	$0
PSU Value(4)	$0	$0	$0	$0	$0
Dividend Equivalents(5)	$0	$0	$0	$0	$0

Sub-Total	$12,971,735	$2,231,851	$5,730,177	$4,836,733	$126,149

Less: Vested Pension	($12,971,735)	($2,231,851)	($5,730,177)	($4,836,733)	($126,149)

Amount Triggered due to Termination	$0	$0	$0	$0	$0

Voluntary
Cash Payment(1)	$0	$0	$0	$0	$0
Pension Benefit(2)	$12,971,735	$2,231,851	$5,730,177	$4,836,733	$126,149
Option/SAR Value(3)	$44,388,330	$9,242,484	$25,997,600	$7,255,560	$5,066,371
PSU Value(4)	$11,477,848	$3,429,516	$4,125,558	$3,125,341	$1,686,576
Dividend Equivalents(5)	$0	$0	$0	$0	$0

Sub-Total	$68,837,913	$14,903,851	$35,853,335	$15,217,634	$6,879,096

Less: Vested Pension and Equity	($68,837,913)	($14,903,851)	($35,853,335)	($15,217,634)	($6,879,096)

Amount Triggered due to Termination	$0	$0	$0	$0	$0

Termination – Involuntary (Not For Cause)
Cash Payment(1)	$4,062,500	$1,662,500	$2,100,000	$1,500,000	$1,400,000
Pension Benefit(2)	$12,971,735	$2,231,851	$5,730,177	$4,836,733	$126,149
Option/SAR Value(3)	$44,388,330	$9,242,484	$25,997,600	$7,255,560	$5,066,371
PSU Value(4)	$11,477,848	$3,429,516	$4,125,558	$3,125,341	$1,686,576
Dividend Equivalents(5)	$0	$0	$0	$0	$0

Sub-Total	$72,900,413	$16,566,351	$37,953,335	$16,717,634	$8,279,096

Less: Vested Pension and Equity	($68,837,913)	($14,903,851)	($35,853,335)	($15,217,634)	($6,879,096)

Amount Triggered due to Termination	$4,062,500	$1,662,500	$2,100,000	$1,500,000	$1,400,000

Termination – Change-in-Control(6)
Cash Payment(7)	$12,632,750	$3,777,865	$4,772,040	$3,408,600	$3,181,360
Pension Benefit(2)	$12,971,735	$2,231,851	$5,730,177	$4,836,733	$126,149
Option/SAR Value(8)	$49,377,110	$10,564,124	$27,552,995	$8,793,230	$5,672,566
PSU Value(8)	$18,326,488	$5,381,772	$6,062,070	$5,006,749	$3,623,088
Dividend Equivalents(5)	$3,574,494	$1,151,927	$2,582,369	$1,054,552	$461,459

Sub-Total	$96,882,577	$23,107,539	$46,699,651	$23,099,864	$13,064,622

Less: Vested Pension, Equity and Dividend Equivalent	($68,837,913)	($14,903,851)	($35,853,335)	($15,217,634)	($6,879,096)

Amount Triggered due to Termination	$28,044,664	$8,203,688	$10,846,316	$7,882,230	$6,185,526

(1)	Amounts shown are payable under the ELG separation arrangement. The ELG separation benefit is a cash payment equal to 2.5 times base salary and is provided in the event of a mutually agreeable separation. A mutually agreeable separation occurs when: (i) the ELG participant’s position with UTC has been eliminated or diminished by a divestiture, restructuring, shift in priorities or similar event; or (ii) the executive retires at age 62 or older. Mr. Michaud-Daniel is not eligible for a separation benefit in the event of retirement after age 62 and will instead vest in his career retention RSU grant as discussed in footnote (3) to the Outstanding Equity Awards at Fiscal Year-End Table. Voluntary terminations prior to age 62 or terminations related to misconduct do not qualify as mutually agreeable.

Receipt of the ELG separation benefit is contingent upon execution of an agreement with UTC containing the following covenants made by the executive for the protection of UTC: (i) three-year non-compete; (ii) three-year employee non-solicitation; (iii) non-disparagement; (iv) protection of confidential, sensitive and proprietary information; and (v) post-termination cooperation obligations. The ELG separation benefit is not treated as compensation for purposes of determining benefits under the UTC’s pension plans or any other benefit program. This benefit is payable as a lump sum. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A. Benefit plan participation and fringe benefits are not continued following termination under the ELG separation arrangement.

(2)	Pension benefits under the standard retirement benefit formula that exceed Internal Revenue Code limits for tax-qualified plans may be paid as a lump sum. Amounts in this column reflect the estimated lump sum payment of the nonqualified portion of the retirement benefit, assuming retirement or termination on December 31, 2010, payable as of such date or attainment of age 55.

(3)	The vesting of outstanding SARs is accelerated in the event of a voluntary termination or an involuntary (not for cause) termination after attaining retirement age (i.e., 55 plus 10 years of service) or satisfying the rule of 65 (i.e., age 50 plus 15 years of service) if the awards have been outstanding for at least one year. All values are based on the December 31, 2010 closing price of UTC Common Stock on the NYSE of $78.72. In the event of an involuntary termination for cause, outstanding stock options and SARs will be terminated.

(4)	In the event of a voluntary termination or an involuntary not for cause termination following attainment of retirement age or satisfying the rule of 65, PSUs held for at least one year remain eligible to vest following completion of the performance period if and to the extent the performance targets are achieved. Values shown reflect the December 31, 2010 year-end Common Stock closing price on the NYSE of $78.72 and vesting at target for the 2010 and 2009 PSU grants and actual level of payout for the 2008 PSU grant, as described in the CD&A under “Named Executive Officer Compensation – Long-Term Awards”, on page 30. In the event of an involuntary termination for cause, outstanding PSUs will be terminated.

(5)	Dividend equivalents (“DEs”) were earned under the terms of UTC’s performance-based long-term incentive plan as in effect prior to 2006. Each DE, until it expires, entitles the holder to a cash payment equal to the dividend paid on one share of Common Stock. All outstanding DEs are fully vested, however, DEs are subject to forfeiture upon involuntary termination for cause. In the event of a change-in-control, all future DE payments are accelerated and paid in a lump sum at the time of the change-in-control (based on the dividend rate in effect at the time of the change-in-control). Amounts shown in “Termination – Change-in-Control” equal the current dividend rate multiplied by the number of quarterly dividend payments between the assumed change-in-control date (December 31, 2010) and the DE award expiration date, discounted using 120% of the Applicable Federal Rate as of December 31, 2010.

(6)

This table includes estimated amounts payable as a result of a termination of employment following a change-in-control. Change-in-control benefits are provided in accordance with the Senior Executive Severance Plan (“SESP”). Amounts shown reflect recent changes to the program described above the table. Acquisition of 20% of UTC’s voting securities by a person or a group or a change in the majority of the Board of Directors constitutes a change-in-control. Executives are eligible for the SESP benefits in the event of a change-in-control and a subsequent involuntary termination or resignation for “good reason” (i.e., a material adverse change in the executive’s position, compensation, benefit or work location). Receipt of SESP benefits is subject to an ongoing obligation to protect confidential Company information. An executive may receive the greater of SESP or ELG separation benefits (as described in footnote (1) above), but not both. SESP benefits are reduced by 1/36th for each month that termination occurs after age 62, and accordingly are completely phased out at age 65.

(7)	Reflects a lump sum cash payment under the SESP in an amount equal to 2.99 times the sum of the executive’s base salary and target bonus.

(8)	In the event of termination following a change-in-control, the SESP provides for the accelerated vesting of all outstanding SARs and PSUs (including SARs and PSUs outstanding for less than one year). Values shown for outstanding options and SARs reflect the difference between the exercise price and the December 31, 2010 year-end Common Stock closing price on the NYSE of $78.72. Values shown for PSUs reflect the vesting at target for the 2010 and 2009 grants and the actual vesting results for the 2008 grants, calculated based on the Common Stock closing price on the NYSE on December 31, 2010 of $78.72.

Mr. Bousbib terminated employment with UTC effective August 31, 2010 and will receive an ELG separation benefit in the amount of $2,425,000 and an interest credit of $53,735, as described in footnote (7) to the Summary Compensation Table on page 34. In connection with the termination of his employment, Mr. Bousbib entered into a consulting agreement that continues through September 30, 2011. Under this consulting agreement, Mr. Bousbib will remain available to advise the Company on certain matters related to the commercial business units for a fee of $325,000. Under the LTIP, a participant’s termination date is extended in cases where an executive continues his or her relationship with UTC in a capacity other than as an employee. Mr. Bousbib will therefore continue to hold his unvested SAR and PSU awards through the period of his consulting agreement, during which time they will remain eligible to vest (see Outstanding Equity Awards at Fiscal Year-End Table and footnotes for details). If a change-in-control occurs before September 30, 2011, these unvested awards would be subject to accelerated vesting. Had a change-in-control occurred on December 31, 2010, the values of these awards would have been (in each case, based on the NYSE closing market price for UTC Common Stock of $78.72 per share): SARs - $7,126,815; and PSUs - $8,266,230. Mr. Bousbib will continue to receive payments in respect of vested DEs (see footnote (5) above). If a change-in-control had occurred on December 31, 2010, a lump sum payment in the amount of $3,305,627 would have been paid in respect of his vested DEs. As of December 31, 2010, the value of Mr. Bousbib’s vested options and SARs was $26,880,407 (calculated based on the difference between the exercise price and the December 31, 2010 year-end Common Stock closing price on the NYSE of $78.72). Mr. Bousbib will receive his deferred compensation as shown in the Nonqualified Deferred Compensation Table on page 40.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
L. R. Chênevert	$0	$0	$0	$0	$0	$0		$0
J. V. Faraci	$0	$280,000	$0	$0	$0	$149	(5)	$280,149
J. P. Garnier	$0	$255,000	$0	$0	$0	$0		$255,000
J. S. Gorelick	$96,000	$144,000	$0	$0	$0	$0		$240,000
C. M. Gutierrez(4)	$96,000	$144,000	$0	$0	$0	$2,691	(5)	$242,691
E. A. Kangas	$0	$270,000	$0	$0	$0	$2,302	(5)	$272,302
C. R. Lee	$102,000	$153,000	$0	$0	$0	$0		$255,000
R. D. McCormick	$0	$280,000	$0	$0	$0	$0		$280,000
H. McGraw III	$0	$240,000	$0	$0	$0	$0		$240,000
R. B. Myers	$108,000	$162,000	$0	$0	$0	$665	(5)	$270,665
H. P. Swygert	$0	$270,000	$0	$0	$0	$16,533	(6)	$286,533
A. Villeneuve	$0	$270,000	$0	$0	$0	$0		$270,000
C. T. Whitman	$102,000	$153,000	$0	$0	$0	$0		$255,000

(1)	Amounts in this column reflect retainer fees paid in cash in 2010.

(2)	Amounts in this column reflect the grant date fair value of deferred stock unit awards and deferred stock units credited as the result of the director’s election to defer the receipt of his or her annual retainer fee, calculated in accordance with the Compensation—Stock Compensation Topic of the FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2010 Annual Report on Form 10-K (available at http://www.utc.com/Investor+Relations/SEC+Filings). DSUs awarded in 2010 were calculated based on the NYSE closing price of Common Stock on April 14, 2010. Deferred stock units are credited with dividend equivalents and are payable in stock following retirement. As of December 31, 2010, directors held the following numbers of unvested restricted stock units: Mr. Kangas, 1,250; and Gen. Myers, 313.

(3)	As of December 31, 2010, directors held the following numbers of outstanding stock options awarded in prior years: Dr. Garnier, 26,000; Ms. Gorelick, 39,920; Mr. Lee, 29,800; Mr. McCormick, 21,000; Mr. McGraw, 13,000; Mr. Villeneuve, 26,000; and Gov. Whitman, 13,000.

(4)	Secretary Gutierrez resigned from the Board of Directors on December 8, 2010.

(5)	The value of dividend equivalents credited on unvested restricted stock units.

(6)	The amounts of premium payments on life insurance policies that are used to fund the Directors’ Charitable Gift Program. The policies for Messrs. Garnier, Lee, McCormick, Villeneuve and Ms. Gorelick are paid-up and no premium payments were made during the fiscal year.

The Board of Directors’ annual cash retainer increased by $8,000 in 2010 and an additional $2,000 for Committee Chairs other than the Audit Committee Chair. The value of the annual deferred stock unit award increased by $12,000 and an additional $3,000 for Committee Chairs (other than the Audit Committee Chair). After these changes, in 2010 directors’ annual cash retainer and deferred stock unit values were as follows:

Non-Employee Director’s Compensation
Element	Lead Director	Audit Committee Chair	Committee Chair	Audit Committee Member	Base Amount
Cash Retainer	$112,000	$112,000	$102,000	$108,000	$96,000
Deferred Stock Units	$168,000	$168,000	$153,000	$162,000	$144,000
Total	$280,000	$280,000	$255,000	$270,000	$240,000

For 2011, UTC’s share ownership requirements for non-employee directors increased from $300,000 to five times the base annual cash retainer. Directors may elect to receive the annual cash retainer entirely in deferred stock units towards meeting this share ownership requirement. The director fees will not be increased in the event a director serves multiple roles. The director’s annual cash retainer and annual deferred stock unit award will be based on the amount that would be paid for the highest applicable fee level. Directors do not receive additional compensation for attending regularly scheduled Board and Committee meetings. They do receive $5,000 for each special meeting they attend during the year. No special meetings occurred in 2010.

When UTC pays a dividend on Common Stock, each director’s deferred stock unit balance is credited with additional deferred stock units having a value equal to the dividend paid on the corresponding number of shares of Common Stock. Following termination of a director’s service, the number of deferred stock units are converted into shares of Common Stock and distributed to the director. At the election of the director, this distribution may be made in installments over a ten or fifteen year period.

Non-employee directors receive a one-time $100,000 restricted stock unit award when first elected to the Board. This award vests ratably over five years and is distributed to the director in stock upon retirement, termination or death. Restricted stock units receive dividend equivalents in the form of additional restricted stock units.

UTC maintains a charitable gift program for directors elected prior to 2003, funded by life insurance on the lives of the participating directors. Directors elected after February 2003 are not eligible to participate in this program. Under this program, UTC will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt organizations under Section 501(c)(3) of the Internal Revenue Code. Donations are expected to be deductible by UTC from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to UTC.

Report of the Audit Committee

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of UTC’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with UTC’s policies and procedures, Code of Ethics and applicable laws and regulations. The Committee annually nominates UTC’s Independent Auditor for appointment by the shareowners, and evaluates the independence, qualifications and performance of UTC’s internal and independent auditors. The Committee also discusses with management UTC’s policies and procedures regarding risk assessment and risk management, the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures to be within the Company’s risk tolerance. The Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by UTC regarding accounting, internal control or auditing matters; and the confidential, anonymous submission by UTC employees of concerns regarding questionable accounting or auditing matters.

The Committee has reviewed and discussed with management and UTC’s Independent Auditor UTC’s audited financial statements as of and for the year ended December 31, 2010, as well as the representations of management and the Independent Auditor’s opinion thereon regarding UTC’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. The Committee discussed with UTC’s internal and Independent Auditors the overall scope and plans for their respective audits. The Committee met with the internal and Independent Auditors, with and without management present, to discuss the results of their examinations, the evaluation of UTC’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of UTC’s financial reporting. The Committee has discussed with UTC’s Independent Auditor the matters required by Statement on Auditing Standards, No. 61 Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. It has also discussed with UTC’s Independent Auditor their independence from UTC and its management, including the written disclosures and letter from UTC’s Independent Auditor required by the Public Company Accounting Oversight Board’s Rule 3526, Communication with Audit Committees Concerning Independence, as approved by the SEC.

UTC’s Independent Auditor represented to the Committee that UTC’s audited financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.

Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in UTC’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Committee nominates the firm of PricewaterhouseCoopers LLP for appointment by the shareowners as UTC’s Independent Auditor for 2011.

Audit Committee

John V. Faraci, Chair	Richard B. Myers
Edward A. Kangas	H. Patrick Swygert
Richard D. McCormick	André Villeneuve

PROPOSAL 2: APPOINTMENT OF A FIRM OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO SERVE AS INDEPENDENT AUDITOR FOR 2011

PricewaterhouseCoopers LLP served as UTC’s independent registered public accounting firm in 2010. The Audit Committee has nominated the firm of PricewaterhouseCoopers LLP to serve as Independent Auditor for UTC until the next Annual Meeting in 2012. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners. UTC paid the following fees to PricewaterhouseCoopers LLP for 2010 and 2009:

(In thousands)	2010	2009
Audit Fees	$33,802	$29,930
Audit-Related Fees	$4,746	$7,168
Tax Fees	$9,148	$9,671
All Other Fees	$32	$90
Total	$47,728	$46,859

Audit Fees in both years consisted of fees for the audit of UTC’s consolidated annual financial statements and its internal control over financial reporting, the review of interim financial statements in UTC’s quarterly reports on Form 10-Q and the performance of audits in accordance with statutory requirements.

Audit-Related Fees in both years consisted of fees for due diligence assistance related to mergers and acquisition activity, employee benefit plan audits, advice regarding the application of generally accepted accounting principles to proposed transactions and special reports pursuant to agreed-upon procedures.

Tax Fees in 2010 consisted of approximately $2,827,000 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims, and approximately $6,321,000 for tax consulting and advisory services. In 2009, tax fees consisted of approximately $3,127,000 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims, and approximately $6,544,000 for tax consulting and advisory services.

All Other Fees represent fees in both years for accounting research software, benchmarking and other services.

The Audit Committee has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by UTC’s Independent Auditors. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Committee pursuant to authority delegated by the Committee, provided the Committee is informed of each particular service. All of the engagements and fees for 2010 and 2009 were approved by the Committee. The Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the auditors’ independence. The Board has also adopted the policy that fees paid to the Independent Auditor for non-audit services in any year shall not exceed the fees paid for audit and audit-related services during the year. Non-audit services are limited to fees for tax services, accounting assistance, audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL 3: PROPOSAL TO APPROVE AMENDMENT TO 2005 LONG-TERM INCENTIVE PLAN

The Board of Directors has adopted, and is submitting to shareowners for approval, an amendment to the United Technologies Corporation 2005 Long-Term Incentive Plan (the “Plan”).

Background

The Plan was initially approved by shareowners at the 2005 Annual Meeting. At the 2008 Annual Meeting, shareowners approved amendments to the Plan, including an increase in the number of shares of UTC Common Stock available for delivery pursuant to awards under the Plan and an extension of the term of the Plan until April 30, 2014. The Board believes that the Plan has served its intended purpose of enabling UTC to implement an executive compensation program focused on long-term performance with compensation opportunities correlated with shareowner value. In this regard, for the ten-year period ended on December 31, 2010, UTC’s total shareowner return was 140.5%, compared to 36.7% for the Dow Jones Industrials and 15.1% for the S&P 500. For the five-year period ended on December 31, 2010, UTC’s total shareowner return was 56.8%, compared with 23.4% for the Dow Jones Industrials and 12.0% for the S&P 500. The Board therefore wishes to continue the operation of the Plan by authorizing additional shares of Common Stock for Plan awards and further extending the term of the Plan.

Since the adoption of the Plan in 2005, the number of shares subject to awards made under the Plan as a percentage of the number of fully diluted shares outstanding has averaged approximately 1% per year. If the proposed increase in shares available for delivery pursuant to awards under the Plan is approved by shareowners, UTC expects that the annual dilution attributable to awards under the Plan will continue in the range of 1%.

For a discussion of awards under the Plan as components of UTC’s executive compensation program, please refer to the Compensation Discussion and Analysis beginning on Page 19 of this Proxy Statement.

Description of the Amendment

The proposed Amendment, upon approval by shareowners, would modify the Plan as follows:

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Increase in the number of shares available for delivery pursuant to awards under the Plan. As originally approved by shareowners, the Plan authorized the delivery of up to 38,000,000 shares of Common Stock pursuant to awards, which the 2008 amendment increased to 71,000,000 shares. The proposed Amendment authorizes the delivery of up to an additional 48,000,000 shares. As of December 31, 2010, an aggregate of 54,989,000 of the 71,000,000 previously approved shares were delivered or reserved for delivery pursuant to awards under the Plan, leaving 16,011,000 shares available for use in connection with future awards. As of February 9, 2011, 7,376,000 shares of Common Stock remained available for Plan awards. These unused shares of Common Stock will remain available for awards under the Plan whether or not the Amendment is approved by shareowners. As of February 9, 2011 the closing market price of the Common Stock was $83.98.

Under the current terms of the Plan, an award of shares of Common Stock or units equal in value to a share of Common Stock, including restricted stock, restricted stock units and performance share units (a “Full Share Award”), results in a reduction in the number of shares of Common Stock available for delivery under the Plan in an amount equal to 3.1 times the number of shares or units to which the award corresponds. The Amendment would increase this multiple to 4.03. The Amendment will not change the accounting for awards other than Full Share Awards. Accordingly, awards of stock options and stock appreciation rights will continue to result in a reduction of one share of Common Stock for each stock option or stock appreciation right awarded. Shares surrendered to pay taxes count against the share reserve. If an award is subsequently forfeited or otherwise terminates, the shares of Common Stock associated with the forfeited award will be added back to the Plan’s share reserve for delivery pursuant to future awards under the Plan.

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Extension of the Term of the Plan. As approved by shareowners in 2008, the Plan has a termination date of April 30, 2014. The proposed Amendment would extend the term of the Plan to April 30, 2017. If the Amendment is not so approved by shareowners, the Plan will remain in full force and effect through April 30, 2014.

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Additional Restrictions Relating to Assignment of Awards. The Amendment adds language that clarifies the Plan’s prohibition on the transfer of stock options, stock appreciation rights and other Plan awards. The amended language specifically prohibits any award recipient from selling, transferring, otherwise engaging in any transactions that has the effect of exchanging his or her economic interest in an award to any person (other than a family member) or entity for cash or other consideration.

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Minimum Vesting Periods. The Amendment clarifies the Plan’s minimum vesting period by requiring that all regular cycle annual long-term incentive awards have a vesting period of not less than three years. Performance-based awards have a three-year service period vesting requirement in addition to the performance-based vesting conditions. Awards subject to a time-based vesting period of less than three-years are limited to special purpose awards such as recruitment awards designed to replace forfeited awards from a prior employer and may, in no event, exceed 5% of awards granted.

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Re-Approval of Qualified Performance-Based Awards. The Plan sets forth certain performance metrics to be used to set vesting targets for performance-based awards. The metrics are: (i) diluted earnings per share (“EPS”); (ii) total shareowner return (“TSR”); (iii) working capital and gross inventory turnover; and (iv) revenue growth. The proposed Amendment does not change these metrics, as contained in the original Plan and the 2008 amendment and, in each case, approved by shareowners. Continued shareowner approval of these metrics exempts income realized from qualified performance-based awards from the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code. As discussed in the CD&A, the Committee has regularly employed EPS and TSR metrics for the purpose of correlating compensation with shareowner value.

Description of the Material Terms of the Plan

A complete copy of the Plan, as it would be amended by the proposed Amendment, is set forth in Appendix A and incorporated by reference. The following is a summary of the material terms of the Plan.

Purpose of the Plan

The purpose of the Plan is to align shareowner and management interests through stock and performance-based awards linked to shareowner value and to give UTC a competitive advantage in attracting and retaining key employees and directors.

Administration of the Plan

The Plan is administered by the Committee on Compensation and Executive Development of the Board of Directors (the “Committee”) which is composed exclusively of non-employee directors who qualify as independent under NYSE listing standards. The Committee has full authority to administer the Plan, including, without limitation, the authority to determine who will receive awards, to determine the terms and conditions of awards, to interpret awards and Plan provisions, and to amend outstanding awards subject to such limitations as are imposed by the Plan. The Committee may delegate authority to grant, interpret and administer awards to officers of UTC, provided that it may not delegate authority with respect to awards granted to executives who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. The foregoing is subject to the qualification that the Committee on Nominations and Governance of the Board of Directors is responsible for the granting, interpretation and administration of awards to UTC’s non-employee directors.

Eligibility and Participation

Directors, officers and employees of UTC, its subsidiaries and affiliates are eligible for selection to participate in the Plan. Stock-based incentive awards are granted exclusively under this Plan.

Share Accounting

Currently, Full Share Awards reduce the number of shares of Common Stock available for delivery by a multiple of 3.1. As discussed above, the Amendment would increase this multiple to 4.03. Awards of stock options and stock appreciation rights reduce the number of shares available for delivery on the basis of one share for each stock option or stock appreciation right awarded. If an award is forfeited, the number of shares available for delivery under the forfeited award will be reinstated as shares available for delivery pursuant to awards under the Plan. Shares tendered or withheld to pay the exercise price of stock options or to satisfy tax withholding obligations associated with the granting or vesting of an award are not reinstated as shares available for delivery pursuant to awards under the Plan. The settlement in cash of awards valued by reference to shares of Common Stock count as shares delivered as if the award were settled in shares pursuant to awards under the Plan.

Individual Award Limits

No individual participant may be granted awards covering in excess of 1,000,000 stock options and stock appreciation rights or in excess of 500,000 restricted shares, restricted share units and other Full Share Awards in any one calendar year.

Types of Awards that Can be Awarded Under the Plan

The Plan allows for the grant of the following types of awards.

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Stock Options and Stock Appreciation Rights. A stock option entitles the holder to purchase a specified number of shares of Common Stock at a specified exercise price. Stock options, at the discretion of the Committee, may be non-qualified stock options or stock options that are intended to comply with the requirements of Section 422 of the Internal Revenue Code. A stock appreciation right entitles the holder to receive shares of Common Stock or cash equal in value to the difference between the fair market value of Common Stock on the exercise date and the exercise price of the stock appreciation right. The terms of stock options and stock appreciation rights may not exceed ten years, the vesting period generally may not be less than three years and the exercise price may not be less than the fair market value of the Common Stock on the date of the grant. The vesting and exercisability of stock options and stock appreciation rights awards can be made subject to such terms and conditions as the Committee shall determine.

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Restricted Stock, Restricted Stock Units and Performance Share Units. A restricted stock award is an award of shares of Common Stock subject to a restriction on transferability. The restriction on transferability will lapse following a stated period of time, upon attainment of specified performance targets or a combination thereof. A recipient of a restricted stock award will have all of the rights of a holder of Common Stock with respect to the underlying shares, including the right to vote the shares and receive dividends, but will not have the right to sell, assign, transfer, pledge or otherwise encumber the shares until the transferability restrictions lapse. A restricted stock unit is equal in value to one share of Common Stock and will vest following a specified period of continuous employment. A performance share unit has a value that corresponds to a share of Common Stock and is subject to vesting on the value of the basis of the achievement of specified performance targets and satisfaction of minimum holding periods. Upon vesting, a performance share unit may be settled in either shares of Common Stock or cash, as determined by the Committee and specified in the award agreement. The Committee intends to continue its current practice of granting at least 50% of the value of regular cycle long-term incentive awards to the most senior executives in the form of performance share units with three-year vesting contingent on achievement of pre-established performance targets. The holders of restricted stock units and performance share units are not entitled to the rights of a holder of Common Stock.

•	Other Stock-Based Awards. The Plan also authorizes other types of awards valued by reference to Common Stock, as may be determined by the Committee.

Adjustment Events

The number of shares reserved for delivery under the Plan and the terms of awards granted under the Plan are subject to adjustment in the following circumstances.

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Stock Splits and Similar Events. In the event of a stock split, reverse stock split, share combination, recapitalization, sale of assets, stock dividend, extraordinary dividend or similar event affecting the Common Stock or the number of shares outstanding, the total number of shares authorized for delivery under the Plan, the limitations on the various types of awards permitted by the Plan, the number of shares subject to outstanding awards, and the exercise price of outstanding stock options and stock appreciation rights will be adjusted as necessary and appropriate to reflect the change in the number or value of outstanding shares and to preserve the value of outstanding awards.

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Corporate Transactions. In the event of a merger, consolidation, spin-off, reorganization, stock rights offering, liquidation, or other material event affecting the capital structure of UTC, the Committee in its discretion may make such substitutions or adjustments as it deems appropriate and equitable to: (i) the aggregate number and kinds of shares reserved for delivery under the Plan, (ii) the limitations on the various types of awards permitted by the Plan, (iii) the number and kind of shares subject to outstanding awards, and (iv) the exercise price of outstanding stock options and stock appreciation rights. Such adjustments may include, without limitation, the cancellation of outstanding awards in exchange for payments of cash, property, or a combination thereof having an aggregate value equal to the cancelled awards as determined by the Committee to be necessary or appropriate to protect the value of participants’ interests in their awards.

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Change-in-Control. In the event of the occurrence of a “Change-in-Control” (as defined by the Plan), the Committee may, in its discretion, take any or all of the following actions: (i) provide that all outstanding stock options and stock appreciation rights will immediately vest and become exercisable; (ii) immediately lapse any restrictions applicable to any restricted stock or restricted stock unit award; (iii) provide that performance-based vesting targets applicable to performance share units and other awards will be deemed satisfied and that the awards will be considered to be earned and payable in full; and (iv) make such other adjustment, substitutions or settlements with respect to outstanding awards as the Committee deems appropriate to protect participants’ interests in the awards. In addition, if within 24 months following a change-in-control, an award recipient is involuntarily terminated, resigns following a material and adverse change in compensation, responsibilities, functions or reporting relationship or resigns rather than relocate more than 50 miles from his or her job location, then, without further action by the Committee, such recipient will become vested in all outstanding awards as of the date of termination. Stock appreciation rights and stock options so vested may be exercised until the earlier of the third anniversary of the date of termination or the expiration of the term of the award.

Qualified Performance-Based Awards

The Plan provides that compensation from stock options, stock appreciation rights, performance share units and other performance-based awards will generally be structured to be exempt from the limitation on deductible compensation imposed by Section 162(m) of the Internal Revenue Code. The Committee will administer the Plan and the Plan will be interpreted consistent with the purpose of maintaining the exemption from the Section 162(m) deduction limitation, except that qualified performance targets will be waived in the event of death and may be waived in the event of a change-in-control. The Committee is responsible for certifying to the measurement of applicable performance targets. The Plan provides that performance-based compensation awards intended to be exempt from the Section 162(m) deduction limitation will be subject to vesting on the basis of one or more of the following performance targets: (i) diluted earnings per share; (ii) total shareowner return; (iii) working capital and gross inventory turnover; or (iv) revenue growth.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the material U.S. Federal income tax rules that are generally relevant to Plan awards. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

Upon the exercise of a stock appreciation right, an award recipient will recognize ordinary income equal to the excess of the fair market value of Common Stock on the exercise date over the fair market value of Common Stock on the date of grant. UTC will generally be entitled to a corresponding deduction equal to the amount of ordinary income that the recipient recognizes. Upon the sale of Common Stock acquired upon exercise of a stock appreciation right, the recipient will recognize long- or short-term capital gain or loss, depending on whether the recipient held the stock for more than one year from the date of exercise. Upon the exercise of a non-qualified stock option, the excess of the fair market value of the shares acquired on the exercise of the option over the exercise price paid (the “spread”) will constitute compensation taxable to the recipient as ordinary income. UTC will generally be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the recipient. With respect to incentive stock options (“ISOs”), a recipient who holds shares acquired upon exercise will not recognize taxable income. If the recipient holds the shares for at least one year, the recipient will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. UTC will not receive a tax deduction with respect to the exercise of an ISO if the one year ISO holding period is satisfied. Award recipients do not recognize any taxable income and UTC is not entitled to a deduction upon the grant of a stock appreciation right, a non-qualified option or an ISO.

The recipient of a performance share unit, restricted stock, restricted stock unit, or other stock-based or performance-based award will not recognize taxable income at the time of grant as long as the award is subject to a substantial risk of forfeiture as a result of performance-based vesting targets, continued service requirements or other conditions that must be satisfied before payment or delivery of shares can occur. The recipient will generally recognize ordinary income and be subject to wage and employment tax withholding when the substantial risk of forfeiture expires or is removed unless the cash to be paid or shares to be delivered are deferred until a date subsequent to the vesting date. UTC will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes. If the recipient holds shares received upon settlement of an award for more than one year, the capital gain or loss will be long-term.

Foreign Employees and Foreign Law Considerations

The Committee may grant awards to individuals who are foreign nationals who are located and compensated outside of the United States and, therefore, subject to a non-U.S. legal and regulatory jurisdiction. With respect to such individuals, the Committee is authorized to amend the Plan, establish sub-plans or provide provisions to applicable award agreements for the purpose of complying with legal or regulatory provisions of countries outside the United States.

Amendment of the Plan

The Board of Directors may amend, alter or discontinue the Plan at any time, subject to the following qualifications: (i) no such amendment, alteration or discontinuance may materially impair the rights of a participant with respect to a previously-granted award without the participant’s consent, unless the amendment is required to comply with applicable law, stock exchange rules or accounting rules; and (ii) no amendment may be made without the approval of UTC’s shareowners if such approval is required by applicable law or NYSE listing standards. Under NYSE listing standards, the number of shares of Common Stock available for delivery under the Plan (other than to reflect a reorganization, stock split, merger, spinoff or similar transaction) may not be increased without the approval of shareowners.

New Plan Benefits

All awards to be made under the Plan, as it is proposed to be amended, are subject to the discretion of the Committee or its delegate, and accordingly are not determinable.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE 2005 LONG-TERM INCENTIVE PLAN.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 concerning Common Stock issuable under UTC’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(a)		Weighted-average exercise price of outstanding options, warrants and rights ($/share)(b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(c)
Equity compensation plans approved by security holders	57,529,000	(1)	$56.58		16,011,000	(2)
Equity compensation plans not approved by security holders	5,329,000	(3)	$41.89		0
Total	62,858,000	(4)	$55.25	(5)	16,011,000	(6)

(1)	Consists of: (i) shares of Common Stock issuable upon the exercise of stock options awarded under the 1989 Long-Term Incentive Plan (“1989 LTIP”), the 2005 Long-Term Incentive Plan, as amended (“2005 LTIP”) and the Non-Employee Director Stock Option Plan (“Non-Employee Director Plan”); and (ii) shares of Common Stock issuable pursuant to outstanding restricted share unit and performance share unit awards, assuming performance at the target level. Up to an additional 2,170,000 could be issued if performance goals are achieved above target. The weighted average exercise price of outstanding options, warrants and rights shown in column (b) take into account only the shares identified in clause (i).

(2)	Represents the maximum number of shares of Common Stock available to be awarded as of December 31, 2010.

(3)	Consists of stock options awarded under the UTC Employee Stock Option Plan. This Plan authorized the award of non-qualified stock options to employees below the executive level considered to have the potential to contribute to the long-term success of UTC. These options have a fixed option price equal to the fair market value of Common Stock on the date the stock option was granted. Options vested three years after the grant date and have a ten-year term. Effective April 14, 2005, all equity incentive compensation awards are provided under the shareowner-approved 2005 LTIP.

(4)	As of February 9, 2011, this number increased to 66,591,000, reflecting grants under the 2005 LTIP as well as exercises and cancellations since December 31, 2010. The 66,591,000 shares outstanding include: (i) 62,314,000 issuable upon the exercise of stock options and stock appreciation rights; (ii) 1,160,000 restricted share units; and (iii) 3,117,000 performance share units at the target level. Up to an additional 3,117,000 performance share units could be issued if performance goals are achieved above target.

(5)	As of February 9, 2011, the weighted-average exercise price is $57.51 and the weighted-average remaining term is 5.6 years for outstanding options and stock appreciation rights.

(6)	As of February 9, 2011, 7,376,000 shares of Common Stock remain available to be awarded, after taking into account grants, as well as exercises and cancellations since December 31, 2010.

PROPOSAL 4: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities and Exchange Act of 1934 as amended, the Board requests your advisory vote to approve the compensation of UTC’s Named Executive Officers based on the description of UTC’s executive compensation programs and practices on pages 19 to 44 of this Proxy Statement. In accordance with Section 14A, your vote is advisory and, therefore, will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future executive compensation decisions.

UTC’s Board Committee on Compensation and Executive Development reviews the design of UTC’s executive compensation programs on an ongoing basis. UTC’s objective, and that of the Board, has long been to closely align incentive compensation opportunities with the long-term interests of shareowners. For senior leadership, performance contingent, stock-based compensation comprises the substantial majority of total compensation. Long-term incentive compensation is realized on the basis of performance metrics that link directly to sustainable performance and long-term shareowner value. Relevant benchmarking is conducted to assure that overall compensation levels and opportunities align effectively with competitive market practices.

The design and operation of an executive compensation program for a large, complex, global enterprise such as UTC necessarily involves multiple objectives and constraints. The Board believes that UTC’s executive compensation programs have been effective in enabling the recruitment and retention of senior business leaders with the requisite talent and skills to drive UTC’s financial and operational performance. As further described on pages 19 to 44 of this Proxy Statement, UTC’s executive compensation programs are based on the following core principles.

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Competitiveness: Total compensation should be competitive to attract, retain and motivate a leadership team capable of maximizing UTC’s performance. Each element should be benchmarked relative to peers and competitors.

•	Pay for performance: A substantial portion of compensation should be variable, contingent and directly linked to individual and Company or business unit performance.

•	Long-term focus: Long-term incentive compensation linked to shareowner value should comprise the most significant compensation opportunity for UTC’s most senior executives.

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Balance: The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. Long-term stock-based compensation opportunities should significantly outweigh short-term cash-based opportunities. Annual objectives should be compatible with sustainable long-term performance.

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Responsibility: Ethical, environmental, health and safety performance are intrinsic to UTC’s compensation program. Financial and operating performance should never compromise these values. The Committee expects complete commitment to ethical and social responsibility, which is a fundamental assumption underlying all aspects of the program from setting targets to conducting annual performance assessments.

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Shareowner alignment: Long-term incentives should align the interests of executives with the long-term interests of UTC’s shareowners through stock-based compensation and performance metrics that correlate with shareowner value.

2010 was a very successful year for UTC despite challenging economic conditions. Earnings per share of $4.74 exceeded the earnings of $4.50 to $4.65 per share anticipated by UTC in communications to investors at the beginning of the year. 2010 performance also contributed to strong returns to UTC’s shareowners when measured over periods of three, five and ten years, with total shareowner returns of 10.9%, 56.8% and 140.5% for these periods, respectively. These results are well in excess of results for the S&P 500 and Dow Jones Industrial indices for the corresponding periods.

The Board encourages shareowners to read the Compensation, Discussion and Analysis section of this Proxy Statement to review the correlation between compensation and performance, as well as the compensation actions taken in 2010, which include reduced benefits for all of the Named Executive Officers in the event of a change-in-control and increased UTC share ownership requirements for the CEO and Board members.

The Board remains committed to sound corporate governance practices and shares the interest of shareowners in maintaining effective performance-based executive compensation programs at UTC. The Board believes that UTC’s executive compensation programs have a proven record of effectively driving superior levels of financial performance, alignment of pay with performance, high ethical standards, and attraction and retention of highly talented executives.

Accordingly, the Board recommends that shareowners vote FOR the following resolution:

“RESOLVED, that the compensation of UTC’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion on pages 19 to 44 of this Proxy Statement is hereby APPROVED on an advisory basis.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOREGOING RESOLUTION TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF UTC’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 5: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934 as amended, the Board also requests your advisory vote on whether a periodic vote to approve the compensation of UTC’s named executive officers should occur once every three years, two years or one year. Section 14A provides that this vote is advisory and, therefore, will not be binding on the Board or the Company. The Board will, however, take the voting results into consideration when making a determination as to the frequency of the periodic advisory vote.

The following information is provided for your consideration when evaluating the appropriate frequency for an advisory vote:

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UTC’s executive compensation programs are heavily weighted toward long-term performance and related incentive opportunities, with the potential for actual payment occurring over a multi-year time span.

•

The design of UTC’s executive compensation program changes infrequently, to retain alignment of compensation with long-term performance objectives. The current annual incentive plan design has been in operation for more than ten years; while the long-term incentive plan design has been in operation for more than five years. UTC’s current compensation programs are consistent with the longer-term view that the Compensation Committee takes with respect to the most important components of named executive officers’ compensation.

•

A longer period between votes would provide greater opportunity for shareowners and advisory services to evaluate the operation of UTC’s executive compensation programs, and would facilitate more meaningful dialogue with shareowners regarding the Company’s executive compensation practices.

•

UTC’s practice has been to request that shareowners approve additional shares for future awards under the Company’s long-term incentive program on a triennial basis. In each case, these triennial votes have been accompanied by extensive dialogue between UTC and investors concerning UTC’s executive compensation practices.

•	The Board believes that UTC’s executive compensation programs have proven effective in generating enhanced shareowner value.

The Board thanks shareowners for considering the above information when voting on the appropriate frequency for an advisory vote.

The Board of Directors is not making a recommendation on how shareowners should vote on the following resolution because it has decided to first consider the views of UTC’s shareowners before making a determination.

“RESOLVED, that the voting choice of once every three years, once every two years, or once every year that receives the highest number of votes cast in connection with this resolution will be considered to be the frequency preferred by shareowners on an advisory basis for UTC to hold a non-binding vote to approve the compensation of the named executive officers.”

PROPOSAL 6: SHAREOWNER PROPOSAL FOR ADDITIONAL SHARE RETENTION REQUIREMENT FOR SENIOR EXECUTIVES

Representatives of the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, have advised that the Fund is the beneficial owner of 679 shares of UTC Common Stock and that the Fund intends to introduce a proposal for consideration by shareowners at the Annual Meeting, the text of which reads as follows:

RESOLVED: The stockholders of United Technologies Corporation (the “Company”) request that the Board of Directors (the “Board”) adopt a policy requiring that senior executives retain shares acquired through the Company’s equity compensation plans for five years (the “Lockup Period”). The Lockup Period shall lapse gradually, such that senior executives may redeem or sell one-fifth of their shares after each of the five years. The Lockup Period will begin to run after all vesting requirements have been met, and will continue even if a senior executive is no longer employed by the Company.

The Lockup Period shall apply to shares received from equity compensation plans including from stock options, restricted stock, and their equivalents. The Lockup Period shall apply in addition to any other stockholding requirements or performance requirements that have been established. The Lockup Period shall not apply to existing employment agreements or equity compensation plans unless they can be legally modified by the Board. At the Board’s discretion, the Lockup Period may be limited to the net after-tax proceeds received by senior executives from the Company’s equity compensation plans.

SUPPORTING STATEMENT

Our proposal seeks to link executive pay with long-term performance by ensuring an appropriate holding period for shares received by senior executives from the Company’s equity compensation plans. In our view, the use of lockup periods for senior executive stockholdings is a common practice following initial public offerings. We believe that a lockup period is also appropriate after senior executives receive shares from equity compensation plans.

We are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. Allowing senior executives to immediately liquidate their equity compensation awards may create incentives for executives to assume excessive risk for short-term illusory gains. Moreover, senior executives may be tempted to time their stock sales by inappropriately trading on inside information.

The use of lockup periods for equity compensation has been promoted by Harvard Law School professors Lucian Bebchuk and Jesse Fried, authors of “Pay Without Performance: The Unfulfilled Promise of Executive Compensation.”  In a June 16, 2009 op-ed in The Wall Street Journal  titled “Equity Compensation for Long-Term Results,” they wrote:

“The short-term distortions can be addressed by separating the time that options and restricted shares can be cashed out from the time that they vest. This would tie the executive’s payoffs to long-term shareholder value.”

In our opinion, the Company’s current stockholding requirements for its senior executives do not go far enough to ensure that the Company’s equity compensation plans build stock ownership. We believe that requiring senior executives to only hold shares equal to a multiple of their base salary loses effectiveness over time. After satisfying these minimal requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

We urge stockholders to vote for this proposal.

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO PROPOSAL 6.

The Board has considered carefully the AFL-CIO Reserve Fund’s (“AFL-CIO”) proposal. Conceptually, the Board agrees that a correlation between executive compensation and long-term performance is beneficial. That philosophy has been and continues to be the cornerstone of UTC’s existing executive compensation program, which the Board believes has proven effective in shareowner value creation. As discussed in the Compensation, Discussion and Analysis (“CD&A”) beginning on page 19, the Board’s emphasis on long-term and stock-based compensation has, in its view, been a material factor in driving superior returns to UTC shareowners. The Board considers that UTC’s compensation program has been specifically designed to effectively align management and shareowner interests. In view of UTC’s adoption of a comprehensive recoupment policy (see “Compensation and Risk” discussion on pages 31 and 32) and additional internal controls, the Board believes that UTC has implemented appropriate and sufficient deterrents to the behavior risks cited by the AFL-CIO. For these reasons and as further detailed below, the Board believes that the AFL-CIO’s proposal would be an unnecessary and largely redundant intrusion into a well-designed and effective program and that the adoption of this proposal could be detrimental to UTC and its shareowners. The Board recommends that shareowners vote against this proposal.

The correlation between UTC’s existing performance-based compensation program and shareowner value creation is validated, in the Board’s view, by UTC’s extended strong performance. As noted in the CD&A section of this Proxy Statement, UTC’s existing compensation program for senior executives is focused heavily on long-term performance. The program’s use of year-over-year earnings per share growth and total shareowner return performance metrics aim to reward significant and sustainable performance over the long-term. At UTC, base salary comprises only 9% of CEO compensation and 12% of compensation for other Named Executive Officers (“NEO”). Approximately 67% of total CEO and NEO pay is allocated to long-term and share-based incentives, while only 22% of the CEO’s and 18% of the other NEOs’ total pay is allocated to the annual cash bonus (see page 22 of CD&A). The Board believes that UTC’s historical share performance validates the effectiveness of this approach, as evidenced by UTC’s 140.5% total return to shareowners over the ten-year period ended December 31, 2010, compared with 36.7% and 15.1% for the Dow Jones 30 Industrials and S&P 500, respectively.

The Board believes that UTC’s existing comprehensive recoupment policy is more effective than the proposed additional share retention requirement. The AFL-CIO’s statement in support of the proposal asserts that, absent a greater share retention requirement, senior executives may be tempted to time their stock sales by “inappropriately trading on inside information”, yet fails to offer a single fact to support this very serious contention. UTC has internal policies which govern the timing of transactions in UTC stock and the disciplinary actions that can be imposed in the event of violations. In addition to the personal legal consequences, UTC’s compensation program importantly includes comprehensive recoupment provisions whereby amounts realized from annual and long-term incentive awards are subject to recoupment or “clawback” rules in the event of stock trading violations or conduct otherwise injurious to UTC. The recoupment provisions authorize the Compensation Committee to require forfeiture of awards if vesting targets are achieved by means adverse to UTC’s overall best interests. The Board believes that UTC’s existing recoupment policy and related internal control policies are highly effective.

Senior Management’s commitment to UTC’s long-term performance is further reinforced by their significant equity ownership and interests in other long-term compensation programs. The AFL-CIO, based on disclosed holdings of 679 shares of UTC stock, asserts that share holding guidelines which are based on a multiple of base salary lose effectiveness over time, as senior executives are free to sell shares after satisfying “minimal requirements”. The Board believes this assertion is flawed in several respects. UTC’s existing share ownership guidelines require its CEO to hold shares of UTC Common Stock and share equivalents having a value of at least six times base salary and three times base salary for other NEOs, resulting in a CEO share ownership requirement of $9.75 million (based on his current salary). However, UTC’s CEO, in fact, holds 356,325 shares and share equivalents (valued at approximately $30 million), and NEOs cumulatively hold 598,444 shares and share equivalents (valued at over $50 million), resulting in average holdings for senior executives far in excess of UTC’s share holding requirements.1 The CEO, executive officers and directors as a group hold 1,495,199 shares of UTC Common Stock and share equivalents.1 The Board believes that the AFL-CIO’s characterization of UTC’s CEO and NEO holdings as “minimal” is contradicted by the data, which overwhelmingly evidences senior management’s commitment to long-term share ownership and UTC’s long-term performance.

The Board believes that the AFL-CIO proposal is likely to place UTC at a competitive disadvantage. The AFL-CIO’s statement in support of this proposal asserts that “the use of lockup periods for senior executive stock holdings is a common practice following initial public offerings” (emphasis added). The proposal further asserts that allowing senior executives to immediately liquidate their equity compensation awards may create incentives for executives “to assume excessive risk for short-term illusory gains”. The Board does not believe that these arguments are relevant to UTC, a company with shares listed on the NYSE since 1934, an executive compensation program that is carefully designed to avoid short-term illusory gains, and a long history of disciplined financial performance. UTC’s equity compensation plans provide long-term incentives with minimum award vesting periods of three years. Significant elements of additional compensation programs related to pensions, 401K plans and deferred compensation similarly are also dependent on UTC’s long-term financial performance and solvency. The AFL-CIO proposal does not provide any examples of compensation incentives related to inappropriate risk taking or short-term illusory gains at UTC, and, indeed, UTC’s sustained long-term historical returns to shareowners do not suggest the existence of such risks at UTC. The Board is convinced that the imposition of additional share retention requirements on a well-performing company such as UTC, absent data to support the need for such reform, is likely to place UTC at a competitive disadvantage with peer companies for executive talent and ultimately, would be contrary to the best interests of UTC and its shareowners.

[1]	These holdings include shares of Common Stock, restricted stock units, deferred stock units and interests in shares and units beneficially owned through Company employee savings plans, in each case valued using the closing price for UTC Common Stock as of February 15, 2011. The holdings of NEOs and other officers as a group exclude holdings of A. Bousbib.

FOR THE FOREGOING REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

Additional Shareowner Proposal Withdrawn Following Discussion. UTC also received a shareowner proposal from The Sisters of Charity of Saint Elizabeth and other religious groups requesting that the Company report on key performance indicators with respect to UTC’s human rights policy. The proposal was withdrawn by the proponents following constructive discussion, which included a review of UTC’s ongoing efforts to instill an appropriate culture of responsibility throughout its operations on a global basis. The Company appreciates the input of the Sisters of Charity of Saint Elizabeth and other religious groups in this regard.

ADDITIONAL MEETING INFORMATION

How many shares can vote? As of the record date, 921,194,240 shares of UTC Common Stock were issued and outstanding. Each share of UTC Common Stock outstanding on the record date is entitled to one vote.

What are the quorum requirements for the Annual Meeting? The conduct of business at the Annual Meeting requires the existence of a quorum, which is satisfied by the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares.

How many votes are needed for the election of directors at the meeting? Under Section 2.2 of UTC’s Bylaws, in order for a director to be elected a majority of the votes cast with respect to the director’s election must be cast “for” the director, except that if the number of nominees exceeds the number of directors to be elected, the nominees receiving the greatest number of votes shall be elected as directors. Because Delaware law provides that an incumbent director continues in office until his or her successor has been elected and qualified (or until the director’s earlier removal or resignation) even though a majority of the votes cast were not voted for his or her re-election, UTC has adopted as a provision of its Corporate Governance Guidelines a requirement that any nominee who is an incumbent director and who receives in an uncontested election fewer votes “for” than “withheld” or “against” in respect of his or her election must promptly tender his or her resignation to the Chair of the Committee on Nominations and Governance. The Committee on Nominations and Governance shall then consider the matter and, taking into consideration all factors it deems relevant, shall recommend to the Board whether the resignation should be accepted and, if the Board accepts the resignation, whether the vacancy so created should be filled or the size of the Board should be reduced. The Board will act on the Committee’s recommendation within 90 days after the certification of the election results. The Board’s decision will be disclosed in a Current Report on Form 8-K filed with the SEC.

How many votes are needed for the adoption of other matters at the meeting? Any matter other than the election of directors and Proposals 3, 4 and 5 will be approved if it receives the affirmative vote of a majority of the votes constituting the quorum. In accordance with NYSE listing requirements, Proposal 3, the proposed amendment to the Long-Term Incentive Plan, will be approved if it receives votes in favor representing a majority of the votes cast on the matter (provided the total votes cast on the matter represent over 50% of the shares outstanding). The shareowner votes on Proposals 4 and 5 are non-binding, advisory votes under applicable law. With regard to Proposal 4, the compensation of the Named Executive Officers will be considered to have been approved by shareowners on an advisory basis if the votes cast “for” exceed the votes cast “against”. With regard to Proposal 5, the Board will consider the frequency voting choice receiving the greatest number of votes cast as the advisory vote of shareowners on this matter. As provided under Section 14A of the Securities Exchange Act of 1934 as amended, the shareowner advisory votes on Proposals 4 and 5 will not be construed as overruling any decision by UTC or the Board nor will they be construed to create or imply any change to the fiduciary duties of UTC or the Board, or to create or imply any additional fiduciary duties for UTC or the Board.

If a shareowner submits a proxy card or voting instructions indicating an abstention from voting on a particular matter, the shareowner’s shares will not be counted as a vote for that matter, but the shares will be included as part of the shares making up the quorum, and accordingly the abstention will have the same practical effect as a vote against the matter insofar as the vote required is a percentage of the quorum. Shares that are the subject of broker non-votes (as described in response to the question “How will the proxy holders vote my shares?” on page 3) with respect to a particular matter will not be counted as a vote for or against the matter, but will be included as part of the shares making up the quorum, and accordingly will likewise have the same practical effect as a vote against the matter.

Can a proxy be revoked? Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary identifying the proxy being revoked; by following the prompts provided through the telephone and Internet voting facilities for revoking a proxy previously submitted by telephone or via the Internet; by submitting a new proxy card with a later date; or by voting in person at the Annual Meeting.

How will the proxy holders vote on any other business conducted at the Annual Meeting? Although we do not know of any business to be conducted at the Annual Meeting other than the matters described in this Proxy Statement, the return of a duly signed proxy card or the submission of voting instructions by telephone or via the Internet with respect to your shares will confer on the proxy holders discretionary authority to vote your shares (other than shares held in the UTC Employee Savings Plan) in accordance with their judgment on any other such additional matters that may be submitted to a vote of shareowners at the Annual Meeting.

When are shareowner proposals for inclusion in UTC’s Proxy Statement for the 2012 Annual Meeting due? A shareowner who wishes to have a proposal included in UTC’s Proxy Statement for the 2012 Annual Meeting must, in accordance with SEC rules governing shareowner proposals, submit the proposal in writing to the Corporate Secretary for receipt by October 28, 2011, in order to be considered for inclusion.

What is the advance notice deadline for a proposal that a shareowner plans to introduce for submission to a vote of shareowners at the 2012 Annual Meeting? Under Section 1.10 of UTC’s Bylaws, a shareowner who wishes to introduce a proposal to be voted on at UTC’s 2012 Annual Meeting (other than a proposal to be included in the Proxy Statement pursuant to SEC Rule 14a-8) must send advance written notice to the Corporate Secretary for receipt no earlier than December 15, 2011 and no later than January 13, 2012. Such notice must include the additional information specified by the Bylaws, a copy of which is available at http://www.utc.com/Governance.

What is the advance notice deadline if a shareowner plans to nominate a person for election as a director at the 2012 Annual Meeting? Under Section 1.10 of UTC’s Bylaws, a shareowner who wishes to nominate a person for election as a director at the 2012 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 15, 2011 and no later than January 13, 2012. Such notice must include the additional information, documents and agreements specified by the Bylaws, a copy of which is available at http://www.utc.com/Governance.

How are proxies solicited and how much is this solicitation expected to cost? In addition to the distribution of this Proxy Statement, proxies may be solicited on behalf of the Board of Directors by employees of UTC by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. UTC will bear the cost of soliciting proxies and reimburse banks, brokers and other intermediaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial shareowners. Georgeson Inc. has been retained by UTC to assist in the distribution of proxy materials and the solicitation of proxies for a fee of $16,000, plus out-of-pocket expenses.

How can shareowners obtain electronic access to the proxy materials, instead of receiving mailed copies? Holders of shares registered in their name on the records of Computershare may contact Computershare at http://www.computershare.com/us/ecomms to sign up to receive electronic access to the materials rather than receiving mailed copies. Shareowners electing electronic access will receive email notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a designated website and instructions on how to vote shares via the Internet. Enrollment for electronic access will be effective for a future annual meeting if submitted at least two weeks prior to the record date for that meeting, and will remain in effect for subsequent years, unless cancelled no later than two weeks prior to the record date for any subsequent annual meeting. Beneficial shareowners also may be able to obtain electronic access to proxy materials by contacting the broker, bank or other intermediary, or by contacting Broadridge at http://enroll.icsdelivery.com/utc.

How can shareowners reduce the number of copies of proxy materials sent to a household? Eligible beneficial shareowners who share a single address may receive a notification that only one copy of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials will be sent to that address unless the bank, broker or other intermediary that provided the notification receives contrary instructions from any beneficial shareowner at that address. This practice, known as “householding”, is designed to reduce printing and mailing costs. However, if a beneficial shareowner at such an address wishes to receive a separate Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials this year or in the future, the shareowner may contact the entity that provided the notification. Eligible registered shareowners receiving multiple copies of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials can request householding by contacting UTC’s stock registrar and transfer agent, Computershare Trust Company, at 1-800-488-9281. Persons holding shares through a broker, bank or other intermediary can request householding by contacting that entity.

OTHER MATTERS

Corporate Governance Information and Code of Ethics. UTC’s Corporate Governance Guidelines and charters for each Board Committee are available on UTC’s website: http://www.utc.com/Governance/Board+of+Directors and UTC’s Code of Ethics is available on UTC’s website: http://www.utc.com/Governance. Printed copies will be provided to any shareowner upon request addressed to the Corporate Secretary. The Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners and other interested persons may send communications to the Board, the Chairman, the Lead Director or one or more non-management directors by using the contact information provided on UTC’s website under the headings “Governance”, “Board of Directors”, “Contact UTC’s Board.” Shareowners and interested persons also may send communications by letter addressed to the Corporate Secretary at UTC, One Financial Plaza, Hartford, CT 06101 or by contacting the Business Practices Office at 860-728-6485. These communications will be received and reviewed by UTC’s Business Practices Office. The receipt of concerns about UTC’s accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. The receipt of other concerns will be reported to the appropriate Committee(s) of the Board. UTC employees also can raise questions or concerns confidentially or anonymously using UTC’s Ombudsman/DIALOG program.

Section 16(a) Beneficial Ownership Reporting Compliance. Based upon a review of Forms 3 and 4 and any amendments thereto, filed with the SEC during 2010, Forms 5 and any amendments thereto, filed with the SEC with respect to 2010, and written confirmation provided by its directors and officers, UTC is not aware of any failure by any of its directors or any of its officers to file on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934 as amended during and with respect to 2010. UTC is not aware of any 10% beneficial owner (as such term is defined under SEC Rule 16a-1) of UTC Common Stock.

Transactions with Related Persons. UTC has adopted a written policy for the review of transactions with related persons. The policy requires review, approval or ratification of transactions exceeding $120,000 in which UTC is a participant and in which a UTC director, executive officer, a significant shareowner or an immediate family member of any of the foregoing persons has a direct or indirect material interest. These transactions must be reported for review by the Corporate Secretary and the Vice President, Business Practices, who will determine whether the transaction may be a transaction with a related person, as such term is defined under UTC’s policy and the relevant SEC rules. Following review by these officers, the Board’s Committee on Nominations and Governance must determine whether the transaction can be approved or not, based on whether the transaction is determined to be in, or not inconsistent with, the best interests of UTC and its shareowners. In making this determination, the Committee must take into consideration whether the transaction is on terms no less favorable to UTC than those available with other parties and the related person’s interest in the transaction. UTC’s policy permits employment of related persons possessing qualifications consistent with UTC’s requirements for non-related persons in similar circumstances, provided the employment is approved by the Senior Vice President, Human Resources and Organization and the Vice President, Business Practices.

A brother-in-law of J. Thomas Bowler, Jr., Senior Vice President, Human Resources and Organization, is employed by Sikorsky Aircraft as Manager, Human Resources. Mr. Bowler’s brother-in-law receives annual compensation and benefits of less than $200,000, which is consistent with the compensation and benefits provided to other employees with equivalent qualifications, experience and responsibilities at Sikorsky. This employment relationship was reviewed and ratified in accordance with UTC’s policy for review of transactions with related persons.

Kathleen M. Hopko
Vice President, Secretary and Associate General Counsel

APPENDIX A

PROPOSED AMENDMENT TO THE UTC 2005 LONG-TERM INCENTIVE PLAN

UNITED TECHNOLOGIES CORPORATION

2005 LONG-TERM INCENTIVE PLAN

Amended and restated as of April 13, 2011

SECTION 1. Purpose

The purpose of the Plan is to align shareowner and management interests through stock and performance-based awards linked to shareowner value and to give UTC a competitive advantage in attracting and retaining key employees and directors.

SECTION 2. Definitions

Certain terms used herein have definitions provided when they are first used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

a.	“Affiliate” means a corporation or other entity in which the Corporation has an equity or other financial interest, a joint venturer or partner of the Corporation, or an organization that is involved in a strategic, technological or marketing collaboration with the Corporation.

b.	“Award” means an Option, Stock Appreciation Right, Performance Share Unit, Restricted Stock, Restricted Stock Unit, dividend equivalent or other stock-based award granted pursuant to the terms of this Plan.

c.	“Award Agreement” means the written documents setting forth the specific terms and conditions of an Award.

d.	“Board” means the Board of Directors of the Corporation.

e.	“Cause” means: (i) conduct involving a felony criminal offense under U.S. federal or state law or an equivalent violation of the laws of any other country; (ii) dishonesty, fraud, self dealing or material violations of civil law in the course of fulfilling the Participant’s employment duties; (iii) breach of the Participant’s intellectual property agreement or other written agreement with the Corporation; or (iv) willful misconduct injurious to the Corporation or any of its Subsidiaries or Affiliates as shall be determined by the Committee.

f.	“Change-in-Control” has the meaning set forth in Section 10(e).

g.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference to any section of the Internal Revenue Code shall include any final regulations interpreting that section.

h.	“Commission” means the Securities and Exchange Commission or any successor agency.

i.	“Committee” means the Board’s Committee on Compensation and Executive Development.

j.	“Common Stock” means common stock, par value $1 per share, of the Corporation.

k.	“Corporation” means United Technologies Corporation, a Delaware corporation.

l.	“Disability” means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C) of the Code, with respect to an Award subject to Section 409A of the Code.

m.	“Disaffiliation” means the sale, spin-off, public offering or other transaction that affects the divestiture of the Corporation’s ownership of a Subsidiary, Affiliate or division of the Corporation.

n.	“Early Retirement” means early retirement as defined in the applicable provisions of the Participant’s pension plan or in the Award Agreement.

o.	“Eligible Individuals” means directors, officers, and employees of the Corporation or any of its Subsidiaries or Affiliates, and prospective directors, officers and employees who have accepted offers of employment or affiliation with the Corporation or its Subsidiaries or Affiliates.

p.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

q.	“Exchange” means the New York Stock Exchange.

r.	“Fair Market Value”, in reference to grant, means the closing price for Common Stock on the Exchange on the Grant Date. In reference to the exercise, vesting, settlement or payout of an Award, Fair Market Value may mean the average of the high and low per share trading prices, or the closing price, or the real time trading price, for Common Stock on the Exchange during regular session trading, as specified in the Award Agreement. If there is no reported price on the relevant date, Fair Market Value will be determined for the next following day for which there is a reported price for Common Stock.

s.	“Grant Date” means the effective date of an Award as specified in the Award Agreement.

t.	“Normal Retirement” means retirement from active employment with the Corporation, a Subsidiary or an Affiliate at or after age 65.

u.	“Participant” means an Eligible Individual to whom an Award is or has been granted.

v.	“Performance Target” means one or more performance targets established by the Committee in connection with the grant of Performance Share Units or other stock-based awards. In the case of Qualified Performance-Based Awards, such targets shall be based on the attainment of specified levels of one or more of the following measures: (i) diluted earnings per share; (ii) total shareowner return; (iii) working capital and gross inventory turnover; and (iv) revenue growth.

w.	“Plan” means this United Technologies Corporation 2005 Long-Term Incentive Plan, as set forth herein and as hereafter amended from time to time.

x.	“Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

y.	“Retirement” means Normal or Early Retirement as defined in the applicable provisions of the Participant’s pension plan or in the Award Agreement.

z.	“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

aa.

“Separation from Service,” with respect to Awards that are subject to Section 409A of the Code, means a Participant’s Termination of Employment with the Corporation and any of its Subsidiaries or Affiliates, other than by reason of death or Disability that qualifies as a “separation from service” for purposes of Section 409A of the Code. A Separation from Service will be deemed to occur where the Participant and the Corporation, its Subsidiary or Affiliate, reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to the Corporation and any of its Subsidiaries or Affiliates for less than 36 months).

bb.	“Share” means a share of Common Stock.

cc.

“Specified Employee” means each of the 50 highest-paid executives of the Corporation and its Subsidiaries, determined annually as of March 31st, based on annual salary and incentive compensation paid in the prior year. The term includes both U.S. and non-U.S. employees.

dd.	“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.

ee.	“Term” means the maximum period of an Award which shall not exceed ten years for Options and Stock Appreciation Rights.

ff.	“Termination of Employment” means the termination of a Participant’s employment with, or performance of services for, the Corporation and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with the Corporation and its Affiliates terminates but such Participant continues to provide services to the Corporation and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment. A Participant shall be deemed to incur a Termination of Employment in the event of the Disaffiliation of such Participant’s Subsidiary, Affiliate, or division unless the Committee specifies otherwise. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its Subsidiaries and Affiliates do not constitute a Termination of Employment. If an Award is subject to Section 409A of the Code, however, Termination of Employment for purposes of that Award shall mean the Participant’s Separation from Service.

SECTION 3. Administration

a.	Committee. The Plan shall be administered by the Committee, which shall be composed exclusively of independent non-employee directors appointed by the Board. The Committee shall have full authority to administer the Plan, including the authority to select Eligible Individuals to whom Awards are granted, to determine the number of Shares covered by each Award, the terms and conditions of each Award as set forth in the Award Agreement and to interpret the terms and provisions of the Plan and Award Agreements, provided, however, that the Board Committee on Nominations and Governance shall be responsible for approving Awards to non-employee directors. The Committee shall have the authority to modify, amend or adjust the terms and conditions of any Award to comply with tax and securities laws, including laws of countries outside of the United States, and to comply with changes of law and accounting standards. The Committee may temporarily suspend Awards pursuant to any blackout period that it deems necessary or advisable in its sole discretion.

b.	Procedures. The Committee may act by a majority of its members then in office. It also may allocate responsibilities and powers among its members and may delegate its responsibilities and powers to any person or persons selected by it, to the extent permitted by applicable law and the listing standards of the Exchange. The Committee may delegate authority to grant, interpret and administer Awards under the Plan to officers of the Corporation, provided however, that no such authority shall be delegated with respect to awards granted to any officer of the Corporation who is a reporting person under Section 16 of the Exchange Act. The full Board may exercise any of the Committee’s authority, except with respect to the grant of any Qualified Performance-Based Award or the administration of such Award as provided in Section 11.

c.	Discretion of Committee. Any determination made by the Committee or by a person pursuant to delegated authority (a “Delegate”) with respect to any Award shall be made in the sole discretion of the Committee or such Delegate unless in contravention of any express term of the Plan. All decisions made by the Committee or a Delegate shall be final and binding on all persons, including the Corporation, Participants, and Eligible Individuals provided, however, that in the event of a Change-in-Control, all such decisions shall be subject to de novo review.

d.	Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written Award Agreement, which shall be delivered to the Participant receiving such Award as promptly as is reasonably practicable following the grant of such Award. The Award’s effectiveness will not be dependent on any signature unless specifically so provided in the Award Agreement. Awards subject to a time-based vesting period of less than three years are limited to special purpose awards such as make-up awards designed for recruitment purposes and may in no event exceed 5% of awards granted. Notwithstanding the foregoing, all annual awards granted pursuant to the Corporation’s regular cycle of long-term incentive awards shall in all cases impose a minimum three year vesting requirement. However, vesting may accelerate in the event of a Change-in-Control and certain other events as set forth in Section 10 herein, and in the event of death, Disability, Early Retirement or Retirement, as will be specified in the Award Agreement.

SECTION 4. Common Stock Subject to Plan

a.	Plan Maximums. As of the Plan’s original effective date, 38,000,000 Shares were authorized by shareowners for issuance in connection with Plan Awards. Effective April 9, 2008, shareowners approved an additional 33,000,000 Shares to be issued under the Plan. Subject to shareowner approval, effective April 13, 2011, 48,000,000 additional Shares will be authorized to be issued under this Plan. No more than 3,000,000 Shares may be subject to Incentive Stock Option Awards. All equity-based awards by the Corporation shall be made pursuant to this Plan exclusively, utilizing Shares of Common Stock authorized herein.

b.	Individual Limits. No Participant may be granted Awards covering in excess of 1,000,000 Stock Appreciation Rights or Options, or in excess of 500,000 Shares of Restricted Stock, Performance Share Units, Restricted Stock Units, or other Full Share Awards, during any calendar year.

c.	Rules for Calculating Shares Delivered. The following rules shall apply to the determination of the number of Shares available for delivery pursuant to the authorization in Section 4(a):

(i)	Stock awards with value denominated in full Shares (a “Full Share Award”) will result in a reduction of 4.03 Shares in the number of Shares available for delivery. Options and Stock Appreciation Rights do not constitute Full Share Awards and will accordingly result in a one Share reduction for each Option or Stock Appreciation Right awarded.

(ii)	To the extent that any Award is forfeited, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, the Shares subject to such Awards will not be counted as Shares delivered under the Plan.

(iii)	Shares tendered or withheld to pay the exercise price of a Stock Option or SAR to pay tax withholding associated with the granting or vesting of any Award will not be added back to the Shares available for delivery under the Plan.

(iv)	Awards valued by reference to Common Stock that may be settled in equivalent cash value will count as Shares delivered to the same extent as if the Award were settled in Shares.

SECTION 5. Options and Stock Appreciation Rights

a.	Options. An “Option” entitles the holder to acquire Shares at an exercise price equal to or greater than the Fair Market Value of Common Stock on the Grant Date, subject to the terms and conditions set forth in the Award Agreement. Options will be non-qualified Options unless the Award Agreement specifies that the Option is an Incentive Stock Option intended to comply with Section 422 of the Code.

b.	Stock Appreciation Rights. A “Stock Appreciation Right” entitles the holder to acquire shares of Common Stock or to receive a cash payment in each case equal in value to the difference between Fair Market Value on the Grant Date and Fair Market Value on the date of exercise, subject to the terms and conditions set forth in the Award Agreement. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive cash or Shares equal in value to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The Award Agreement shall specify at the time of grant whether such payment is to be made in cash, Common Stock or both.

c.	Limitations. The exercise price per Share of an Option or a Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 10, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Corporation’s shareowners.

d.	Term. The Term of each Option and Stock Appreciation Right shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

e.	Vesting and Exercisability. Except as otherwise provided herein, Options and Stock Appreciation Rights shall be vested and exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the Award Agreement.

f.	Method of Exercise. Vested Options and Stock Appreciation Rights may be exercised, in whole or in part, during the applicable Term by giving written notice of exercise to the Corporation, or the vendor authorized by the Corporation, specifying the number of Options or Stock Appreciation Rights to be exercised. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the exercise price. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i)	Payments may be made in the form of unrestricted Shares already owned by the Participant (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised);

(ii)	By such other means as the Committee shall authorize, including without limitation, the withholding of Shares otherwise receivable upon settlement of the Award in payment of the exercise price.

g.	Termination of Employment. Options and Stock Appreciation Rights will generally vest after a three-year holding period and achievement of Performance Targets, if applicable. Awards shall be forfeited in the event of a Participant’s Termination of Employment prior to the vesting date, except as set forth below:

(i)	Upon a Participant’s Termination of Employment by reason of death, Options and Stock Appreciation Rights held by the Participant shall immediately vest and all outstanding Options and Stock Appreciation Rights may be exercised at any time until the first anniversary of the date of death;

(ii)	Upon a Participant’s Termination of Employment by reason of Disability, Options and Stock Appreciation Rights held by the Participant that were exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the third anniversary of such Termination of Employment or (B) the expiration of the Term thereof. Non-vested Stock Appreciation Rights and Options will continue to be eligible to vest as scheduled during the period the Participant remains disabled and may be exercised at any time until the earlier of (A) the third anniversary of the vesting date or (B) the expiration of the Term thereof;

(iii)	Upon a Participant’s Termination of Employment by reason of Retirement, Options and Stock Appreciation Rights held for more than one year shall immediately become vested and exercisable. Vested Options and vested Stock Appreciation Rights may be exercised until the expiration of their Term with respect to Participants who retire on or after age 55;

(iv)	Upon a Participant’s Termination of Employment for Cause, all Options and Stock Appreciation Rights held by the Participant will be forfeited immediately, whether or not vested;

(v)	If a Participant dies after Termination of Employment, outstanding Options and Stock Appreciation Rights may be exercised until the earlier of (A) the first anniversary of the date of death or (B) the expiration of the Term thereof; and

(vi)	Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any vested Option or Stock Appreciation Right may be exercised until the earlier of (A) the 90th day following such Termination of Employment or (B) expiration of the Term thereof.

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment, as set forth in the applicable Award Agreement.

SECTION 6. Restricted Stock

a.	Nature of Awards and Certificates. Shares of “Restricted Stock” are actual Shares issued to a Participant, evidenced by book-entry registration in the name of the Participant and shall reference the terms, conditions, and restrictions applicable to such Award.

b.	Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)	The Committee may designate an Award of Restricted Stock as a Qualified Performance-Based Award that will vest only upon the attainment of Performance Targets. The Committee may also condition the grant or vesting of a Restricted Stock Award upon the continued service of the Participant or a combination of continued service and performance vesting criteria;

(ii)	The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock prior to the expiration of the required period of continued service and/or the achievement of applicable Performance Targets. Except as provided in the preceding sentence, the Participant shall have all of the rights of a shareowner of the Corporation holding the class or series of Common Stock that is the subject of the Restricted Stock Award, including the right to vote the Shares and the right to receive cash dividends at the same time as the dividends are paid to the Corporation’s other shareowners; and

(iii)	Upon a Participant’s Termination of Employment during the restriction period or before the applicable Performance Targets are satisfied, non-vested Shares of Restricted Stock shall be forfeited by such Participant; provided, however, that Restricted Stock will vest in the event of death and may vest or remain eligible to vest in the event of Early Retirement, Retirement or Disability, as set forth in the Award Agreement.

SECTION 7. Performance Share Units

a.	Nature of Award. A “Performance Share Unit” is equal in value to one Share and subject to vesting on the basis of the achievement of specified Performance Targets. Upon vesting, Performance Share Units will be settled by delivery of Shares or cash (as specified in the Award Agreement) to the Participant equal to the number of vested Performance Share Units.

b.	Terms and Conditions. Performance Share Units shall be subject to the following terms and conditions:

(i)	Performance Share Units are Qualified Performance-Based Awards and shall vest solely as a result of the achievement of Performance Targets, except as provided below in clause (iv);

(ii)	A Participant may not assign, transfer, pledge or otherwise encumber Performance Share Units;

(iii)	The Award Agreement shall specify if the Participant shall be entitled to receive current or deferred payments of cash or Common Stock in respect of non-vested Performance Units corresponding to the dividends payable on the Common Stock, in accordance with Section 409A of the Code;

(iv)	Performance Share Unit Awards will generally be subject to a three-year service-based vesting requirement in addition to performance-based vesting criteria. In the event of a Participant’s Termination of Employment before the applicable Performance Targets are satisfied or the expiration of the time-based vesting requirement, all Performance Share Units still subject to restriction shall be forfeited by such Participant; provided, however that Performance Share Units will vest in the event of death, and remain eligible to vest in the event of Early Retirement, Retirement or Disability; and

(v)

Except as provided in the following sentence, all Performance Share Units shall be settled no later than 2 1/2 months after the end of the year in which the Performance Share Units vest. If the Award Agreement provides (when the Award is granted) that a Performance Share Unit may vest in the event of Early Retirement or Retirement, the Performance Share Unit shall be settled 30 days after the end of the performance measurement period designated in the Award Agreement, or on another specific date designated in the Award Agreement; provided, however, that if the Performance Share Unit actually vests upon Retirement and if the Participant is a Specified Employee, the Performance Share Unit shall be settled on the first day of the seventh month following the Participant’s Termination of Employment.

SECTION 8. Restricted Stock Units

Nature of Award. A “Restricted Stock Unit” is equal in value to one Share of Common Stock and subject to vesting on the basis of a period of continuous employment with the Corporation or an Affiliate or other criteria as specified in the Award Agreement that constitute a “substantial risk of forfeiture” for purposes of Section 409A of the Code. Upon vesting, Restricted Stock Units will be settled by delivery of Shares to the Participant equal to the number of vested Restricted Stock Units. All Restricted Stock Units shall be settled no later than 2 1/2 months after the end of the year in which the Restricted Stock Units vest.

SECTION 9. Other Stock-Based Awards

Other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) unrestricted stock, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 10. Future Events

a.	Adjustments to Common Stock. In the event of a stock split, reverse stock split, share combination, recapitalization, sale of assets, stock dividend, extraordinary dividend or similar event affecting the value of a Share of Common Stock, or the number of shares outstanding (each, a “Share Change”), applicable Share limitations as set forth in Section 4 and outstanding Awards, the number of Shares subject to outstanding Awards, the exercise price of Options and Stock Appreciation Rights and other relevant provisions of the Plan and outstanding Awards shall be adjusted as necessary and appropriate to reflect the Share Change and to preserve the value of Awards.

b.	Changes to the Corporation’s Capital Structure. In the event of a merger, consolidation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or other material event affecting the capital structure of the Corporation (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to: (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan; (ii) the various maximum limitations set forth in Section 4; (iii) the number and kind of Shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights. Adjustments may include, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion to be necessary or appropriate to protect the value of Participants’ interests in their Awards. In the event of a Disaffiliation, the Committee may arrange for the assumption of Awards, or replacement of Awards with new Awards based on other property or other securities.

c.	Change-in-Control. In the event of a Change-in-Control, subject to the following sentence, but notwithstanding any other provision of the Plan to the contrary, the Committee may, in its discretion, take any of the actions listed in this subsection (c). If an Award is subject to Section 409A of the Code, any special provision regarding the timing or form of payment upon a Change-in-Control must be set forth in the Award Agreement when the Award is granted, and must comply with the requirements of Section 409A.

(i)	provide that any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become immediately vested and fully exercisable;

(ii)	immediately lapse restrictions and deferral limitations applicable to any Restricted Stock, Restricted Stock Unit and other Awards and such Restricted Stock shall become free of all restrictions, fully vested and transferable and Restricted Stock Units and other Awards shall be settled as promptly as practicable in the form set forth in the applicable Award Agreement;

(iii)	provide that Performance Targets applicable to Performance Share Units and other Awards shall be deemed to be satisfied and such Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Restricted Stock Units and other Awards shall be settled as promptly as is practicable in the form set forth in the applicable Award Agreement; and

(iv)	make such additional adjustments, substitutions and/or settlements of outstanding Awards as it deems appropriate to protect Participants’ interests in their Awards, consistent with the Plan’s purposes, including, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion.

d.	Termination of Employment Following Change-in-Control. To the extent not otherwise vested by the Committee in accordance with the provisions of this Section 10 and notwithstanding any other provision of this Plan to the contrary, during the 24-month period following a Change-in-Control: (i) upon the involuntary termination of a Participant’s employment other than termination for Cause; (ii) upon the voluntary termination of employment by the Participant following a material and adverse change in the Participant’s compensation, responsibilities, functions or reporting relationship; or (iii) in the event a Participant resigns rather than accept a mandatory relocation greater than 50 miles; then, in any such event, all outstanding Awards held by such Participant shall become vested as of the Date of Termination. Any Option or Stock Appreciation Right held by the Participant as of the date of the Change-in-Control that remains outstanding as of the date of Termination of Employment may thereafter be exercised, until the earlier of (i) the third anniversary of the date of termination; or (ii) the expiration of the Term of such Option or Stock Appreciation Right. Restricted Shares shall immediately be free and transferable. Restricted Share Units, Performance Share Units and other Awards shall be vested as of the Termination of Employment and settled as soon as practicable as specified in the Award Agreement; provided, however, that if the Award is subject to Section 409A and the Participant is a Specified Employee, the Award shall be settled on the first day of the seventh month following the Participant’s Termination of Employment.

e.	Definition of Change-in-Control. For purposes of the Plan, a “Change-in-Control” shall mean any of the following events:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then-outstanding Shares of Common Stock plus any other outstanding shares of stock of the Corporation entitled to vote in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that the Corporation and any employee benefit plan (or related trust) sponsored by it shall not be deemed to be a Person; or

(ii)	A change in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. For this purpose, any individual whose election or nomination for election by the Corporation’s shareowners was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board; or

(iii)	The consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries or a sale or other disposition of substantially all of the assets of the Corporation or a material acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries, (each, a “Business Combination”) if:

(A)	the individuals and entities that were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of stock and the combined voting power of the then-outstanding voting securities of the corporation resulting from such Business Combination; or

(B)	a Person beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of stock of the corporation resulting from such Business Combination; or

(C)	members of the Incumbent Board do not comprise at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(iv)	A complete liquidation or dissolution of the Corporation.

If an Award is subject to Section 409A of the Code, the payment or settlement of the Award shall accelerate upon a Change-in-Control only if the event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Corporation’s assets” as defined under Section 409A of the Code. Any adjustment to the Award that does not affect the Award’s status under Section 409A (including, but not limited to, accelerated vesting or adjustment of the amount of the Award) may occur upon a Change-in-Control as defined in the Plan without regard to this paragraph, even if the event does not constitute a Change-in-Control under Section 409A.

SECTION 11. Qualified Performance-Based Awards

a.	The provisions of this Plan are intended to ensure that all Options, Stock Appreciation Rights, Performance Share Units and other Qualified Performance-Based Awards granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) qualify for the Section 162(m) Exemption, and all such Awards and this Plan shall be interpreted and operated consistent with that intention.

b.	Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Targets, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate. Qualified Performance-Based Awards may not be amended, nor may the Committee exercise discretionary authority in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption; provided, however; that the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Targets will be waived: (i) upon the death or Disability of the Participant (or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption); and (ii) in accordance with Section 10 herein.

c.

The Committee shall certify to the measurement of performance by the Corporation and the business units relative to Performance Targets and the resulting vesting achievement percentage. The Committee shall rely on such financial information and other materials as it deems necessary and appropriate to enable it to certify to the percentage of achievement of

Performance Targets. The Committee shall make its vesting determination and vested Awards shall be paid or delivered not later than 2 1/2 months following the end of the performance measurement period.

SECTION 12. Term, Amendment and Termination

a.	Effective Date. The Amended and Restated Plan shall be effective as of April 13, 2011 (the “Effective Date”), subject to the approval of the shareowners of the Corporation.

b.	Termination. The Plan will terminate on the earlier of: (i) the date all Shares have been awarded as authorized in Section 4; or (ii) April 30, 2017. Awards outstanding shall not be affected or impaired by the termination of the Plan.

c.	Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no amendment shall be made without the approval of the Corporation’s shareowners to the extent such approval is required by applicable law or the listing standards of the Exchange. In the event the Exchange’s listing standards are modified for the purpose of reducing or eliminating the requirement for shareowner approval of equity plans and amendments, Plan amendments shall remain subject to shareowner approval in accordance with the listing standards in effect immediately prior to any such amendment.

d.	Amendment of Awards. Subject to Section 10, the Committee may unilaterally amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or be made without the Participant’s consent if such amendment materially impairs the rights of any Participant with respect to an Award, except amendments made to cause the Plan or Award to comply with applicable law, stock exchange rules, tax rules or accounting rules. No amendment to any Award shall reduce the exercise price of any Option or Stock Appreciation Right except to the extent necessary to preserve the value of the Award in the event of a stock split or other “Share Change” as defined in Section 10(a) or a “Corporate Transaction” as described in Section 10(b). In no event, including a Corporate Transaction or a Change-in-Control, may any Award be amended or action taken to make a cash payment in exchange for an Option or Stock Appreciation Right that has the effect of providing value greater than the amount determined using the exercise price in effect as of the date of the contemplated action, unless approved by the Corporation’s shareowners.

SECTION 13. General Provisions

a.	Nature of Payments. All Awards made pursuant to this Plan are in consideration of services performed for the Corporation or its Affiliates. Any gain realized pursuant to such Awards constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any Affiliate. Nothing contained in the Plan shall prevent the Corporation or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

b.	Unfunded Plan. The Plan constitutes an “unfunded” plan for incentive and deferred compensation. Neither the Corporation nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under the Plan. Any liability of the Corporation to any Participant with respect to an Award shall be based solely upon contractual obligation created by the Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Corporation.

c.	No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan or granting of an Award shall not confer upon any employee the right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

d.	Required Taxes. No later than the date an amount first becomes includible in gross income or is no longer subject to a substantial risk of forfeiture, with respect to any Award, Participants must pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Corporation under the Plan and any Award Agreement shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant.

e.	Forfeiture of Interests and Gains upon Certain Events. All Awards, including vested Awards, shall be forfeited, and a Participant shall be obligated to repay gains previously realized from Awards upon any of the following events:

(i)	Termination of Employment for Cause;

(ii)	if within three years following any Termination of Employment the Committee or the Corporation determines that the Participant engaged in conduct before the Participant’s termination date that would have constituted the basis for a Termination of Employment for Cause;

(iii)	if at any time during the 24-month period immediately following any Termination of Employment, a Participant:

(A)	solicits for employment or otherwise attempts to retain the professional services of any individual then employed or engaged by the Corporation (other than a person performing secretarial or similar services) or who was so employed or engaged during the three-month period preceding such solicitation; or

(B)	publicly disparages the Corporation or any of its officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests of the Corporation or such individuals; or

(iv)	if at any time during the 12-month period following any Termination of Employment, a Participant becomes employed by, consults for or otherwise renders services to any business entity or person engaged in activities that compete with the Corporation or the business unit that employed the Participant, unless the Participant has first obtained the written consent of the Sr. Vice President, Human Resources and Organization. For purposes of applying this provision:

(A)	A Participant shall be deemed to have been employed by each business unit that employed the Participant within the two-year period immediately prior to the date of the Termination of Employment; and

(B)	The status of a business entity or person as a competitor shall be determined by the Sr. Vice President, Human Resources and Organization in his or her sole discretion.

Following any of these events and immediately upon notice from the Corporation, the Participant must repay an amount equal to all income or gain realized in respect of any

Awards on and after (A) in the case of competing employment described in Section 13(e)(iv), twelve months prior to the date on which the Participant entered into competing employment, and (B) in all other cases, twenty-four months prior to the date on which the Participant engaged in conduct that constituted the basis for termination for Cause in Section 13(e)(i) or (ii) above or the conduct prohibited by Section 13(e)(iii) above. The amount of repayment shall include, without limitation: (i) gains from the exercise of Options or Stock Appreciation Rights; (ii) amounts received in connection with the delivery or sale of Shares or cash paid in respect of any Award; and (iii) any dividends, dividend equivalents or other distributions received in respect of any Award. There shall be no forfeiture or repayment under this Section 13(e) following a Change-in-Control.

f.	Certain Deferrals. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a date later than the date a Performance Share Unit would otherwise become vested and payable. In the event of such a deferral, the deferred Units will be credited with dividend equivalents to be re-invested in additional Units. Any deferral procedures established pursuant to this subsection (f), and any amounts deferred pursuant to such procedures, shall include provisions designed to comply with the requirements of Section 409A of the Code.

g.	Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Eligible Individual, after such Participant’s death, may be exercised.

h.	Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws and, where applicable, the laws of the United States. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

i.	Non-Transferability. Awards under the Plan are not transferable except by will or by the laws of descent and distribution. The Committee may provide that certain Options and Stock Appreciation Rights may be transferred to a Participant’s children or family members, whether directly or indirectly by means of a trust, partnership or otherwise. “Family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. Options and Stock Appreciation Rights shall be exercisable only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to Section 13(i). No Participant may enter into any agreement for the purpose of selling, transferring or otherwise engaging in any transaction that has the effect of exchanging his or her economic interest in any Plan Award to another person or entity for a cash payment or other consideration unless first approved by a majority of the Corporation’s shareowners.

j.	Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Corporation to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

k.	Section 409A of the Code. All Awards under the Plan are intended either to be exempt from, or to comply with, the requirements of Section 409A of the Code, and the Plan and all Awards

shall be interpreted and operated in a manner consistent with that intention. If any provision of the Plan or any Award contravenes any regulation or guidance promulgated under Section 409A of the Code, the provision may be amended by the Committee, without the consent of the Participant, in any manner the Committee deems reasonable or necessary to comply with Section 409A. The Corporation does not warrant that the Plan will comply with Section 409A with respect to any Participant or with respect to any Award. In no event shall the Corporation, its Subsidiaries or Affiliates, any director, officer, or employee of the Corporation, its Subsidiaries or Affiliates (other than the Participant), or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or beneficiary as a result of an Award’s failure to satisfy the requirements of Code Section 409A, or as a result of an Award’s failure to satisfy any other applicable requirements for favorable tax treatment.

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UNITED TECHNOLOGIES CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR PROPOSALS 1, 2, 3 AND 4.
		For	Against	Abstain
1.	Election of Directors

	1a. Louis R. Chênevert	☐	☐	☐			For	Against	Abstain

	1b. John V. Faraci	☐	☐	☐	2.	Appointment of the firm of PricewaterhouseCoopers	☐	☐	☐
LLP as Independent Auditor

	1c. Jean-Pierre Garnier	☐	☐	☐	3.	Approval of Amendment to 2005 Long-Term	☐	☐	☐
Incentive Plan

	1d. Jamie S. Gorelick	☐	☐	☐	4.	Advisory Vote on Compensation of Named	☐	☐	☐
Executive Officers
	1e. Edward A. Kangas	☐	☐	☐

	1f. Ellen J. Kullman	☐	☐	☐	NO RECOMMENDATION IS BEING MADE BY THE BOARD OF DIRECTORS ON PROPOSAL 5.	3 Years	2 Years	1 Year	Abstain

	1g. Charles R. Lee	☐	☐	☐	5.	Advisory Vote on Frequency of Advisory Vote on Compensation of Named Executive Officers ☐	☐	☐	☐
	1h. Richard D. McCormick	☐	☐	☐

	1i. Harold McGraw III	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6.		For	Against	Abstain

	1j. Richard B. Myers	☐	☐	☐	6.	Shareowner proposal concerning additional share	☐	☐	☐
retention requirement for senior executives
	1k. H. Patrick Swygert	☐	☐	☐

	1l. André Villeneuve	☐	☐	☐	For address changes, please check this box and write them on				☐
the back where indicated.
	1m. Christine Todd Whitman	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Annual Meeting of Shareowners of United Technologies Corporation

Wednesday, April 13, 2011, 2:00 p.m. MST

Held in the Steele Auditorium of the Heard Museum, 2301 N. Central Avenue, Phoenix, Arizona.

The purposes of the meeting are to consider the following matters:

1.	Election of thirteen directors from among the nominees in the Proxy Statement,

2.	Appointment of Independent Auditor,

3.	Approval of a Proposed Amendment to the 2005 Long-Term Incentive Plan,

4.	Advisory Vote on the Compensation of the Named Executive Officers,

5.	Advisory Vote on the Frequency of Advisory Vote on the Compensation of the Named Executive Officers,

6.	Shareowner proposal concerning additional share retention requirement for senior executives, and

7.	Other business if properly raised.

TICKET REQUESTS: Since seating at the meeting is limited, we ask that shareowners request a ticket in advance to attend. Please e-mail your request to corpsec@corphq.utc.com or write to the Corporate Secretary at UTC, One Financial Plaza, Hartford, CT 06101.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M28001-P05796-Z54699

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of United Technologies Corporation.

The undersigned hereby appoints John V. Faraci, Charles R. Lee and Richard D. McCormick, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation to be held April 13, 2011, and at any reconvened session following any adjournment thereof, as directed on this Proxy Card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting. If no direction is made on a properly signed and returned Proxy Card, the votes represented by this Proxy Card will be applied in the election of directors, as authorized in the following sentence, as votes for one or more of the nominees listed on the reverse; as votes for Proposals 2, 3 and 4; and as votes against Proposal 6. Absent specific instructions to the contrary by the undersigned with respect to cumulative voting, the persons named as proxies herein shall have full discretionary authority to vote the shares represented by a properly signed and returned Proxy Card cumulatively for all or less than all of such nominees listed on the reverse and to allocate such votes among all or less than all of such nominees (other than nominees for whom instructions have been given to vote against or abstain) in the manner as the Board of Directors shall recommend or otherwise in the proxies’ discretion.

This Proxy Card also constitutes voting instructions to the Trustee under each of the UTC employee savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of UTC held by the Trustee under any such plan(s) as described in the Proxy Statement. If the undersigned has a beneficial interest in shares held by the Trustee under any such plan(s), voting instructions with respect to such plan shares must be provided by 11:00 a.m. EDT on April 11, 2011 in the manner described in the Proxy Statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the Proxy Statement. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Shareowners or any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies designated above cannot vote these shares unless you sign and return this Proxy Card.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)